UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1−SA

SEMIANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended June 30, 2025

VV Markets LLC
(Exact name of issuer as specified in its charter)

Delaware	85-1602921
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1717 E Cary St., Richmond, Virginia, 23223
(Full mailing address of principal executive offices)

804-510-0638
(Issuer’s telephone number, including area code)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report may contain certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.

ITEM 1.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Since its formation June 16, 2020, VV Markets, a Delaware series limited liability company (“VV Markets”, “we”, “us”, “our”, or “the Company”), has been engaged primarily in acquiring and managing investment grade collectible wines and spirits for the benefit of our investors. Vinvesto, Inc. d/b/a Vint is the manager of our Company (“our Manager”) and serves as the manager for each series of our Company. We offer and sell interests under Regulation A, promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in a number of separate individual series (each, a “Series”), and investors in any series acquire a proportional share of income and liabilities as they pertain to a particular Series. The sole assets of any given Series at the time of an offering are the underlying assets related to such Series.

We are devoting substantially all our efforts to establishing our business. As such, and because of the start-up nature of the Company’s and the Manager’s business, the reported financial information herein will likely not be indicative of future operating results or operating conditions. Because of our organizational structure, we are in large part reliant on the Manager and its employees to grow and support our business. There are a number of key factors that will have large potential impacts on our operating results going forward including the Manager’s ability to:

-continue to source high quality underlying assets at reasonable prices to securitize through the Vint Platform, which is owned and operated by the Manager (the “Platform”

-market the Platform and the offerings in individual Series of the Company and attract investors to the Platform to acquire the interests issued by Series of the Company;

-continue to develop the Platform and provide the information and technology infrastructure to support the issuance of interests in Series of the Company; and

-find operating partners to manage the collections of wine & spirits.

As at June 30, 2025, the following Series have been authorized by the Company:

Series Name	Qualification Date	Underlying Assets
VV-0001	4/26/2021	California Collection
VV-PNST	6/29/2021	Laurent Ponsot Collection
VV-SUPR	6/29/2021	Super Tuscan Collection
VV-CHAM	6/29/2021	Champagne Collection
VV-STEML	6/29/2021	St. Emillion Collection
VV-MACAL	8/5/2021	Macallan Fine & Rare Collection
VV-BOWCK	8/5/2021	Bowmore Cask Collection
VV-FUTUR	8/5/2021	Bordeaux 2020 Futures Collection
VV-BDX	8/5/2021	Bordeaux Classics Collection
VV-SPAN	8/5/2021	Spanish Collection
VV-DRC	10/27/2021	DRC Collection
VV-NAPA	10/27/2021	Napa 2018 Collection
VV-RHONE	10/27/2021	Domaines of Rhone Collection
VV-PDMT	10/27/2021	Piemonte Collection
VV-JPWY	10/27/2021	Karuizawa “36 Views of Mt. Fuji”
VV-PTRS	10/27/2021	Petrus Collection
VV-ROSE	3/8/2022	Rosé Champagne Collection
VV-BOD10	3/8/2022	2010 Decade Collection
VV-WBURG	3/8/2022	White Burgundy Collection
VV-GERM	3/8/2022	German Collection
VV-LAF10	3/8/2022	Lafite 10-Year Vertical Collection
VV-MACAL50	3/8/2022	Macallan 50 Year Old Collection
VV-JYFT	3/8/2022	Joy Fantastic Vint Primeur Collection
VV-GPS	3/8/2022	Glenfarclas Pagoda Series
VV-BDMA	6/6/2022	Brunello di Montalcino All-Stars Collection
VV-CDCV	6/6/2022	Comtes de Champagne Vertical Collection
VV-DRCH	6/6/2022	Domaine de la Romanée-Conti Horizontal Collection
VV-MR19	6/6/2022	Mouton Rothschild 2019 Collection
VV-SCRV	6/6/2022	Screaming Eagle ‘17, ‘18, ‘19 Collection
VV-BDXM1	7/1/2022	Bordeaux Superstars in Magnum Collection
VV-CB100	7/1/2022	Cheval Blanc 100-Point Collection
VV-JSCV	7/1/2022	Jacques Selosse Champagne Mini Vertical Collection
VV-KGC1	7/1/2022	Karuizawa Geisha Collection
VV-LR15	7/1/2022	Domaine Leroy 2015 Collection
VV-PFGV	7/1/2022	Penfolds Grange Vertical Collection
VV-BDX2K	7/29/2022	Bordeaux Millennium Collection
VV-BXEP21	7/29/2022	Bordeaux En Primeur 2021 Collection
VV-CDVM	7/29/2022	Vogue Musigny Vertical Collection
VV-CHBL1	7/29/2022	Domaine Raveneau Collection
VV-DRC15	7/29/2022	DRC 2015 Assortment Collection
VV-DRCRC1	7/29/2022	DRC Romanée-Conti 2018 Collection
VV-KGC2	7/29/2022	Karuizawa Sapphire Geisha Collection
VV-MACAL2	7/29/2022	The Macallan Red 71 Collection
VV-MACAL3	7/29/2022	The Macallan Red 78 Collection
VV-MVRM	7/29/2022	Midleton Silent Distillery Collection

VV-POM1	7/29/2022	Pomerol Rarities Collection
VV-BOW50	2/17/2023	Bowmore 50 Year Old Collection
VV-CCC1	2/17/2023	Cristal Champagne Collection
VV-DL19	2/17/2023	Domaine Leflaive 2019 Grand Cru Collection
VV-DRCH17	2/17/2023	Domaine de la Romanée-Conti 2017 Horizontal Collection
VV-HAWV	2/17/2023	Hundred Acre Vertical Collection
VV-LAF19	2/17/2023	Lafite Rothschild 2019 Collection
VV-MACFC	2/17/2023	Macallan Archival Folio Collection
VV-MARG1	2/17/2023	Château Margaux Vertical Collection
VV-RTBC	2/17/2023	2019 Rousseau “Trinity” Burgundy Collection
VV-SAIC	2/17/2023	South American Icons Collection
VV-TLC1	2/17/2023	Tuscan Legends Collection
VV-BOW2	3/1/2023	Bowmore Black and Gold Collection
VV-DP08	3/1/2023	2008 Dom Perignon Collection
VV-DRC09	3/1/2023	2009 DRC Romanée-Conti Collection
VV-DRCH14	3/1/2023	2014 DRC Assortment Case Collection
VV-DRCH19	3/1/2023	2019 DRC Assortment Collection
VV-ITRC	3/1/2023	Italian Rarities Collection
VV-KCSK	3/1/2023	Karuizawa Cask Collection
VV-KGC3	3/1/2023	Karuizawa Pearl Geisha Collection
VV-KGC4	3/1/2023	Karuizawa Golden Geisha Collection
VV-MACAL4	3/1/2023	The Macallan Exceptional Cask Collection
VV-YAM1	3/1/2023	The Yamazaki 25 YO Collection
VV-BOMA	5/12/2023	Bonnes Mares Collection
VV-CHJC	5/12/2023	Champagne Jewels Collection
VV-GUGL1	5/12/2023	Guigal 2019 La Las Collection
VV-HBC1	5/12/2023	Haut Brion & La Mission Collection
VV-HIB1	5/12/2023	Hibiki Kutani Collection
VV-KGC5	5/12/2023	Karuizawa Geisha Collection #5
VV-LAT1	5/12/2023	2015 Latour Collection
VV-LBV1	5/12/2023	Left Bank Bordeaux Values
VV-RBV1	5/12/2023	Right Bank Bordeaux Values
VV-SCC1	5/12/2023	Superlative Scotch Cask Collection
VV-SPAN2	5/12/2023	Vega Sicilia Unico Collection
VV-KGC6	5/12/2023	Karuizawa Geisha Collection #6
VV-AMW1	7/20/2023	American Whiskey Collection
VV-BURGS1	7/20/2023	2020 Burgundy Stars
VV-CALC1	7/20/2023	2019 California Cults Collection
VV-CHAM2	7/20/2023	Champagne Stars #2
VV-GCW1	7/20/2023	2020 Grand Cru Whites
VV-HCC1	7/20/2023	Hanyu Cask Collection
VV-MACAL5	7/20/2023	The Macallan Red Collection
VV-MACAL6	7/20/2023	Tales of The Macallan Collection
VV-PNTC1	7/20/2023	Pontet Canet Collection
VV-SCC2	7/20/2023	Superlative Scottish Casks #2
VV-SUPR2	7/20/2023	2020 Super Tuscans
VV-RB22	7/25/2023	Right Bank 2022 En Primeur Collection
VV-KKCSK	10/16/2023	Kiyokawa Cask Collection
VV-PG18	10/16/2023	Penfolds Grange 2018 Collection
VV-CDP1	10/16/2023	Chateauneuf du Pape Champions Collection
VV-RUM1	10/16/2023	Rare Rum Cask Collection
VV-HPHH	10/16/2023	Highland Park Hogshead Collection
VV-JPNW	10/16/2023	Japanese Whisky Icons Collection

Subsequent to June 30, 2025, no additional Series have been authorized by the Company as of the date of this report.

Operating Results for the Six Months Ended June 30, 2025 and 2024

Revenues

Revenues are generated at the Series level. During the six months ended June 30, 2025, the Company authorized zero (0) Series. For the six months ended June 30, 2025 twenty-eight (28) Series – VV-STEML, VV-CHAM, VV-SPAN, VV-FUTUR, VV-RHONE, VV-BOD10, VV-ROSE, VV-JYFT, VV-BDMA, VV-CDCV, VV-CB100, VV-BDXM1, VV-PFGV, VV-BXEP21, VV-TLC1, VV-MARG1, VV-SAIC, VV-BDX2K, VV-LBV1, VV-GUGL1, VV-CHJC, VV-LAT1, VV-SPAN2, VV-CALC1, VV-RBV1, VV-SUPR2, VV-CHAM2, VV-CDP1 – generated revenues of $249,761.47 from the partial of underlying assets held by those Series.

Revenue generated during the six months ended June 30, 2025 by each Series that generated revenues during this period are set forth in the table below.

Series Name	Revenue (During the Six Months Ended June 30, 2025)
VV-STEML	$5,060.70
VV-CHAM	$3,864.48
VV-SPAN	$3,015.26
VV-FUTUR	$407.40
VV-RHONE	$1,758.61
VV-BOD10	$8,066.52
VV-ROSE	$4,709.77
VV-JYFT	$746.68
VV-BDMA	$4,318.75
VV-CDCV	$411.40
VV-CB100	$10,616.65
VV-BDXM1	$9,039.38
VV-PFGV	$11,388.02
VV-BXEP21	$15,465.64
VV-TLC1	$4,617.36
VV-MARG1	$20,288.52
VV-SAIC	$7,748.41
VV-BDX2K	$41,605.24
VV-LBV1	$9,023.16
VV-GUGL1	$3,154.66
VV-CHJC	$6,115.77
VV-LAT1	$773.43
VV-SPAN2	$7,257.60
VV-CALC1	$19,877.65
VV-RBV1	$21,448.67
VV-SUPR2	$2,466.21
VV-CHAM2	$1,659.67
VV-CDP1	$24,855.86

The revenues generated during the six months ended June 30, 2025 were approximately 248% higher than revenues generated during the six months ended June 30, 2024, when sixteen (16) Series – VV-STEML, VV-CHAM, VV-SPAN, VV-RHONE, VV-BOD10, VV-ROSE, VV-BDMA, VV-CDCV, CC-PFGV, VV-WBURG, VV-SAIC, VV-BDX2K, VV-ITRC, VV-LAT1, VV-SPAN2, VV-SUPR2 – generated revenues of $71,715.91 from the partial sale of underlying assets held by those Series.

Subsequent to June 30, 2025, twenty-four (24) series – VV-PNST, VV-STEML, VV-CHAM, VV-FUTUR, VV-RHONE, VV-ROSE, VV-BDMA, VV-CDCV, VV-CB100, VV-CHBL1, VV-BXEP21, VV-MARG1, VV-PFGV, VV-SAIC, VV-BDX2K, VV-LBV1, VV-CHJC, VV-LAT1, VV-SPAN2, VV-CALC1, VV-RBV1, VV-SUPR2, VV-CHAM2, VV-CDP1 – generated revenues of $253,762.71 from the partial sale of underlying assets held by those Series.

Cost of Goods Sold and Gross Profit (or Loss).

Cost of Goods Sold is comprised of the price paid for the assets sold by our Series. For the six months ended June 30, 2025, our Series incurred Cost of Goods Sold of $252,064.72, resulting in a loss of $2,303.25. For the six months ended June 30, 2024, Cost of Goods Sold incurred by our Series was $47,064.26, resulting in Gross Profits of $24,651.65 for that period.

Operating Expenses

Operating expenses are incurred at the Series level. From inception, the Company and the Series have financed their business activities through capital contributions from the Manager to the Company and the individual Series. The Company and each Series expect to continue to have access to ample capital financing from the Manager going forward. Until such time as the Series have the capacity to generate cash flows from operations, the Manager may cover any operating deficits through additional capital contributions or the issuance of additional Interests in any individual Series, as required. In addition, parts of the proceeds of future offerings may be used to create reserves for future operating expenses for individual Series at the sole discretion of the Manager.

Total operating expenses incurred by the Series during the six months ended June 30, 2025 and 2024 are summarized in the table below.

Operating Expenses	Six Month Period Ended June 30, 2025	Six Month Period Ended June 30, 2024
Broker Dealer Expenses	$0	$1,600
Interests Issued to Manager	$0	$300
Storage & Maintenance	$0	$0
Shipping & Transportation	$0	$0
Insurance	$0	$0
Audit & Tax	$15,000	$63,738.00
Sourcing Fee	$0	$24,543
Total Operating Expenses	$15,000	$89,881.00

The significant decrease in operating expenses for the six months ended June 30, 2025 compared to the same period in 2024 is the primarily the result of a significant decrease in the number of Series of our Company that conducted offerings and acquired underlying assets during the six months ended June 30, 2025 compared to the same period in 2024, which led to a significant decrease in Audit and Tax fees and Sourcing Fees earned by the Manager (as well as interests issued to the Manager) during the six months ended June 30, 2025 as compared to the prior period.

As of June 30, 2025, each individual Series listed in the tables below is responsible for its own operating expenses. A Series becomes responsible for its own operating expenses at the close of its respective offering. Pre-closing operating expenses of a Series were incurred on the books of the Company, and post-closing operating expenses of a Series were incurred and recorded on the books of the Series. Our Manager has agreed to pay and not be reimbursed for operating expenses incurred prior to the closing of each Series offering.

The following tables summarize the amount of operating expenses incurred by each Series of the Company for the six month periods ended June 30, 2025 and 2024.

Broker Dealer Expenses	Six Month Period Ended June 30, 2025	Six Month Period Ended June 30, 2024
VV-0001	$0	$0
VV-PNST	$0	$0
VV-SUPR	$0	$0
VV-CHAM	$0	$0
VV-STEML	$0	$0
VV-MACAL	$0	$0
VV-BOWCK	$0	$0
VV-FUTUR	$0	$0
VV-BDX	$0	$0
VV-SPAN	$0	$0
VV-DRC	$0	$0
VV-NAPA	$0	$0
VV-RHONE	$0	$0
VV-PDMT	$0	$0
VV-JPWY	$0	$0
VV-PTRS	$0	$0
VV-ROSE	$0	$0
VV-BOD10	$0	$0
VV-WBURG	$0	$0
VV-GERM	$0	$0
VV-LAF10	$0	$0
VV-MACAL50	$0	$0
VV-JYFT	$0	$0
VV-GPS	$0	$0
VV-BDMA	$0	$0
VV-CDCV	$0	$0
VV-DRCH	$0	$0
VV-MR19	$0	$0
VV-SCRV	$0	$0
VV-BDXM1	$0	$0
VV-CB100	$0	$0
VV-JSCV	$0	$0
VV-KGC1	$0	$0
VV-LR15	$0	$0
VV-PFGV	$0	$0
VV-BDX2K	$0	$0
VV-BXEP21	$0	$0
VV-CDVM	$0	$0
VV-CHBL1	$0	$0
VV-DRC15	$0	$0
VV-DRCRC1	$0	$0
VV-KGC2	$0	$0
VV-MACAL2	$0	$0
VV-MACAL3	$0	$0
VV-MVRM	$0	$0
VV-POM1	$0	$0
VV-BOW50	$0	$0
VV-CCC1	$0	$0
VV-DL19	$0	$0
VV-DRCH17	$0	$0

VV-HAWV	$0	$0
VV-LAF19	$0	$0
VV-MACFC	$0	$0
VV-MARG1	$0	$0
VV-RTBC	$0	$0
VV-SAIC	$0	$0
VV-TLC1	$0	$0
VV-BOW2	$0	$0
VV-DP08	$0	$0
VV-DRC09	$0	$0
VV-DRCH14	$0	$0
VV-DRCH19	$0	$0
VV-ITRC	$0	$0
VV-KCSK	$0	$0
VV-KGC3	$0	$0
VV-KGC4	$0	$0
VV-MACAL4	$0	$0
VV-YAM1	$0	$0
VV-BOMA	$0	$0
VV-CHJC	$0	$0
VV-GUGL1	$0	$0
VV-HBC1	$0	$0
VV-HIB1	$0	$0
VV-KGC5	$0	$0
VV-LAT1	$0	$0
VV-LBV1	$0	$0
VV-RBV1	$0	$0
VV-SCC1	$0	$0
VV-SPAN2	$0	$0
VV-KGC6	$0	$0
VV-AMW1	$0	$0
VV-BURGS1	$0	$1,000
VV-CALC1	$0	$0
VV-CHAM2	$0	$0
VV-GCW1	$0	$0
VV-HCC1	$0	$0
VV-MACAL5	$0	$0
VV-MACAL6	$0	$0
VV-PNTC1	$0	$0
VV-SCC2	$0	$0
VV-SUPR2	$0	$0
VV-RB22	$0	$0
VV-KKCSK	$0	$0
VV-PG18	$0	$0
VV-CDP1	$0	$600
VV-RUM1	$0	$0
VV-HPHH	$0	$0
VV-JPNW	$0	$0

Interests Issued to Manager	Six Month Period Ended June 30, 2025	Six Month Period Ended June 30, 2024
VV-0001	$0	$0
VV-PNST	$0	$0
VV-SUPR	$0	$0
VV-CHAM	$0	$0
VV-STEML	$0	$0
VV-MACAL	$0	$0
VV-BOWCK	$0	$0
VV-FUTUR	$0	$0
VV-BDX	$0	$0
VV-SPAN	$0	$0
VV-DRC	$0	$0
VV-NAPA	$0	$0
VV-RHONE	$0	$0
VV-PDMT	$0	$0
VV-JPWY	$0	$0
VV-PTRS	$0	$0
VV-ROSE	$0	$0
VV-BOD10	$0	$0
VV-WBURG	$0	$0
VV-GERM	$0	$0
VV-LAF10	$0	$0
VV-MACAL50	$0	$0
VV-JYFT	$0	$0
VV-GPS	$0	$0
VV-BDMA	$0	$0
VV-CDCV	$0	$0
VV-DRCH	$0	$0
VV-MR19	$0	$0
VV-SCRV	$0	$0
VV-BDXM1	$0	$0
VV-CB100	$0	$0
VV-JSCV	$0	$0
VV-KGC1	$0	$0
VV-LR15	$0	$0
VV-PFGV	$0	$0
VV-BDX2K	$0	$0
VV-BXEP21	$0	$0
VV-CDVM	$0	$0
VV-CHBL1	$0	$0
VV-DRC15	$0	$0
VV-DRCRC1	$0	$0
VV-KGC2	$0	$0
VV-MACAL2	$0	$0
VV-MACAL3	$0	$0
VV-MVRM	$0	$0
VV-POM1	$0	$0
VV-BOW50	$0	$0
VV-CCC1	$0	$0
VV-DL19	$0	$0
VV-DRCH17	$0	$0
VV-HAWV	$0	$0
VV-LAF19	$0	$0
VV-MACFC	$0	$0

VV-MARG1	$0	$0
VV-RTBC	$0	$0
VV-SAIC	$0	$0
VV-TLC1	$0	$0
VV-BOW2	$0	$0
VV-DP08	$0	$0
VV-DRC09	$0	$0
VV-DRCH14	$0	$0
VV-DRCH19	$0	$0
VV-ITRC	$0	$0
VV-KCSK	$0	$0
VV-KGC3	$0	$0
VV-KGC4	$0	$0
VV-MACAL4	$0	$0
VV-YAM1	$0	$0
VV-BOMA	$0	$0
VV-CHJC	$0	$0
VV-GUGL1	$0	$0
VV-HBC1	$0	$0
VV-HIB1	$0	$0
VV-KGC5	$0	$0
VV-LAT1	$0	$0
VV-LBV1	$0	$0
VV-RBV1	$0	$0
VV-SCC1	$0	$0
VV-SPAN2	$0	$0
VV-KGC6	$0	$0
VV-AMW1	$0	$0
VV-BURGS1	$0	$0
VV-CALC1	$0	$0
VV-CHAM2	$0	$0
VV-GCW1	$0	$0
VV-HCC1	$0	$0
VV-MACAL5	$0	$0
VV-MACAL6	$0	$0
VV-PNTC1	$0	$0
VV-SCC2	$0	$0
VV-SUPR2	$0	$0
VV-RB22	$0	$0
VV-KKCSK	$0	$0
VV-PG18	$0	$0
VV-CDP1	$0	$300
VV-RUM1	$0	$0
VV-HPHH	$0	$0
VV-JPNW	$0	$0

Storage & Maintenance, Shipping & Transportation, and Insurance	Six Month Period Ended June 30, 2025	Six Month Period Ended June 30, 2024
VV-0001	$0	$0
VV-PNST	$0	$0
VV-SUPR	$0	$0
VV-CHAM	$0	$0
VV-STEML	$0	$0
VV-MACAL	$0	$0
VV-BOWCK	$0	$0

VV-FUTUR	$0	$0
VV-BDX	$0	$0
VV-SPAN	$0	$0
VV-DRC	$0	$0
VV-NAPA	$0	$0
VV-RHONE	$0	$0
VV-PDMT	$0	$0
VV-JPWY	$0	$0
VV-PTRS	$0	$0
VV-ROSE	$0	$0
VV-BOD10	$0	$0
VV-WBURG	$0	$0
VV-GERM	$0	$0
VV-LAF10	$0	$0
VV-MACAL50	$0	$0
VV-JYFT	$0	$0
VV-GPS	$0	$0
VV-BDMA	$0	$0
VV-CDCV	$0	$0
VV-DRCH	$0	$0
VV-MR19	$0	$0
VV-SCRV	$0	$0
VV-BDXM1	$0	$0
VV-CB100	$0	$0
VV-JSCV	$0	$0
VV-KGC1	$0	$0
VV-LR15	$0	$0
VV-PFGV	$0	$0
VV-BDX2K	$0	$0
VV-BXEP21	$0	$0
VV-CDVM	$0	$0
VV-CHBL1	$0	$0
VV-DRC15	$0	$0
VV-DRCRC1	$0	$0
VV-KGC2	$0	$0
VV-MACAL2	$0	$0
VV-MACAL3	$0	$0
VV-MVRM	$0	$0
VV-POM1	$0	$0
VV-BOW50	$0	$0
VV-CCC1	$0	$0
VV-DL19	$0	$0
VV-DRCH17	$0	$0
VV-HAWV	$0	$0
VV-LAF19	$0	$0
VV-MACFC	$0	$0
VV-MARG1	$0	$0
VV-RTBC	$0	$0
VV-SAIC	$0	$0
VV-TLC1	$0	$0
VV-BOW2	$0	$0
VV-DP08	$0	$0
VV-DRC09	$0	$0
VV-DRCH14	$0	$0
VV-DRCH19	$0	$0
VV-ITRC	$0	$0

VV-KCSK	$0	$0
VV-KGC3	$0	$0
VV-KGC4	$0	$0
VV-MACAL4	$0	$0
VV-YAM1	$0	$0
VV-BOMA	$0	$0
VV-CHJC	$0	$0
VV-GUGL1	$0	$0
VV-HBC1	$0	$0
VV-HIB1	$0	$0
VV-KGC5	$0	$0
VV-LAT1	$0	$0
VV-LBV1	$0	$0
VV-RBV1	$0	$0
VV-SCC1	$0	$0
VV-SPAN2	$0	$0
VV-KGC6	$0	$0
VV-AMW1	$0	$0
VV-BURGS1	$0	$0
VV-CALC1	$0	$0
VV-CHAM2	$0	$0
VV-GCW1	$0	$0
VV-HCC1	$0	$0
VV-MACAL5	$0	$0
VV-MACAL6	$0	$0
VV-PNTC1	$0	$0
VV-SCC2	$0	$0
VV-SUPR2	$0	$0
VV-RB22	$0	$0
VV-KKCSK	$0	$0
VV-PG18	$0	$0
VV-CDP1	$0	$0
VV-RUM1	$0	$0
VV-HPHH	$0	$0
VV-JPNW	$0	$0

Sourcing Fees	Six Month Period Ended June 30, 2025	Six Month Period Ended June 30, 2024
VV-0001	$0	$0
VV-PNST	$0	$0
VV-SUPR	$0	$0
VV-CHAM	$0	$0
VV-STEML	$0	$0
VV-MACAL	$0	$0
VV-BOWCK	$0	$0
VV-FUTUR	$0	$0
VV-BDX	$0	$0
VV-SPAN	$0	$0
VV-DRC	$0	$0
VV-NAPA	$0	$0
VV-RHONE	$0	$0
VV-PDMT	$0	$0
VV-JPWY	$0	$0
VV-PTRS	$0	$0
VV-ROSE	$0	$0

VV-BOD10	$0	$0
VV-WBURG	$0	$0
VV-GERM	$0	$0
VV-LAF10	$0	$0
VV-MACAL50	$0	$0
VV-JYFT	$0	$0
VV-GPS	$0	$0
VV-BDMA	$0	$0
VV-CDCV	$0	$0
VV-DRCH	$0	$0
VV-MR19	$0	$0
VV-SCRV	$0	$0
VV-BDXM1	$0	$0
VV-CB100	$0	$0
VV-JSCV	$0	$0
VV-KGC1	$0	$0
VV-LR15	$0	$0
VV-PFGV	$0	$0
VV-BDX2K	$0	$0
VV-BXEP21	$0	$0
VV-CDVM	$0	$0
VV-CHBL1	$0	$0
VV-DRC15	$0	$0
VV-DRCRC1	$0	$0
VV-KGC2	$0	$0
VV-MACAL2	$0	$0
VV-MACAL3	$0	$0
VV-MVRM	$0	$0
VV-POM1	$0	$0
VV-BOW50	$0	$0
VV-CCC1	$0	$0
VV-DL19	$0	$0
VV-DRCH17	$0	$0
VV-HAWV	$0	$0
VV-LAF19	$0	$0
VV-MACFC	$0	$0
VV-MARG1	$0	$0
VV-RTBC	$0	$0
VV-SAIC	$0	$0
VV-TLC1	$0	$0
VV-BOW2	$0	$0
VV-DP08	$0	$0
VV-DRC09	$0	$0
VV-DRCH14	$0	$0
VV-DRCH19	$0	$0
VV-ITRC	$0	$0
VV-KCSK	$0	$0
VV-KGC3	$0	$0
VV-KGC4	$0	$0
VV-MACAL4	$0	$0
VV-YAM1	$0	$0
VV-BOMA	$0	$0
VV-CHJC	$0	$0
VV-GUGL1	$0	$0
VV-HBC1	$0	$0
VV-HIB1	$0	$0

VV-KGC5	$0	$0
VV-LAT1	$0	$0
VV-LBV1	$0	$0
VV-RBV1	$0	$0
VV-SCC1	$0	$0
VV-SPAN2	$0	$0
VV-KGC6	$0	$0
VV-AMW1	$0	$0
VV-BURGS1	$0	$13,698
VV-CALC1	$0	$0
VV-CHAM2	$0	$0
VV-GCW1	$0	$0
VV-HCC1	$0	$0
VV-MACAL5	$0	$0
VV-MACAL6	$0	$0
VV-PNTC1	$0	$0
VV-SCC2	$0	$0
VV-SUPR2	$0	$0
VV-RB22	$0	$0
VV-KKCSK	$0	$0
VV-PG18	$0	$0
VV-CDP1	$0	$10,845
VV-RUM1	$0	$0
VV-HPHH	$0	$0
VV-JPNW	$0	$0

Acquisition Expenses (Cost of Collectible Assets)

The following table summarizes the acquisition expenses by the Series which have completed their offerings during the six months ended June 30, 2025 and 2024.

Acquisition Expenses (Cost of Collectible Assets)	Six Months Ended June 30, 2025 ($)	Six Months Ended June 30, 2024 ($)
VV-0001	$0	$0
VV-PNST	$0	$0
VV-SUPR	$0	$0
VV-CHAM	$0	$0
VV-STEML	$0	$0
VV-MACAL	$0	$0
VV-BOWCK	$0	$0
VV-FUTUR	$0	$0
VV-BDX	$0	$0
VV-SPAN	$0	$0
VV-DRC	$0	$0
VV-NAPA	$0	$0
VV-RHONE	$0	$0
VV-PDMT	$0	$0
VV-JPWY	$0	$0
VV-PTRS	$0	$0
VV-ROSE	$0	$0
VV-BOD10	$0	$0
VV-WBURG	$0	$0
VV-GERM	$0	$0
VV-LAF10	$0	$0
VV-MACAL50	$0	$0
VV-JYFT	$0	$0

VV-GPS	$0	$0
VV-BDMA	$0	$0
VV-CDCV	$0	$0
VV-DRCH	$0	$0
VV-MR19	$0	$0
VV-SCRV	$0	$0
VV-BDXM1	$0	$0
VV-CB100	$0	$0
VV-JSCV	$0	$0
VV-KGC1	$0	$0
VV-LR15	$0	$0
VV-PFGV	$0	$0
VV-BDX2K	$0	$0
VV-BXEP21	$0	$0
VV-CDVM	$0	$0
VV-CHBL1	$0	$0
VV-DRC15	$0	$0
VV-DRCRC1	$0	$0
VV-KGC2	$0	$0
VV-MACAL2	$0	$0
VV-MACAL3	$0	$0
VV-MVRM	$0	$0
VV-POM1	$0	$0
VV-BOW50	$0	$0
VV-CCC1	$0	$0
VV-DL19	$0	$0
VV-DRCH17	$0	$0
VV-HAWV	$0	$0
VV-LAF19	$0	$0
VV-MACFC	$0	$0
VV-MARG1	$0	$0
VV-RTBC	$0	$0
VV-SAIC	$0	$0
VV-TLC1	$0	$0
VV-BOW2	$0	$0
VV-DP08	$0	$0
VV-DRC09	$0	$0
VV-DRCH14	$0	$0
VV-DRCH19	$0	$0
VV-ITRC	$0	$0
VV-KCSK	$0	$0
VV-KGC3	$0	$0
VV-KGC4	$0	$0
VV-MACAL4	$0	$0
VV-YAM1	$0	$0
VV-BOMA	$0	$0
VV-CHJC	$0	$0
VV-GUGL1	$0	$0
VV-HBC1	$0	$0
VV-HIB1	$0	$0
VV-KGC5	$0	$0
VV-LAT1	$0	$0
VV-LBV1	$0	$0
VV-RBV1	$0	$0
VV-SCC1	$0	$0
VV-SPAN2	$0	$0

VV-KGC6	$0	$0
VV-AMW1	$0	$0
VV-BURGS1	$0	$83,602.00
VV-CALC1	$0	$0
VV-CHAM2	$0	$0
VV-GCW1	$0	$0
VV-HCC1	$0	$0
VV-MACAL5	$0	$0
VV-MACAL6	$0	$0
VV-PNTC1	$0	$0
VV-SCC2	$0	$0
VV-SUPR2	$0	$0
VV-RB22	$0	$0
VV-KKCSK	$0	$0
VV-PG18	$0	$0
VV-CDP1	$0	$47,535.00
VV-RUM1	$0	$0
VV-HPHH	$0	$0
VV-JPNW	$0	$0

In total, for the six months ended June 30, 2025, the Series reimbursed the Manager a total of $0 in acquisition expenses for the cost of the collectible assets held by the Series.

Subsequent to June 30, 2025, zero (0) offerings incurred acquisitions expenses for the cost of the collectible assets held by the series.

Audit and Tax Expenses

The following table summarizes the audit and tax expenses incurred by the Series for the six months ended June 30, 2025 and 2024.

	Audit and Tax Expenses (During the Six Months Ended June 30, 2025) ($)	Audit and Tax Expenses (During the Six Months Ended June 30, 2024) ($)
VV-0001	126.30	3,151.85
VV-PNST	126.30	397.85
VV-STEML	132.58	417.61
VV-SUPR	141.94	447.10
VV-CHAM	146.36	3,961.03
VV-BDX	148.62	468.16
VV-MACAL	148.61	468.16
VV-SPAN	146.87	462.65
VV-BOWCK	164.36	10,751.73
VV-FUTUR	195.83	616.86
VV-DRC	239.54	754.56
VV-NAPA	248.28	782.10
VV-RHONE	267.52	842.68
VV-PTRS	50.71	159.73
VV-JPWY	326.97	1,029.94
VV-PDMT	270.09	850.78
VV-BOD10	174.03	548.18
VV-ROSE	71.69	225.81
VV-GPS	225.55	710.49
VV-LAF10	211.57	666.44
VV-JYFT	37.03	116.64

VV-MR19	48.96	154.22
VV-BDMA	75.18	236.83
VV-DRCH	92.67	291.91
VV-MACAL50	201.08	633.39
VV-GERM	92.67	291.91
VV-LR15	122.39	385.54
VV-JSCV	106.66	335.97
VV-SCRV	229.05	721.51
VV-CDCV	66.44	209.30
VV-CB100	99.66	313.94
VV-KGC1	131.14	413.08
VV-DRC15	132.88	418.58
VV-CHBL1	52.45	165.22
VV-BDXM1	349.70	1,101.55
VV-PFGV	143.38	451.63
VV-WBURG	241.29	760.06
VV-KGC2	276.26	870.21
VV-MACAL2	183.59	578.31
VV-MVRW	271.01	853.70
VV-DRCRC1	174.85	550.76
VV-CDVM	174.85	550.76
VV-MACAL3	227.30	716.01
VV-POM1	192.33	605.85
VV-BXEP21	402.15	1,266.77
VV-DRCH17	153.87	484.67
VV-MACFC	115.40	363.50
VV-BOW50	104.91	330.47
VV-CCC1	152.12	479.18
VV-TLC1	138.13	435.11
VV-RTBC	178.34	561.78
VV-MARG1	171.35	539.75
VV-SAIC	118.90	374.52
VV-BDX2K	307.73	969.36
VV-DRCH14	125.89	396.56
VV-HAWV	92.67	291.91
VV-MACAL4	139.88	440.61
VV-LAF19	80.43	253.35
VV-KGC3	150.37	473.67
VV-KGC4	111.90	352.49
VV-DP08	148.62	468.16
VV-DL19	110.15	346.99
VV-DRC09	183.59	578.31
VV-ITRC	127.64	402.06
VV-BOW2	97.91	308.43
VV-KCSK	0.00	0.00
VV-YAM1	68.19	214.80
VV-LBV1	178.34	561.78
VV-SCC1	104.09	327.87
VV	106.66	335.97
VV-DRCH19	339.21	1,068.49
VV-BOMA	122.39	385.54
VV-KGC5	92.67	291.91
VV-CHJC	120.65	380.04
VV-HIB1	113.65	358.00
VV-HBC1	213.31	671.94
VV-LAT1	143.38	451.63

VV-SPAN2	125.89	396.56
VV-KGC6	113.65	358.00
VV-SCC2	197.58	622.37
VV-GCW1	91.85	289.32
VV-MACAL5	375.82	1,183.83
VV-HCC1	206.32	649.91
VV-CALC1	174.85	550.76
VV-MACAL6	197.58	622.37
VV-RBV1	166.11	523.23
VV-SUPR2	86.60	272.80
VV-AMW1	227.30	716.01
VV-JPNW	87.42	275.39
VV-KKCSK	0.00	0.00
VV-RUM1	143.38	451.63
VV-HPHH	157.36	495.69
VV-RB22	97.91	308.43
VV-CHAM2	169.60	534.25
VV-BURGS1	174.84	550.76
VV-CDP1	104.91	330.48

Other Expenses

We incurred no other expenses for the six months ended June 30, 2025 and 2024.

Net Loss

As a result of the cumulative effect of the foregoing factors, we generated a net loss of $17,303.25 for the six months ended June 30, 2025, compared to a net loss of $65,390.55 for the six months ended June 30, 2024.

Liquidity and Capital Resources

From inception, our Company and each Series have financed their business activities through capital contributions to the Company and individual Series from our Manager. Our Company and each Series expect to continue to have access to capital financing from our Manager going forward. However, there is no obligation or assurance that our Manager will provide such required capital. Until such time as the Series have the capacity to generate cash flows from operations, our Manager may cover any deficits through additional capital contributions or the issuance of additional interests in any individual Series. In addition, parts of the proceeds of future offerings may be used to create reserves for future operating expenses for individual Series at the sole discretion of our Manager. There can be no assurance that our Manager will continue to fund such expenses. These factors raise substantial doubt about our Company’s ability to continue as a going concern for the twelve months following the date of this report.

Collectively, our Series had $462,979.49 in cash and cash equivalents as of June 30, 2025 to cover future storage and insurance expenses.

Asset Liquidity

We intend to hold and manage all of the assets marketed on the Vint Platform for an average of one to ten years. Until such that time the Series assets are liquidated (i.e. by being sold), liquidity for investors would only be obtained by transferring their interests in a Series (although a secondary market does not currently exist and there can be no guarantee that a secondary market for any Series of interests will ever develop or that the appropriate registrations to permit secondary trading will ever be obtained).

Should an offer to liquidate a collection or an asset materialize and be in the best interest of the investors, as determined by our Series manager, our Series manager will consider the merits of such offers on a case-by-case basis and potentially sell the asset. Furthermore, should an asset become obsolete (e.g. lack investor demand for its interests) or suffer from a catastrophic event, our Series manager may choose to sell the asset. As a result of a sale under any circumstances, our Series manager would distribute the proceeds of such sale (together with any insurance proceeds in the case of a catastrophic event covered under the assets insurance contract) to the interest holders of the applicable Series (after payment of any accrued liabilities or debt, including but not limited to balances outstanding under any obligation to reimburse any Operating Expenses related to an asset or the Series at that time).

Cash and Cash Equivalent Balances

As of June 30, 2025, the Company itself had $0 in cash or cash equivalents. Cash is held at the Series level; and on a total consolidated basis, as of June 30, 2025, the Series collectively had $462,979.49 in cash or cash equivalents, as compared to $180,176.16 cash or cash equivalents as of June 30, 2024. The following table summarizes the cash and cash equivalents by Series:

Cash and Cash Equivalents	As of June 30, 2025	As of June 30, 2024
VV-0001	$(811)	$(261)
VV-PNST	$281	$830
VV-STEML	$10,343	$2,565
VV-SUPR	$1,366	$2,333
VV-CHAM	$14,138	$7,814
VV-BDX	$1,407	$2,553
VV-MACAL	$330	$977
VV-SPAN	$11,967	$8,108
VV-BOWCK	$276	$991
VV-FUTUR	$843	$1,287
VV-DRC	$532	$1,574
VV-NAPA	$4,240	$5,320
VV-RHONE	$7,024	$2,665
VV-PTRS	$113	$333
VV-JPWY	$727	$2,149
VV-PDMT	$601	$1,776
VV-BOD10	$10,048	$2,739
VV-ROSE	$5,642	$819
VV-GPS	$501	$1,483
VV-LAF10	$470	$1,391
VV-JYFT	$829	$243
VV-MR19	$109	$322
VV-BDMA	$16,492	$1,231
VV-DRCH	$206	$609
VV-MACAL50	$447	$1,322
VV-GERM	$1,351	$1,754
VV-LR15	$272	$804
VV-JSCV	$237	$701
VV-SCRV	$509	$1,505
VV-CDCV	$1,014	$892
VV-CB100	$10,838	$655
VV-KGC1	$292	$863
VV-DRC15	$295	$873
VV-CHBL1	$21,621	$1,431
VV-BDXM1	$12,334	$2,298
VV-PFGV	$23,080	$4,195
VV-WBURG	$8,634	$5,692
VV-KGC2	$614	$1,816
VV-MACAL2	$408	$1,207
VV-MVRW	$602	$-
VV-DRCRC1	$389	$1,149
VV-CDVM	$389	$1,149

VV-MACAL3	$505	$1,494
VV-POM1	$5,588	$4,124
VV-BXEP21	$17,935	$2,643
VV-DRCH17	$1,640	$2,309
VV-MACFC	$257	$759
VV-BOW50	$233	$690
VV-CCC1	$338	$1,000
VV-TLC1	$4,924	$908
VV-RTBC	$396	$1,172
VV-MARG1	$20,669	$1,126
VV-SAIC	$11,322	$1,874
VV-BDX2K	$81,872	$34,303
VV-DRCH14	$280	$827
VV-HAWV	$206	$609
VV-MACAL4	$311	$919
VV-LAF19	$179	$529
VV-KGC3	$334	$988
VV-KGC4	$249	$736
VV-DP08	$330	$977
VV-DL19	$245	$724
VV-DRC09	$408	$1,207
VV-ITRC	$5,359	$5,914
VV-BOW2	$218	$644
VV-KCSK	$-	$-
VV-YAM1	$152	$448
VV-LBV1	$9,420	$1,172
VV-SCC1	$230	$683
VV	$5,539	$-
VV-DRCH19	$754	$2,230
VV-BOMA	$272	$804
VV-KGC5	$206	$609
VV-CHJC	$7,950	$793
VV-HIB1	$253	$747
VV-HBC1	$474	$1,402
VV-LAT1	$1,877	$1,727
VV-SPAN2	$13,865	$6,675
VV-KGC6	$253	$747
VV-SCC2	$439	$1,299
VV-GCW1	$4,423	$603
VV-MACAL5	$835	$2,470
VV-HCC1	$459	$1,356
VV-CALC1	$20,266	$1,149
VV-MACAL6	$439	$1,299
VV-RBV1	$30,239	$1,092
VV-SUPR2	$7,822	$2,168
VV-AMW1	$505	$1,494
VV-JPNW	$194	$575
VV-KKCSK	$-	$-
VV-RUM1	$319	$942
VV-HPHH	$350	$1,034
VV-RB22	$218	$644
VV-CHAM2	$2,037	$1,115
VV-BURGS1	$389	$1,700
VV-CDP1	$28,004	$690

Series Distributions

The Series pay distributions from the cash generated from sale of the collectible assets. During the six months ended June 30, 2025 and 2024, no Series made distributions to investors.

The amounts reserved for distributions based on the partial and/or full sale of the underlying assets held by our Series as of June 30, 2025 and 2024 are set forth in the table below.

	Amounts Reserved for Distributions as of June 30, 2025 ($)	Amounts Reserved for Distributions as of June 30, 2024 ($)
VV-0001	$-	$-
VV-PNST	$1,976.19	$-
VV-STEML	$14,008.32	$10,506.24
VV-SUPR	$-	$-
VV-CHAM	$13,410.95	$10,058.21
VV-BDX	$-	$-
VV-MACAL	$-	$-
VV-SPAN	$8,975.55	$6,731.66
VV-BOWCK	$-	$-
VV-FUTUR	$-	$-
VV-DRC	$-	$-
VV-NAPA	$3,180.10	$2,385.07
VV-RHONE	$7,952.81	$5,964.61
VV-PTRS	$-	$-
VV-JPWY	$-	$-
VV-PDMT	$-	$-
VV-BOD10	$7,536.25	$5,652.19
VV-ROSE	$4,886.06	$3,664.54
VV-GPS	$-	$-
VV-LAF10	$-	$-
VV-JYFT	$-	$-
VV-MR19	$-	$-
VV-BDMA	$18,941.91	$14,206.43
VV-DRCH	$-	$-
VV-MACAL50	$-	$-
VV-GERM	$-	$-
VV-LR15	$-	$-
VV-JSCV	$-	$-
VV-SCRV	$-	$-
VV-CDCV	$-	$-
VV-CB100	$16,656.39	$12,492.29
VV-KGC1	$-	$-
VV-DRC15	$-	$-
VV-CHBL1	$17,373.86	$13,030.40
VV-BDXM1	$17,516.57	$13,137.42
VV-PFGV	$27,078.02	$20,308.51
VV-WBURG	$6,475.62	$4,856.72
VV-KGC2	$-	$-
VV-MACAL2	$-	$-
VV-MVRW	$-	$-
VV-DRCRC1	$-	$-
VV-CDVM	$-	$-
VV-MACAL3	$-	$-

VV-POM1	$4,196.69	$3,147.51
VV-BXEP21	$16,181.66	$12,136.25
VV-DRCH17	$-	$-
VV-MACFC	$-	$-
VV-BOW50	$-	$-
VV-CCC1	$-	$-
VV-TLC1	$3,693.29	$2,769.97
VV-RTBC	$-	$-
VV-MARG1	$34,844.81	$26,133.61
VV-SAIC	$11,984.43	$8,988.32
VV-BDX2K	$76,627.37	$57,470.52
VV-DRCH14	$-	$-
VV-HAWV	$-	$-
VV-MACAL4	$-	$-
VV-LAF19	$-	$-
VV-KGC3	$-	$-
VV-KGC4	$-	$-
VV-DP08	$-	$-
VV-DL19	$-	$-
VV-DRC09	$-	$-
VV-ITRC	$4,019.03	$3,014.27
VV-BOW2	$-	$-
VV-KCSK	$-	$-
VV-YAM1	$-	$-
VV-LBV1	$25,410.93	$19,058.20
VV-SCC1	$-	$-
VV	$4,154.48	$3,115.86
VV-DRCH19	$-	$-
VV-BOMA	$-	$-
VV-KGC5	$-	$-
VV-CHJC	$14,905.34	$11,179.00
VV-HIB1	$-	$-
VV-HBC1	$-	$-
VV-LAT1	$7,559.60	$5,669.70
VV-SPAN2	$22,246.43	$16,684.82
VV-KGC6	$-	$-
VV-SCC2	$-	$-
VV-GCW1	$3,316.98	$2,487.74
VV-MACAL5	$-	$-
VV-HCC1	$-	$-
VV-CALC1	$20,626.15	$15,469.61
VV-MACAL6	$-	$-
VV-RBV1	$33,443.81	$25,082.85
VV-SUPR2	$8,101.76	$6,076.32
VV-AMW1	$-	$-
VV-JPNW	$-	$-
VV-KKCSK	$-	$-
VV-RUM1	$-	$-
VV-HPHH	$-	$-
VV-RB22	$-	$-
VV-CHAM2	$3,895.50	$2,921.63
VV-BURGS1	$-	$-
VV-CDP1	$25,520.45	$19,140.34
TOTAL	$486,697.28	$363,540.82

Series Subscriptions

The Company issued securities under its Regulation A offerings for the underlying Series to finance the acquisition of the assets.  As of June 30, 2025, the Series have issued the following interests and have received the following amounts in subscriptions.

Series	Weighted Average Membership Interests (units)	Subscriptions ($)
VV-0001	1000	$46,000
VV-PNST	2000	$46,000
VV-SUPR	1986	$71,500
VV-CHAM	1460	$73,000
VV-STEML	6450	$64,500
VV-MACAL	1700	$85,000
VV-BOWCK	2000	$94,000
VV-FUTUR	1600	$112,400
VV-BDX	2125	$85,000
VV-SPAN	1400	$84,000
VV-DRC	5480	$137,000
VV-NAPA	2840	$142,000
VV-RHONE	3825	$153,000
VV-PDMT	3090	$154,500
VV-JPWY	5500	$187,000
VV-PTRS	500	$29,000
VV-ROSE	1000	$41,000
VV-BOD10	1990	$99,500
VV-WBURG	4600	$136,000
VV-GERM	1000	$53,000
VV-LAF10	1210	$121,000
VV-MACAL50	5750	$115,000
VV-JYFT	800	$24,000
VV-GPS	3000	$129,000
VV-BDMA	860	$43,000
VV-CDCV	760	$38,000
VV-DRCH	530	$53,000
VV-MR19	280	$28,000
VV-SCRV	1310	$131,000
VV-BDXM1	4,000	$200,000
VV-CB100	570	$57,000
VV-JSCV	610	$61,000
VV-KGC1	1,500	$75,000
VV-LR15	700	$70,000
VV-PFGV	1,640	$82,000
VV-BDX2K	1,760	$176,000
VV-BXEP21	4,600	$230,000
VV-CDVM	1,000	$100,000
VV-CHBL1	600	$30,000
VV-DRC15	760	$76,000

VV-DRCRC1	1,000	$100,000
VV-KGC2	1,580	$158,000
VV-MACAL2	1,050	$105,000
VV-MACAL3	1,300	$130,000
VV-MVRM	3,100	$155,000
VV-POM1	1,100	$110,000
VV-BOW50	600	$60,000
VV-CCC1	870	$87,000
VV-DL19	630	$63,000
VV-DRCH17	880	$88,000
VV-HAWV	1,060	$53,000
VV-LAF19	920	$46,000
VV-MACFC	1,320	$66,000
VV-MARG1	980	$98,000
VV-RTBC	1,020	$102,000
VV-SAIC	680	$68,000
VV-TLC1	790	$79,000
VV-BOW2	1,120	$56,000
VV-DP08	1,700	$85,000
VV-DRC09	1,050	$105,000
VV-DRCH14	1,440	$72,000
VV-DRCH19	1,940	$194,000
VV-ITRC	1,460	$73,000
VV-KCSK	3,150	$315,000
VV-KGC3	860	$86,000
VV-KGC4	1,280	$64,000
VV-MACAL4	800	$80,000
VV-YAM1	780	$39,000
VV-BOMA	700	$70,000
VV-CHJC	690	$69,000
VV-GUGL1	610	$61,000
VV-HBC1	122	$122,000
VV-HIB1	650	$65,000
VV-KGC5	530	$53,000
VV-LAT1	820	$82,000
VV-LBV1	1,020	$102,000
VV-RBV1	950	$95,000
VV-SCC1	595	$59,500
VV-SPAN2	720	$72,000
VV-KGC6	650	$65,000
VV-AMW1	1300	$130,000
VV-BURGS1	1000	$100,000
VV-CALC1	1000	$100,000
VV-CHAM2	970	$97,000
VV-GCW1	525	$52,500
VV-HCC1	1180	$118,000
VV-MACAL5	2150	$215,000
VV-MACAL6	1130	$113,000
VV-PNTC1	0	$0

VV-SCC2	1130	$113,000
VV-SUPR2	495	$49,500
VV-RB22	560	$56,000
VV-KKCSK	1250	$125,000
VV-PG18	0	$0
VV-CDP1	600	$60,000
VV-RUM1	820	$82,000
VV-HPHH	900	$90,000
VV-JPNW	500	$50,000
Total	141,813	$8,935,900

Subsequent to June 30, 2025, zero (0) Series have issued interests and have received no subscriptions.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.

Trends

Subsequent to June 30, 2025, we launched no new offerings. We do not presently anticipate launching additional offerings of Series. The Company plans to concentrate its resources and efforts on the active management of the existing Series and their underlying assets, including ongoing evaluation of market conditions to identify potential exit opportunities. During the six months ended June 30, 2025, twenty-eight (28) Series of our Company generated a combined total revenues of  $249,761.47 from the partial sale of underlying assets held by those Series. Subsequent to June 30, 2025, twenty-four (24) series – VV-PNST, VV-STEML, VV-CHAM, VV-FUTUR, VV-RHONE, VV-ROSE, VV-BDMA, VV-CDCV, VV-CB100, VV-CHBL1, VV-BXEP21, VV-MARG1, VV-PFGV, VV-SAIC, VV-BDX2K, VV-LBV1, VV-CHJC, VV-LAT1, VV-SPAN2, VV-CALC1, VV-RBV1, VV-SUPR2, VV-CHAM2, VV-CDP1 – generated revenues of $253,762.71 from the partial sale of underlying assets held by those Series.

7

ITEM 2.  OTHER INFORMATION

We have no information to disclose that was required to be in a report on Form 1-U as of the date of this report.

ITEM 3. FINANCIAL STATEMENTS

VV MARKETS, LLC CONSOLIDATED BALANCE SHEET As of June 30, 2025 and December 31, 2024 See accompanying Notes to these Financial Statements

	June 30, 2025 (Unaudited)	December 31, 2024 (Audited)
ASSETS

Current Assets:
Cash and cash equivalents	$462,979	$225,686
Total Current Assets	$462,979	$225,686

Collectible assets	$6,917,277	$7,169,342

TOTAL ASSETS	$7,380,257	$7,395,029

LIABILITIES AND MEMBERS’ EQUITY

Liabilities:
Current Liabilities:
Advances from manager	$0	$0
Asset purchase payable	$0	0
Total Current Liabilities	$0	$0

Non-current Liabilities:
None		0

TOTAL LIABILITIES		0

Members’ Equity:
Membership interest	$8,937,500	$8,937,500
Membership Distributions	($359,720)	($362,252)
Membership interest subscription receivable	$0	$0
Retained earnings/(deficit), net of distributions	($1,180,220)	($1,095,566)
Net Income	($17,303)	($84,654)

Total Members’ Equity	$7,380,257	$7,395,029

TOTAL LIABILITIES AND MEMBER’S EQUITY	$7,380,257	$7,395,029

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of June 30, 2025
See accompanying Notes to these Financial Statements
	VV-0001	VV-PNST	VV-STEML	VV-SUPR	VV-CHAM	VV-BDX	VV-MACAL	VV-SPAN
ASSETS
Current Assets
Cash	$(811)	$281	$10,343	$1,366	$14,138	$1,407	$330	$11,967
Total Current Assets	$(811)	$281	$10,343	$1,366	$14,138	$1,407	$330	$11,967
Other Assets	$-	$-	$-	$-	$-	$-	$-	$-
Collectible Assets	$-	$40,000	$48,759	$47,957	$6,460	$53,835	$75,400	$55,767
Total Other Assets	$-	$40,000	$48,759	$47,957	$6,460	$53,835	$75,400	$55,767
TOTAL ASSETS	$(811)	$40,281	$59,101	$49,323	$20,598	$55,242	$75,730	$67,735
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-	$-
Total Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-	$-
Total Current Liabilities	$-	$-	$-	$-	$-	$-	$-	$-
Total Liabilities	$-	$-	$-	$-	$-	$-	$-	$-
Equity
Membership Contributions	$46,000	$46,000	$64,500	$71,500	$73,000	$85,000	$85,000	$84,000
Membership Distributions	$(53,310)	$-	$-	$(20,920)	$(63,900)	$(29,624)	$-	$(14,494)
Retained Earnings	$6,625	$(5,593)	$(5,672)	$(1,116)	$11,164	$15	$(9,121)	$(2,198)
Net Income	$(126)	$(126)	$273	$(142)	$335	$(149)	$(149)	$427
Total Equity	$(811)	$40,281	$59,101	$49,323	$20,598	$55,242	$75,730	$67,735
TOTAL LIABILITIES AND EQUITY	$(811)	$40,281	$59,101	$49,323	$20,598	$55,242	$75,730	$67,735

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of June 30, 2025
See accompanying Notes to these Financial Statements

	VV-BOWCK	VV-FUTUR	VV-DRC	VV-NAPA	VV-RHONE	VV-PTRS	VV-JPWY
ASSETS
Current Assets
Cash	$276	$843	$532	$4,240	$7,024	$113	$727
Total Current Assets	$276	$843	$532	$4,240	$7,024	$113	$727
Other Assets	$-	$-	$-	$-	$-	$-	$-
Collectible Assets	$-	$99,894	$121,565	$114,427	$133,133	$25,893	$165,500
Total Other Assets	$-	$99,894	$121,565	$114,427	$133,133	$25,893	$165,500
TOTAL ASSETS	$276	$100,737	$122,097	$118,667	$140,158	$26,006	$166,227
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Liabilities	$-	$-	$-	$-	$-	$-	$-
Equity
Membership Contributions	$94,000	$112,000	$137,000	$142,000	$153,000	$29,000	$187,000
Membership Distributions	##########	$-	$-	$(15,812)	$-	$-	$-
Retained Earnings	$26,601	$(11,115)	$(14,663)	$(7,273)	$(12,716)	$(2,944)	$(20,446)
Net Income	$(164)	$(148)	$(240)	$(248)	$(126)	$(51)	$(327)
Total Equity	$276	$100,737	$122,097	$118,667	$140,158	$26,006	$166,227
TOTAL LIABILITIES AND EQUITY	$276	$100,737	$122,097	$118,667	$140,158	$26,006	$166,227

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of June 30, 2025
See accompanying Notes to these Financial Statements

	VV-PDMT	VV-BOD10	VV-ROSE	VV-GPS	VV-LAF10	VV-JYFT	VV-MR19
ASSETS
Current Assets
Cash	$601	$10,048	$5,642	$501	$470	$829	$109
Total Current Assets	$601	$10,048	$5,642	$501	$470	$829	$109
Other Assets	$-	$-	$-	$-	$-	$-	$-
Collectible Assets	$137,100	$74,411	$30,629	$106,550	$106,428	$19,533	$23,035
Total Other Assets	$137,100	$74,411	$30,629	$106,550	$106,428	$19,533	$23,035
TOTAL ASSETS	$137,701	$84,459	$36,271	$107,051	$106,898	$20,362	$23,144
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Liabilities	$-	$-	$-	$-	$-	$-	$-
Equity
Membership Contributions	$154,500	$99,500	$41,000	$129,000	$121,000	$24,000	$28,000
Membership Distributions	$-	$-	$-	$-	$-	$-	$-
Retained Earnings	$(16,529)	$(10,547)	$(4,227)	$(21,723)	$(13,890)	$(3,881)	$(4,807)
Net Income	$(270)	$(4,494)	$(502)	$(226)	$(212)	$243	$(49)
Total Equity	$137,701	$84,459	$36,271	$107,051	$106,898	$20,362	$23,144
TOTAL LIABILITIES AND EQUITY	$137,701	$84,459	$36,271	$107,051	$106,898	$20,362	$23,144

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of June 30, 2025
See accompanying Notes to these Financial Statements

	VV-BDMA	VV-DRCH	VV-MACAL50	VV-GERM	VV-LR15	VV-JSCV	VV-SCRV
ASSETS
Current Assets
Cash	$16,492	$206	$447	$1,351	$272	$237	$509
Total Current Assets	$16,492	$206	$447	$1,351	$272	$237	$509
Other Assets	$-	$-	$-	$-	$-	$-	$-
Collectible Assets	$25,148	$46,396	$102,000	$40,151	$55,425	$52,674	$116,067
Total Other Assets	$25,148	$46,396	$102,000	$40,151	$55,425	$52,674	$116,067
TOTAL ASSETS	$41,639	$46,602	$102,447	$41,502	$55,697	$52,911	$116,576
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Liabilities	$-	$-	$-	$-	$-	$-	$-
Equity
Membership Contributions	$43,000	$53,000	$115,000	$53,000	$70,000	$61,000	$131,000
Membership Distributions	$-	$-	$-	$(9,428)	$-	$-	$-
Retained Earnings	$(2,471)	$(6,305)	$(12,352)	$(1,977)	$(14,181)	$(7,982)	$(14,195)
Net Income	$1,111	$(93)	$(201)	$(93)	$(122)	$(107)	$(229)
Total Equity	$41,639	$46,602	$102,447	$41,502	$55,697	$52,911	$116,576
TOTAL LIABILITIES AND EQUITY	$41,639	$46,602	$102,447	$41,502	$55,697	$52,911	$116,576

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of June 30, 2025
See accompanying Notes to these Financial Statements

	VV-CDCV	VV-CB100	VV-KGC1	VV-DRC15	VV-CHBL1	VV-BDXM1	VV-PFGV
ASSETS
Current Assets
Cash	$1,014	$10,838	$292	$295	$21,621	$12,334	$23,080
Total Current Assets	$1,014	$10,838	$292	$295	$21,621	$12,334	$23,080
Other Assets	$-	$-	$-	$-	$-	$-	$-
Collectible Assets	$32,151	$35,664	$66,022	$67,200	$6,242	$158,473	$51,935
Total Other Assets	$32,151	$35,664	$66,022	$67,200	$6,242	$158,473	$51,935
TOTAL ASSETS	$33,165	$46,502	$66,314	$67,495	$27,863	$170,807	$75,015
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Liabilities	$-	$-	$-	$-	$-	$-	$-
Equity
Membership Contributions	$38,000	$57,000	$75,000	$76,000	$30,000	$200,000	$82,000
Membership Distributions	$-	$-	$-	$-	$(6,115)	$-	$-
Retained Earnings	$(4,835)	$(7,747)	$(8,554)	$(8,372)	$4,030	$(31,096)	$(8,168)
Net Income	$(1)	$(2,751)	$(131)	$(133)	$(52)	$1,903	$1,183
Total Equity	$33,165	$46,502	$66,314	$67,495	$27,863	$170,807	$75,015
TOTAL LIABILITIES AND EQUITY	$33,165	$46,502	$66,314	$67,495	$27,863	$170,807	$75,015

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of June 30, 2025
See accompanying Notes to these Financial Statements
	VV-WBURG	VV-KGC2	VV-MACAL2	VV-MVRW	VV-DRCRC1	VV-CDVM	VV-MACAL3
ASSETS
Current Assets
Cash	$8,634	$614	$408	$602	$389	$389	$505
Total Current Assets	$8,634	$614	$408	$602	$389	$389	$505
Other Assets	$-	$-	$-	$-	$-	$-	$-
Collectible Assets	$117,016	$132,746	$89,196	$126,178	$88,279	$84,284	$106,878
Total Other Assets	$117,016	$132,746	$89,196	$126,178	$88,279	$84,284	$106,878
TOTAL ASSETS	$125,650	$133,360	$89,604	$126,780	$88,668	$84,673	$107,383
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Liabilities	$-	$-	$-	$-	$-	$-	$-
Equity
Membership Contributions	$138,000	$158,000	$105,000	$155,000	$100,000	$100,000	$130,000
Membership Distributions	$-	$-	$-	$-	$-	$-	$-
Retained Earnings	$(12,109)	$(24,364)	$(15,212)	$(27,949)	$(11,158)	$(15,153)	$(22,389)
Net Income	$(241)	$(276)	$(184)	$(271)	$(175)	$(175)	$(227)
Total Equity	$125,650	$133,360	$89,604	$126,780	$88,668	$84,673	$107,383
TOTAL LIABILITIES AND EQUITY	$125,650	$133,360	$89,604	$126,780	$88,668	$84,673	$107,383

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of June 30, 2025
See accompanying Notes to these Financial Statements
	VV-POM1	VV-BXEP21	VV-DRCH17	VV-MACFC	VV-BOW50	VV-CCC1	VV-TLC1
ASSETS
Current Assets
Cash	$5,588	$17,935	$1,640	$257	$233	$338	$4,924
Total Current Assets	$5,588	$17,935	$1,640	$257	$233	$338	$4,924
Other Assets	$-	$-	$-	$-	$-	$-	$-
Collectible Assets	$82,365	$179,399	$60,643	$54,050	$37,500	$72,283	$62,414
Total Other Assets	$82,365	$179,399	$60,643	$54,050	$37,500	$72,283	$62,414
TOTAL ASSETS	$87,953	$197,334	$62,283	$54,307	$37,733	$72,621	$67,338
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Liabilities	$-	$-	$-	$-	$-	$-	$-
Equity
Membership Contributions	$110,000	$230,000	$88,000	$66,000	$60,000	$87,000	$79,000
Membership Distributions	$(8,645)	$-	$(17,313)	$-	$-	$-	$-
Retained Earnings	$(13,210)	$(35,021)	$(8,250)	$(11,578)	$(22,162)	$(14,227)	$(12,685)
Net Income	$(192)	$2,355	$(154)	$(115)	$(105)	$(152)	$1,023
Total Equity	$87,953	$197,334	$62,283	$54,307	$37,733	$72,621	$67,338
TOTAL LIABILITIES AND EQUITY	$87,953	$197,334	$62,283	$54,307	$37,733	$72,621	$67,338

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of June 30, 2025
See accompanying Notes to these Financial Statements
	VV-RTBC	VV-MARG1	VV-SAIC	VV-BDX2K	VV-DRCH14	VV-HAWV	VV-MACAL4
ASSETS
Current Assets
Cash	$396	$20,669	$11,322	$81,872	$280	$206	$311
Total Current Assets	$396	$20,669	$11,322	$81,872	$280	$206	$311
Other Assets	$-	$-	$-	$-	$-	$-	$-
Collectible Assets	$84,178	$56,137	$44,460	$69,921	$63,700	$46,650	$56,216
Total Other Assets	$84,178	$56,137	$44,460	$69,921	$63,700	$46,650	$56,216
TOTAL ASSETS	$84,574	$76,806	$55,782	$151,792	$63,980	$46,856	$56,527
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Liabilities	$-	$-	$-	$-	$-	$-	$-
Equity
Membership Contributions	$102,000	$98,000	$68,000	$176,000	$72,000	$53,000	$80,000
Membership Distributions	$-	$-	$-	$-	$-	$-	$-
Retained Earnings	$(17,247)	$(15,726)	$(14,227)	$(13,506)	$(7,894)	$(6,051)	$(23,333)
Net Income	$(178)	$(5,468)	$2,009	$(10,702)	$(126)	$(93)	$(140)
Total Equity	$84,574	$76,806	$55,782	$151,792	$63,980	$46,856	$56,527
TOTAL LIABILITIES AND EQUITY	$84,574	$76,806	$55,782	$151,792	$63,980	$46,856	$56,527

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of June 30, 2025
See accompanying Notes to these Financial Statements
	VV-LAF19	VV-KGC3	VV-KGC4	VV-DP08	VV-DL19	VV-DRC09	VV-ITRC
ASSETS
Current Assets
Cash	$179	$334	$249	$330	$245	$408	$5,359
Total Current Assets	$179	$334	$249	$330	$245	$408	$5,359
Other Assets	$-	$-	$-	$-	$-	$-	$-
Collectible Assets	$37,200	$78,000	$42,250	$71,996	$52,632	$90,480	$55,076
Total Other Assets	$37,200	$78,000	$42,250	$71,996	$52,632	$90,480	$55,076
TOTAL ASSETS	$37,379	$78,334	$42,499	$72,326	$52,877	$90,888	$60,435
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Liabilities	$-	$-	$-	$-	$-	$-	$-
Equity
Membership Contributions	$46,000	$86,000	$64,000	$85,000	$63,000	$105,000	$73,000
Membership Distributions	$-	$-	$-	$-	$-	$-	$-
Retained Earnings	$(8,541)	$(7,515)	$(21,389)	$(12,525)	$(10,013)	$(13,928)	$(12,438)
Net Income	$(80)	$(150)	$(112)	$(149)	$(110)	$(184)	$(128)
Total Equity	$37,379	$78,334	$42,499	$72,326	$52,877	$90,888	$60,435
TOTAL LIABILITIES AND EQUITY	$37,379	$78,334	$42,499	$72,326	$52,877	$90,888	$60,435

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of June 30, 2025
See accompanying Notes to these Financial Statements

	VV-BOW2	VV-KCSK	VV-YAM1	VV-LBV1	VV-SCC1	VV-GUGL1	VV-DRCH19
ASSETS
Current Assets
Cash	$218	$-	$152	$9,420	$230	$5,539	$754
Total Current Assets	$218	$-	$152	$9,420	$230	$5,539	$754
Other Assets	$-	$-	$-	$-	$-	$-	$-
Collectible Assets	$39,172	$258,000	$29,454	$77,103	$52,172	$46,664	$165,806
Total Other Assets	$39,172	$258,000	$29,454	$77,103	$52,172	$46,664	$165,806
TOTAL ASSETS	$39,390	$258,000	$29,606	$86,523	$52,402	$52,203	$166,560
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Liabilities	$-	$-	$-	$-	$-	$-	$-
Equity
Membership Contributions	$56,000	$315,000	$39,000	$102,000	$59,500	$61,000	$194,000
Membership Distributions	$-	$-	$-	$-	$-	$-	$-
Retained Earnings	$(16,512)	$(57,000)	$(9,326)	$(16,591)	$(6,994)	$(9,300)	$(27,101)
Net Income	$(98)	$-	$(68)	$1,114	$(104)	$503	$(339)
Total Equity	$39,390	$258,000	$29,606	$86,523	$52,402	$52,203	$166,560
TOTAL LIABILITIES AND EQUITY	$39,390	$258,000	$29,606	$86,523	$52,402	$52,203	$166,560

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of June 30, 2025
See accompanying Notes to these Financial Statements
	VV-BOMA	VV-KGC5	VV-CHJC	VV-HIB1	VV-HBC1	VV-LAT1	VV-SPAN2
ASSETS
Current Assets
Cash	$272	$206	$7,950	$253	$474	$1,877	$13,865
Total Current Assets	$272	$206	$7,950	$253	$474	$1,877	$13,865
Other Assets	$-	$-	$-	$-	$-	$-	$-
Collectible Assets	$62,180	$45,900	$52,230	$52,858	$104,120	$70,045	$51,077
Total Other Assets	$62,180	$45,900	$52,230	$52,858	$104,120	$70,045	$51,077
TOTAL ASSETS	$62,452	$46,106	$60,179	$53,111	$104,594	$71,922	$64,942
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Liabilities	$-	$-	$-	$-	$-	$-	$-
Equity
Membership Contributions	$70,000	$53,000	$69,000	$65,000	$122,000	$82,000	$72,000
Membership Distributions	$-	$-	$-	$-	$-	$-	$-
Retained Earnings	$(7,426)	$(6,801)	$(8,966)	$(11,776)	$(17,193)	$(10,115)	$(8,647)
Net Income	$(122)	$(93)	$145	$(114)	$(213)	$36	$1,589
Total Equity	$62,452	$46,106	$60,179	$53,111	$104,594	$71,922	$64,942
TOTAL LIABILITIES AND EQUITY	$62,452	$46,106	$60,179	$53,111	$104,594	$71,922	$64,942

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of June 30, 2025
See accompanying Notes to these Financial Statements
	VV-KGC6	VV-SCC2	VV-GCW1	VV-MACAL5	VV-HCC1	VV-CALC1	VV-MACAL6
ASSETS
Current Assets
Cash	$253	$439	$4,423	$835	$459	$20,266	$439
Total Current Assets	$253	$439	$4,423	$835	$459	$20,266	$439
Other Assets	$-	$-	$-	$-	$-	$-	$-
Collectible Assets	$55,000	$96,086	$41,876	$173,696	$96,000	$64,872	$87,120
Total Other Assets	$55,000	$96,086	$41,876	$173,696	$96,000	$64,872	$87,120
TOTAL ASSETS	$55,253	$96,525	$46,298	$174,531	$96,459	$85,138	$87,559
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Liabilities	$-	$-	$-	$-	$-	$-	$-
Equity
Membership Contributions	$65,000	$113,000	$52,500	$215,000	$118,000	$100,000	$113,000
Membership Distributions	$-	$-	$-	$-	$-	$-	$-
Retained Earnings	$(9,634)	$(16,277)	$(6,110)	$(40,093)	$(21,335)	$(12,544)	$(25,243)
Net Income	$(114)	$(198)	$(92)	$(376)	$(206)	$(2,319)	$(198)
Total Equity	$55,253	$96,525	$46,298	$174,531	$96,459	$85,138	$87,559
TOTAL LIABILITIES AND EQUITY	$55,253	$96,525	$46,298	$174,531	$96,459	$85,138	$87,559

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of June 30, 2025
See accompanying Notes to these Financial Statements
	VV-KGC6	VV-SCC2	VV-GCW1	VV-MACAL5	VV-HCC1	VV-CALC1	VV-MACAL6
ASSETS
Current Assets
Cash	$253	$439	$4,423	$835	$459	$20,266	$439
Total Current Assets	$253	$439	$4,423	$835	$459	$20,266	$439
Other Assets	$-	$-	$-	$-	$-	$-	$-
Collectible Assets	$55,000	$96,086	$41,876	$173,696	$96,000	$64,872	$87,120
Total Other Assets	$55,000	$96,086	$41,876	$173,696	$96,000	$64,872	$87,120
TOTAL ASSETS	$55,253	$96,525	$46,298	$174,531	$96,459	$85,138	$87,559
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Liabilities	$-	$-	$-	$-	$-	$-	$-
Equity
Membership Contributions	$65,000	$113,000	$52,500	$215,000	$118,000	$100,000	$113,000
Membership Distributions	$-	$-	$-	$-	$-	$-	$-
Retained Earnings	$(9,634)	$(16,277)	$(6,110)	$(40,093)	$(21,335)	$(12,544)	$(25,243)
Net Income	$(114)	$(198)	$(92)	$(376)	$(206)	$(2,319)	$(198)
Total Equity	$55,253	$96,525	$46,298	$174,531	$96,459	$85,138	$87,559
TOTAL LIABILITIES AND EQUITY	$55,253	$96,525	$46,298	$174,531	$96,459	$85,138	$87,559

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of June 30, 2025
See accompanying Notes to these Financial Statements

	VV-RBV1	VV-SUPR2	VV-AMW1	VV-JPNW	VV-KKCSK	VV-RUM1	VV-HPHH
ASSETS
Current Assets
Cash	$30,239	$7,822	$505	$194	$-	$319	$350
Total Current Assets	$30,239	$7,822	$505	$194	$-	$319	$350
Other Assets	$-	$-	$-	$-	$-	$-	$-
Collectible Assets	$54,789	$37,420	$107,126	$40,914	$100,000	$65,579	$70,500
Total Other Assets	$54,789	$37,420	$107,126	$40,914	$100,000	$65,579	$70,500
TOTAL ASSETS	$85,028	$45,242	$107,631	$41,108	$100,000	$65,898	$70,850
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Other Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Current Liabilities	$-	$-	$-	$-	$-	$-	$-
Total Liabilities	$-	$-	$-	$-	$-	$-	$-
Equity
Membership Contributions	$95,000	$49,500	$130,000	$50,000	$125,000	$82,000	$90,000
Membership Distributions	$-	$-	$-	$-	$-	$-	$-
Retained Earnings	$(11,034)	$(4,875)	$(22,141)	$(8,804)	$(25,000)	$(15,959)	$(18,993)
Net Income	$1,061	$617	$(227)	$(87)	$-	$(143)	$(157)
Total Equity	$85,028	$45,242	$107,631	$41,108	$100,000	$65,898	$70,850
TOTAL LIABILITIES AND EQUITY	$85,028	$45,242	$107,631	$41,108	$100,000	$65,898	$70,850

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of June 30, 2025
See accompanying Notes to these Financial Statements

	VV-RB22	VV-CHAM2	VV-BURGS1	VV-CDP1
ASSETS
Current Assets
Cash	$218	$2,037	$389	$28,004
Total Current Assets	$218	$2,037	$389	$28,004
Other Assets	$-	$-	$-	$-
Collectible Assets	$47,224	$80,237	$83,602	$24,507
Total Other Assets	$47,224	$80,237	$83,602	$24,507
TOTAL ASSETS	$47,442	$82,273	$83,991	$52,510
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Other Current Liabilities	$-	$-	$-	$-
Total Other Current Liabilities	$-	$-	$-	$-
Total Current Liabilities	$-	$-	$-	$-
Total Liabilities	$-	$-	$-	$-
Equity
Membership Contributions	$56,000	$97,000	$100,000	$60,000
Membership Distributions	$-	$-	$-	$-
Retained Earnings	$(8,460)	$(14,786)	$(15,835)	$(11,288)
Net Income	$(98)	$60	$(175)	$3,798
Total Equity	$47,442	$82,273	$83,991	$52,510
TOTAL LIABILITIES AND EQUITY	$47,442	$82,273	$83,991	$52,510

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-0001	VV-PNST	VV-STEML	VV-SUPR	VV-CHAM	VV-BDX	VV-MACAL	VV-SPAN
ASSETS
Current Assets
Cash and Cash Equivalents	-685	407	5,414	1,508	10,420	1,556	479	9,099
Total Current Assets	-685	407	5,414	1,508	10,420	1,556	479	9,099

Collectible Assets	0	40,000	53,414	47,957	9,844	53,835	75,400	58,209

TOTAL ASSETS	-685	40,407	58,828	49,465	20,263	55,391	75,879	67,308

LIABILITIES AND MEMBERS' EQUITY
Liabilities	0	0	0	0	0	0	0	0
Current Liabilities	0	0	0	0	0	0	0	0
Other Current Liabilities	0	0	0	0	0	0	0	0
Total Current Liabilities	0	0	0	0	0	0	0	0

Total Liabilities	0	0	0	0	0	0	0	0

MEMBERS" EQUITY
Membership Subscriptions	46,000	46,000	64,500	71,500	73,000	85,000	85,000	84,000
Membership Distributions/Dividends	-53,310	0	0	-20,920	-63,900	-29,624	0	-14,494
Retained Earnings	10,200	-4,772	-6,411	157	12,963	1,480	-8,155	-3,243
Net Income	-3,575	-821	739	-1,273	-1,799	-1,465	-966	1,045
Total Equity	-685	40,407	58,828	49,465	20,263	55,391	75,879	67,308
TOTAL LIABILITIES AND MEMBERS' EQUITY	-685	40,407	58,828	49,465	20,263	55,391	75,879	67,308

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-BOWCK	VV-FUTUR	VV-DRC	VV-NAPA	VV-RHONE	VV-PTRS	VV-JPWY	VV-PDMT
ASSETS
Current Assets
Cash and Cash Equivalents	441	631	772	4,488	5,533	163	1,054	871
Total Current Assets	441	631	772	4,488	5,533	163	1,054	871

Collectible Assets	0	100,254	121,565	114,427	134,751	25,893	165,500	137,100

TOTAL ASSETS	441	100,885	122,337	118,915	140,284	26,056	166,554	137,971

LIABILITIES AND MEMBERS' EQUITY
Liabilities	0	0	0	0	0	0	0	0
Current Liabilities	0	0	0	0	0	0	0	0
Other Current Liabilities	0	0	0	0	0	0	0	0
Total Current Liabilities	0	0	0	0	0	0	0	0

Total Liabilities	0	0	0	0	0	0	0	0

MEMBERS" EQUITY
Membership Subscriptions	94,000	112,000	137,000	142,000	153,000	29,000	187,000	154,500
Membership Distributions/Dividends	-120,160	0	0	-15,812	0	0	0	0
Retained Earnings	37,903	-9,842	-13,106	-5,659	-14,699	-2,614	-18,321	-14,773
Net Income	-11,302	-1,273	-1,557	-1,614	1,983	-330	-2,125	-1,756
Total Equity	441	100,885	122,337	118,915	140,284	26,056	166,554	137,971
TOTAL LIABILITIES AND MEMBERS' EQUITY	441	100,885	122,337	118,915	140,284	26,056	166,554	137,971

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-BOD10	VV-ROSE	VV-GPS	VV-LAF10	VV-JYFT	VV-MR19	VV-BDMA	VV-DRCH
ASSETS
Current Assets
Cash and Cash Equivalents	2,156	1,004	727	682	119	158	12,248	299
Total Current Assets	2,156	1,004	727	682	119	158	12,248	299

Collectible Assets	86,797	35,769	106,550	106,428	20,000	23,035	28,280	46,396

TOTAL ASSETS	88,953	36,773	107,277	107,110	20,119	23,193	40,529	46,695

LIABILITIES AND MEMBERS' EQUITY
Liabilities	0	0	0	0	0	0	0	0
Current Liabilities	0	0	0	0	0	0	0	0
Other Current Liabilities	0	0	0	0	0	0	0	0
Total Current Liabilities	0	0	0	0	0	0	0	0

Total Liabilities	0	0	0	0	0	0	0	0

MEMBERS" EQUITY
Membership Subscriptions	99,500	41,000	129,000	121,000	24,000	28,000	43,000	53,000
Membership Distributions/Dividends	0	0	0	0	0	0	0	0
Retained Earnings	-9,944	-3,981	-20,257	-12,515	-3,640	-4,489	-4,874	-5,703
Net Income	-603	-246	-1,466	-1,375	-241	-318	2,403	-602
Total Equity	88,953	36,773	107,277	107,110	20,119	23,193	40,529	46,695
TOTAL LIABILITIES AND MEMBERS' EQUITY	88,953	36,773	107,277	107,110	20,119	23,193	40,529	46,695

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-MACAL50	VV-GERM	VV-LR15	VV-JSCV	VV-SCRV	VV-CDCV	VV-CB100	VV-KGC1
ASSETS
Current Assets
Cash and Cash Equivalents	648	1,443	394	344	738	669	321	424
Total Current Assets	648	1,443	394	344	738	669	321	424

Collectible Assets	102,000	40,151	55,425	52,674	116,067	32,496	48,932	66,022

TOTAL ASSETS	102,648	41,594	55,819	53,018	116,805	33,165	49,253	66,446

LIABILITIES AND MEMBERS' EQUITY
Liabilities	0	0	0	0	0	0	0	0
Current Liabilities	0	0	0	0	0	0	0	0
Other Current Liabilities	0	0	0	0	0	0	0	0
Total Current Liabilities	0	0	0	0	0	0	0	0

Total Liabilities	0	0	0	0	0	0	0	0

MEMBERS" EQUITY
Membership Subscriptions	115,000	53,000	70,000	61,000	131,000	38,000	57,000	75,000
Membership Distributions/Dividends	0	-9,428	0	0	0	0	0	0
Retained Earnings	-11,045	-1,375	-13,385	-7,289	-12,706	-4,512	-7,099	-7,702
Net Income	-1,307	-602	-796	-693	-1,489	-323	-648	-852
Total Equity	102,648	41,594	55,819	53,018	116,805	33,165	49,253	66,446
TOTAL LIABILITIES AND MEMBERS' EQUITY	102,648	41,594	55,819	53,018	116,805	33,165	49,253	66,446

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-DRC15	VV-CHBL1	VV-BDXM1	VV-PFGV	VV-WBURG	VV-KGC2	VV-MACAL2	VV-MVRW
ASSETS
Current Assets
Cash and Cash Equivalents	428	21,673	3,644	11,835	8,875	890	592	873
Total Current Assets	428	21,673	3,644	11,835	8,875	890	592	873

Collectible Assets	67,200	6,242	165,260	61,997	117,016	132,746	89,196	126,178

TOTAL ASSETS	67,628	27,915	168,904	73,832	125,891	133,636	89,788	127,051

LIABILITIES AND MEMBERS' EQUITY
Liabilities	0	0	0	0	0	0	0	0
Current Liabilities	0	0	0	0	0	0	0	0
Other Current Liabilities	0	0	0	0	0	0	0	0
Total Current Liabilities	0	0	0	0	0	0	0	0

Total Liabilities	0	0	0	0	0	0	0	0

MEMBERS" EQUITY
Membership Subscriptions	76,000	30,000	200,000	82,000	138,000	158,000	105,000	155,000
Membership Distributions/Dividends	0	-6,115	0	0	0	0	0	0
Retained Earnings	-7,508	-1,315	-29,662	-12,257	-13,403	-22,568	-14,019	-26,187
Net Income	-864	5,346	-1,434	4,089	1,294	-1,796	-1,193	-1,762
Total Equity	67,628	27,915	168,904	73,832	125,891	133,636	89,788	127,051
TOTAL LIABILITIES AND MEMBERS' EQUITY	67,628	27,915	168,904	73,832	125,891	133,636	89,788	127,051

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-DRCRC1	VV-CDVM	VV-MACAL3	VV-POM1	VV-BXEP21	VV-DRCH17	VV-MACFC	VV-BOW50
ASSETS
Current Assets
Cash and Cash Equivalents	564	564	733	3,248	2,871	1,794	372	338
Total Current Assets	564	564	733	3,248	2,871	1,794	372	338

Collectible Assets	88,279	84,284	106,878	82,365	192,107	60,643	54,050	37,500

TOTAL ASSETS	88,843	84,848	107,611	85,613	194,979	62,437	54,422	37,838

LIABILITIES AND MEMBERS' EQUITY
Liabilities	0	0	0	0	0	0	0	0
Current Liabilities	0	0	0	0	0	0	0	0
Other Current Liabilities	0	0	0	0	0	0	0	0
Total Current Liabilities	0	0	0	0	0	0	0	0

Total Liabilities	0	0	0	0	0	0	0	0

MEMBERS" EQUITY
Membership Subscriptions	100,000	100,000	130,000	110,000	230,000	88,000	66,000	60,000
Membership Distributions/Dividends	0	0	0	-11,176	0	-17,313	0	0
Retained Earnings	-10,021	-14,016	-20,912	-11,729	-32,892	-7,250	-10,828	-21,480
Net Income	-1,137	-1,137	-1,477	-1,481	-2,129	-1,000	-750	-682
Total Equity	88,843	84,848	107,611	85,613	194,979	62,437	54,422	37,838
TOTAL LIABILITIES AND MEMBERS' EQUITY	88,843	84,848	107,611	85,613	194,979	62,437	54,422	37,838

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-CCC1	VV-TLC1	VV-RTBC	VV-MARG1	VV-SAIC	VV-BDX2K	VV-DRCH14	VV-HAWV
ASSETS
Current Assets
Cash and Cash Equivalents	490	445	575	552	3,693	40,574	406	299
Total Current Assets	490	445	575	552	3,693	40,574	406	299

Collectible Assets	72,283	65,870	84,178	81,722	50,080	121,920	63,700	46,650

TOTAL ASSETS	72,773	66,315	84,753	82,274	53,773	162,494	64,106	46,949

LIABILITIES AND MEMBERS' EQUITY
Liabilities	0	0	0	0	0	0	0	0
Current Liabilities	0	0	0	0	0	0	0	0
Other Current Liabilities	0	0	0	0	0	0	0	0
Total Current Liabilities	0	0	0	0	0	0	0	0

Total Liabilities	0	0	0	0	0	0	0	0

MEMBERS" EQUITY
Membership Subscriptions	87,000	79,000	102,000	98,000	68,000	176,000	72,000	53,000
Membership Distributions/Dividends	0	0	0	0	0	0	0	0
Retained Earnings	-13,238	-11,787	-16,088	-14,612	-14,928	-26,618	-7,076	-5,449
Net Income	-989	-898	-1,159	-1,114	701	13,112	-818	-602
Total Equity	72,773	66,315	84,753	82,274	53,773	162,494	64,106	46,949
TOTAL LIABILITIES AND MEMBERS' EQUITY	72,773	66,315	84,753	82,274	53,773	162,494	64,106	46,949

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-MACAL4	VV-LAF19	VV-KGC3	VV-KGC4	VV-DP08	VV-DL19	VV-DRC09	VV-ITRC
ASSETS
Current Assets
Cash and Cash Equivalents	451	259	485	361	479	355	592	5,486
Total Current Assets	451	259	485	361	479	355	592	5,486

Collectible Assets	56,216	37,200	78,000	42,250	71,996	52,632	90,480	55,076

TOTAL ASSETS	56,667	37,459	78,485	42,611	72,475	52,987	91,072	60,562

LIABILITIES AND MEMBERS' EQUITY
Liabilities	0	0	0	0	0	0	0	0
Current Liabilities	0	0	0	0	0	0	0	0
Other Current Liabilities	0	0	0	0	0	0	0	0
Total Current Liabilities	0	0	0	0	0	0	0	0

Total Liabilities	0	0	0	0	0	0	0	0

MEMBERS" EQUITY
Membership Subscriptions	80,000	46,000	86,000	64,000	85,000	63,000	105,000	73,000
Membership Distributions/Dividends	0	0	0	0	0	0	0	0
Retained Earnings	-22,424	-8,018	-6,538	-20,662	-11,559	-9,297	-12,735	-12,984
Net Income	-909	-523	-977	-727	-966	-716	-1,193	546
Total Equity	56,667	37,459	78,485	42,611	72,475	52,987	91,072	60,562
TOTAL LIABILITIES AND MEMBERS' EQUITY	56,667	37,459	78,485	42,611	72,475	52,987	91,072	60,562

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-BOW2	VV-KCSK	VV-YAM1	VV-LBV1	VV-SCC1	VV-GULG1	VV-DRCH19	VV-BOMA
ASSETS
Current Assets
Cash and Cash Equivalents	316	0	220	575	334	2,491	1,093	394
Total Current Assets	316	0	220	575	334	2,491	1,093	394

Collectible Assets	39,172	258,000	29,454	84,834	52,172	49,209	165,806	62,180

TOTAL ASSETS	39,488	258,000	29,674	85,409	52,506	51,700	166,899	62,574

LIABILITIES AND MEMBERS' EQUITY
Liabilities	0	0	0	0	0	0	0	0
Current Liabilities	0	0	0	0	0	0	0	0
Other Current Liabilities	0	0	0	0	0	0	0	0
Total Current Liabilities	0	0	0	0	0	0	0	0

Total Liabilities	0	0	0	0	0	0	0	0

MEMBERS" EQUITY
Membership Subscriptions	56,000	315,000	39,000	102,000	59,500	61,000	194,000	70,000
Membership Distributions/Dividends	0	0	0	0	0	0	0	0
Retained Earnings	-15,876	-57,000	-8,883	-15,432	-6,317	-9,057	-24,896	-6,630
Net Income	-636	0	-443	-1,159	-677	-243	-2,205	-796
Total Equity	39,488	258,000	29,674	85,409	52,506	51,700	166,899	62,574
TOTAL LIABILITIES AND MEMBERS' EQUITY	39,488	258,000	29,674	85,409	52,506	51,700	166,899	62,574

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-KGC5	VV-CHJC	VV-HIB1	VV-HBC1	VV-LAT1	VV-SPAN2	VV-KGC6	VV-SCC2
ASSETS
Current Assets
Cash and Cash Equivalents	299	1,954	366	687	1,247	6,734	366	637
Total Current Assets	299	1,954	366	687	1,247	6,734	366	637

Collectible Assets	45,900	58,079	52,858	104,120	70,638	56,620	55,000	96,086

TOTAL ASSETS	46,199	60,034	53,224	104,807	71,885	63,353	55,366	96,723

LIABILITIES AND MEMBERS' EQUITY
Liabilities	0	0	0	0	0	0	0	0
Current Liabilities	0	0	0	0	0	0	0	0
Other Current Liabilities	0	0	0	0	0	0	0	0
Total Current Liabilities	0	0	0	0	0	0	0	0

Total Liabilities	0	0	0	0	0	0	0	0

MEMBERS" EQUITY
Membership Subscriptions	53,000	69,000	65,000	122,000	82,000	72,000	65,000	113,000
Membership Distributions/Dividends	0	0	0	0	0	0	0	0
Retained Earnings	-6,199	-8,601	-11,037	-15,806	-9,364	-9,612	-8,895	-14,993
Net Income	-602	-365	-739	-1,387	-751	965	-739	-1,284
Total Equity	46,199	60,034	53,224	104,807	71,885	63,353	55,366	96,723
TOTAL LIABILITIES AND MEMBERS' EQUITY	46,199	60,034	53,224	104,807	71,885	63,353	55,366	96,723

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-GCW1	VV-MACAL5	VV-HCC1	VV-CALC1	VV-MACAL6	VV-RBV1	VV-SUPR2	VV-AMW1
ASSETS
Current Assets
Cash and Cash Equivalents	4,514	1,211	665	564	637	8,956	5,442	733
Total Current Assets	4,514	1,211	665	564	637	8,956	5,442	733

Collectible Assets	41,876	173,696	96,000	86,893	87,120	75,010	39,183	107,126

TOTAL ASSETS	46,390	174,907	96,665	87,457	87,757	83,966	44,625	107,859

LIABILITIES AND MEMBERS' EQUITY
Liabilities	0	0	0	0	0	0	0	0
Current Liabilities	0	0	0	0	0	0	0	0
Other Current Liabilities	0	0	0	0	0	0	0	0
Total Current Liabilities	0	0	0	0	0	0	0	0

Total Liabilities	0	0	0	0	0	0	0	0

MEMBERS" EQUITY
Membership Subscriptions	52,500	215,000	118,000	100,000	113,000	95,000	49,500	130,000
Membership Distributions/Dividends	0	0	0	0	0	0	0	0
Retained Earnings	-6,740	-37,650	-19,994	-11,407	-23,959	-13,417	-5,927	-20,664
Net Income	630	-2,443	-1,341	-1,137	-1,284	2,383	1,052	-1,477
Total Equity	46,390	174,907	96,665	87,457	87,757	83,966	44,625	107,859
TOTAL LIABILITIES AND MEMBERS' EQUITY	46,390	174,907	96,665	87,457	87,757	83,966	44,625	107,859

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-JPNW	VV-KKCSK	VV-RUM1	VV-HPHH	VV-RB22	VV-CHAM2	VV-BURGS1	VV-CDP1
ASSETS
Current Assets
Cash and Cash Equivalents	282	0	462	507	316	547	564	3,253
Total Current Assets	282	0	462	507	316	547	564	3,253

Collectible Assets	40,914	100,000	65,579	70,500	47,224	81,667	83,602	45,460

TOTAL ASSETS	41,196	100,000	66,041	71,007	47,540	82,214	84,166	48,712

LIABILITIES AND MEMBERS' EQUITY
Liabilities	0	0	0	0	0	0	0	0
Current Liabilities	0	0	0	0	0	0	0	0
Other Current Liabilities	0	0	0	0	0	0	0	0
Total Current Liabilities	0	0	0	0	0	0	0	0

Total Liabilities	0	0	0	0	0	0	0	0

MEMBERS" EQUITY
Membership Subscriptions	50,000	125,000	82,000	90,000	56,000	97,000	100,000	60,000
Membership Distributions/Dividends	0	0	0	0	0	0	0	0
Retained Earnings	-8,236	-25,000	-15,027	-17,970	-7,824	-13,684	0	0
Net Income	-568	0	-932	-1,023	-636	-1,102	-15,835	-11,288
Total Equity	41,196	100,000	66,041	71,007	47,540	82,214	84,166	48,712
TOTAL LIABILITIES AND MEMBERS' EQUITY	41,196	100,000	66,041	71,007	47,540	82,214	84,166	48,712

VV MARKETS, LLC
CONSOLIDATED STATEMENT OF OPERATIONS
For the period from January 1, 2025 to June 30, 2025 (Unaudited)
And the period from January 1, 2024 to December 31, 2024 (Audited)
In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included. See accompanying Notes to these Financial Statements.

	June 30, 2025 (Unaudited)	December 31, 2024 (Audited)
Revenues	$249,761.47	164,889
Cost of revenues	252,064.72	107,945
Gross Profit (Loss)	-$2,303.25	56,944

Operating Expenses:
General and administrative	15,000.00	141,598

Operating Income/(Loss)	(17,303.25)	($84,654)

Provision for Income Taxes	0	0

Net Income	$(17,303.25)	($84,654)

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the Six Months Ended June 30, 2025
In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included. See accompanying Notes to these Financial Statements

	VV-0001	VV-PNST	VV-STEML	VV-SUPR	VV-CHAM	VV-BDX	VV-MACAL	VV-SPAN	VV-BOWCK
Revenues	-	-	5,061	-	3,864	-	-	3,015	-
Cost of revenues	-	-	4,655	-	3,383	-	-	2,441	-
Gross Profit (Loss)	-	-	406	-	481	-	-	574	-

Operating Expenses:
General and administrative	126	126	133	142	146	149	149	147	164

Operating Income/(Loss)	(126)	(126)	273	(142)	335	(149)	(149)	427	(164)

Provision for Income Taxes	-	-	-	-	-	-	-	-	-

Net Income	(126)	(126)	273	(142)	335	(149)	(149)	427	(164)

Weighted Number of Series Membership Interests	1,000	2,000	6,450	1,986	1,460	2,125	1,700	1,400	2,000
Basic and diluted loss per Series membership interest	(0.13)	(0.06)	0.04	(0.07)	0.23	(0.07)	(0.09)	0.31	(0.08)

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the Six Months Ended June 30, 2025
In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included. See accompanying Notes to these Financial Statements

	VV-FUTUR	VV-DRC	VV-NAPA	VV-RHONE	VV-PTRS	VV-JPWY	VV-PDMT	VV-BOD10	VV-ROSE
Revenues	407	-	-	1,759	-	-	-	8,067	4,710
Cost of revenues	360	-	-	1,617	-	-	-	12,386	5,140
Gross Profit (Loss)	47	-	-	141	-	-	-	(4,320)	(431)

Operating Expenses:
General and administrative	196	240	248	268	51	327	270	174	72

Operating Income/(Loss)	(148)	(240)	(248)	(126)	(51)	(327)	(270)	(4,494)	(502)

Provision for Income Taxes	-	-	-	-	-	-	-	-	-

Net Income	(148)	(240)	(248)	(126)	(51)	(327)	(270)	(4,494)	(502)

Weighted Number of Series Membership Interests	1,600	5,480	2,840	3,825	500	5,500	3,090	1,990	1,000
Basic and diluted loss per Series membership interest	(0.09)	(0.04)	(0.09)	(0.03)	(0.10)	(0.06)	(0.09)	(2.26)	(0.50)

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the Six Months Ended June 30, 2025
In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included. See accompanying Notes to these Financial Statements

	VV-GPS	VV-LAF10	VV-JYFT	VV-MR19	VV-BDMA	VV-DRCH	VV-MACAL50	VV-GERM	VV-LR15	VV-JSCV
Revenues	-	-	747	-	4,319	-	-	-	-	-
Cost of revenues	-	-	467	-	3,133	-	-	-	-	-
Gross Profit (Loss)	-	-	280	-	1,186	-	-	-	-	-

Operating Expenses:
General and administrative	226	212	37	49	75	93	201	93	122	107

Operating Income/(Loss)	(226)	(212)	243	(49)	1,111	(93)	(201)	(93)	(122)	(107)

Provision for Income Taxes	-	-	-	-	-	-	-	-	-	-

Net Income	(226)	(212)	243	(49)	1,111	(93)	(201)	(93)	(122)	(107)

Weighted Number of Series Membership Interests	3,000	1,210	800	280	860	530	5,750	1,000	700	610
Basic and diluted loss per Series membership interest	(0.08)	(0.17)	0.30	(0.17)	1.29	(0.17)	(0.03)	(0.09)	(0.17)	(0.17)

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the Six Months Ended June 30, 2025
In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included. See accompanying Notes to these Financial Statements

	VV-SCRV	VV-CDCV	VV-CB100	VV-KGC1	VV-DRC15	VV-CHBL1	VV-BDXM1	VV-PFGV	VV-WBURG
Revenues	-	411	10,617	-	-	-	9,039	11,388	-
Cost of revenues	-	346	13,268	-	-	-	6,787	10,062	-
Gross Profit (Loss)	-	66	(2,651)	-	-	-	2,253	1,326	-

Operating Expenses:
General and administrative	229	66	100	131	133	52	350	143	241

Operating Income/(Loss)	(229)	(1)	(2,751)	(131)	(133)	(52)	1,903	1,183	(241)

Provision for Income Taxes	-	-	-	-	-	-	-	-	-

Net Income	(229)	(1)	(2,751)	(131)	(133)	(52)	1,903	1,183	(241)

Weighted Number of Series Membership Interests	1,310	760	570	1,500	760	600	4,000	1,640	4,600
Basic and diluted loss per Series membership interest	(0.17)	(0.00)	(4.83)	(0.09)	(0.17)	(0.09)	0.48	0.72	(0.05)

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the Six Months Ended June 30, 2025
In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included. See accompanying Notes to these Financial Statements

	VV-KGC2	VV-MACAL2	VV-MVRW	VV-DRCRC1	VV-CDVM	VV-MACAL3	VV-POM1	VV-BXEP21	VV-DRCH17
Revenues	-	-	-	-	-	-	-	15,466	-
Cost of revenues	-	-	-	-	-	-	-	12,708	-
Gross Profit (Loss)	-	-	-	-	-	-	-	2,757	-

Operating Expenses:
General and administrative	276	184	271	175	175	227	192	402	154

Operating Income/(Loss)	(276)	(184)	(271)	(175)	(175)	(227)	(192)	2,355	(154)

Provision for Income Taxes	-	-	-	-	-	-	-	-	-

Net Income	(276)	(184)	(271)	(175)	(175)	(227)	(192)	2,355	(154)

Weighted Number of Series Membership Interests	1,580	1,050	3,100	1,000	1,000	1,300	1,100	4,600	880
Basic and diluted loss per Series membership interest	(0.17)	(0.17)	(0.09)	(0.17)	(0.17)	(0.17)	(0.17)	0.51	(0.17)

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the Six Months Ended June 30, 2025
In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included. See accompanying Notes to these Financial Statements

	VV-MACFC	VV-BOW50	VV-CCC1	VV-TLC1	VV-RTBC	VV-MARG1	VV-SAIC	VV-BDX2K	VV-DRCH14
Revenues	-	-	-	4,617	-	20,289	7,748	41,605	-
Cost of revenues	-	-	-	3,456	-	25,585	5,620	52,000	-
Gross Profit (Loss)	-	-	-	1,161	-	(5,297)	2,128	(10,394)	-

Operating Expenses:
General and administrative	115	105	152	138	178	171	119	308	126

Operating Income/(Loss)	(115)	(105)	(152)	1,023	(178)	(5,468)	2,009	(10,702)	(126)

Provision for Income Taxes	-	-	-	-	-	-	-	-	-

Net Income	(115)	(105)	(152)	1,023	(178)	(5,468)	2,009	(10,702)	(126)

Weighted Number of Series Membership Interests	1,320	600	870	790	1,020	980	680	1,760	1,440
Basic and diluted loss per Series membership interest	(0.09)	(0.17)	(0.17)	1.30	(0.17)	(5.58)	2.95	(6.08)	(0.09)

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the Six Months Ended June 30, 2025
In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included. See accompanying Notes to these Financial Statements

	VV-HAWV	VV-MACAL4	VV-LAF19	VV-KGC3	VV-KGC4	VV-DP08	VV-DL19	VV-DRC09	VV-ITRC
Revenues	-	-	-	-	-	-	-	-	-
Cost of revenues	-	-	-	-	-	-	-	-	-
Gross Profit (Loss)	-	-	-	-	-	-	-	-	-

Operating Expenses:
General and administrative	93	140	80	150	112	149	110	184	128

Operating Income/(Loss)	(93)	(140)	(80)	(150)	(112)	(149)	(110)	(184)	(128)

Provision for Income Taxes	-	-	-	-	-	-	-	-	-

Net Income	(93)	(140)	(80)	(150)	(112)	(149)	(110)	(184)	(128)

Weighted Number of Series Membership Interests	1,060	800	920	860	1,280	1,700	630	1,050	1,460
Basic and diluted loss per Series membership interest	(0.09)	(0.17)	(0.09)	(0.17)	(0.09)	(0.09)	(0.17)	(0.17)	(0.09)

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the Six Months Ended June 30, 2025
In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included. See accompanying Notes to these Financial Statements

	VV-BOW2	VV-KCSK	VV-YAM1	VV-LBV1	VV-SCC1	VV-GUGL1	VV-DRCH19	VV-BOMA	VV-KGC5
Revenues	-	-	-	9,023	-	3,155	-	-	-
Cost of revenues	-	-	-	7,731	-	2,545	-	-	-
Gross Profit (Loss)	-	-	-	1,293	-	609	-	-	-

Operating Expenses:
General and administrative	98	-	68	178	104	107	339	122	93

Operating Income/(Loss)	(98)	-	(68)	1,114	(104)	503	(339)	(122)	(93)

Provision for Income Taxes	-	-	-	-	-	-	-	-	-

Net Income	(98)	-	(68)	1,114	(104)	503	(339)	(122)	(93)

Weighted Number of Series Membership Interests	1,120	3,150	780	1,020	595	610	1,940	700	530
Basic and diluted loss per Series membership interest	(0.09)	-	(0.09)	1.09	(0.17)	0.82	(0.17)	(0.17)	(0.17)

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the Six Months Ended June 30, 2025
In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included. See accompanying Notes to these Financial Statements

	VV-CHJC	VV-HIB1	VV-HBC1	VV-LAT1	VV-SPAN2	VV-KGC6	VV-SCC2	VV-GCW1	VV-MACAL5
Revenues	6,116	-	-	773	7,258	-	-	-	-
Cost of revenues	5,850	-	-	594	5,543	-	-	-	-
Gross Profit (Loss)	266	-	-	180	1,715	-	-	-	-

Operating Expenses:
General and administrative	121	114	213	143	126	114	198	92	376

Operating Income/(Loss)	145	(114)	(213)	36	1,589	(114)	(198)	(92)	(376)

Provision for Income Taxes	-	-	-	-	-	-	-	-	-

Net Income	145	(114)	(213)	36	1,589	(114)	(198)	(92)	(376)

Weighted Number of Series Membership Interests	690	650	1,220	820	720	650	1,130	525	2,150
Basic and diluted loss per Series membership interest	0.21	(0.17)	(0.17)	0.04	2.21	(0.17)	(0.17)	(0.17)	(0.17)

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the Six Months Ended June 30, 2025
In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included. See accompanying Notes to these Financial Statements

	VV-HCC1	VV-CALC1	VV-MACAL6	VV-KGC6	VV-SCC2	VV-GCW1	VV-MACAL5	VV-HCC1	VV-CALC1
Revenues	-	19,878	-	21,449	2,466	-	-	-	-
Cost of revenues	-	22,021	-	20,221	1,763	-	-	-	-
Gross Profit (Loss)	-	(2,144)	-	1,227	704	-	-	-	-

Operating Expenses:
General and administrative	206	175	198	166	87	227	87	-	143

Operating Income/(Loss)	(206)	(2,319)	(198)	1,061	617	(227)	(87)	-	(143)

Provision for Income Taxes	-	-	-	-	-	-	-	-	-

Net Income	(206)	(2,319)	(198)	1,061	617	(227)	(87)	-	(143)

Weighted Number of Series Membership Interests	1,180	1,000	1,130	950	495	1,300	500	1,250	820
Basic and diluted loss per Series membership interest	(0.17)	(2.32)	(0.17)	1.12	1.25	(0.17)	(0.17)	-	(0.17)

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the Six Months Ended June 30, 2025
In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included. See accompanying Notes to these Financial Statements

	VV-MACAL6	VV-RBV1	VV-SUPR2	VV-AMW1	VV-JPNW	VV-KKCSK	VV-RUM1	VV-HPHH
Revenues	-	21,449	2,466	-	-	-	-	-
Cost of revenues	-	20,221	1,763	-	-	-	-	-
Gross Profit (Loss)	-	1,227	704	-	-	-	-	-

Operating Expenses:
General and administrative	198	166	87	227	87	-	143	157

Operating Income/(Loss)	(198)	1,061	617	(227)	(87)	-	(143)	(157)

Provision for Income Taxes	-	-	-	-	-		-	-

Net Income	(198)	1,061	617	(227)	(87)	-	(143)	(157)

Weighted Number of Series Membership Interests	1,130	950	495	1,300	500	1,250	820	900
Basic and diluted loss per Series membership interest	(0.17)	1.12	1.25	(0.17)	(0.17)		(0.17)	(0.17)

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the Six Months Ended June 30, 2025
In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included. See accompanying Notes to these Financial Statements

	VV-RB22	VV-CHAM2	VV-BURGS1	VV-CDP1
Revenues	-	1,660	-	24,856
Cost of revenues	-	1,430	-	20,953
Gross Profit (Loss)	-	229	-	3,903

Operating Expenses:
General and administrative	98	170	175	105

Operating Income/(Loss)	(98)	60	(175)	3,798

Provision for Income Taxes	-	-	-	-

Net Income	(98)	60	(175)	3,798

Weighted Number of Series Membership Interests	560	970	1,000	600
Basic and diluted loss per Series membership interest	(0.17)	0.06	(0.17)	6.33

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-0001	VV-PNST	VV-STEML	VV-SUPR	VV-CHAM	VV-BDX	VV-MACAL	VV-SPAN
Revenues	$-	$-	$4,987	$-	$8,710	$-	$-	$8,064
Cost of revenues	$-	$-	$3,386	$-	$6,058	$-	$-	$5,820
Gross Profit (Loss)	$-	$-	$1,601	$-	$2,652	$-	$-	$2,244

Operating Expenses:
General and administrative	$3,575	$821	$862	$1,273	$4,451	$1,465	$966	$1,199

Operating Income/(Loss)	$(3,575)	$(821)	$739	$(1,273)	$(1,799)	$(1,465)	$(966)	$1,045

Provision for Income Taxes	$-	$-	$-	$-	$-	$-	$-	$-

Net Income	$(3,575)	$(821)	$739	$(1,273)	$(1,799)	$(1,465)	$(966)	$1,045
Weighted number of Series membership interest	1000	2000	6450	1986	1460	2125	1700	1400
Basic and diluted loss per Series membership interest	$(3.57)	$(0.41)	$0.11	$(0.64)	$(1.23)	$(0.69)	$(0.57)	$0.75

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-BOWCK	VV-FUTUR	VV-DRC	VV-NAPA	VV-RHONE	VV-PTRS	VV-JPWY	VV-PDMT
Revenues	$-	$-	$-	$-	$4,671	$-	$-	$-
Cost of revenues	$-	$-	$-	$-	$949	$-	$-	$-
Gross Profit (Loss)	$-	$-	$-	$-	$3,722	$-	$-	$-

Operating Expenses:
General and administrative	$11,302	$1,273	$1,557	$1,614	$1,739	$330	$2,125	$1,756

Operating Income/(Loss)	$(11,302)	$(1,273)	$(1,557)	$(1,614)	$1,983	$(330)	$(2,125)	$(1,756)

Provision for Income Taxes	$-	$-	$-	$-	$-	$-	$-	$-

Net Income	$(11,302)	$(1,273)	$(1,557)	$(1,614)	$1,983	$(330)	$(2,125)	$(1,756)
Weighted number of Series membership interest	2000	1600	5480	2840	3825	500	5500	3090
Basic and diluted loss per Series membership interest	$(5.65)	$(0.80)	$(0.28)	$(0.57)	$0.52	$(0.66)	$(0.39)	$(0.57)

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-BOD10	VV-ROSE	VV-GPS	VV-LAF10	VV-JYFT	VV-MR19	VV-BDMA	VV-DRCH
Revenues	$1,595	$773	$-	$-	$-	$-	$12,006	$-
Cost of revenues	$1,067	$553	$-	$-	$-	$-	$9,115	$-
Gross Profit (Loss)	$528	$220	$-	$-	$-	$-	$2,891	$-

Operating Expenses:
General and administrative	$1,131	$466	$1,466	$1,375	$241	$318	$489	$602

Operating Income/(Loss)	$(603)	$(246)	$(1,466)	$(1,375)	$(241)	$(318)	$2,403	$(602)

Provision for Income Taxes	$-	$-	$-	$-	$-	$-	$-	$-

Net Income	$(603)	$(246)	$(1,466)	$(1,375)	$(241)	$(318)	$2,403	$(602)
Weighted number of Series membership interest	1990	1000	3000	1210	800	280	860	530
Basic and diluted loss per Series membership interest	$(0.30)	$(0.25)	$(0.49)	$(1.14)	$(0.30)	$(1.14)	$2.79	$(1.14)

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-MACAL50	VV-GERM	VV-LR15	VV-JSCV	VV-SCRV	VV-CDCV	VV-CB100	VV-KGC1
Revenues	$-	$-	$-	$-	$-	$455	$-	$-
Cost of revenues	$-	$-	$-	$-	$-	$346	$-	$-
Gross Profit (Loss)	$-	$-	$-	$-	$-	$109	$-	$-

Operating Expenses:
General and administrative	$1,307	$602	$796	$693	$1,489	$432	$648	$852

Operating Income/(Loss)	$(1,307)	$(602)	$(796)	$(693)	$(1,489)	$(323)	$(648)	$(852)

Provision for Income Taxes	$-	$-	$-	$-	$-	$-	$-	$-

Net Income	$(1,307)	$(602)	$(796)	$(693)	$(1,489)	$(323)	$(648)	$(852)
Weighted number of Series membership interest	5750	1000	700	610	1310	760	570	1500
Basic and diluted loss per Series membership interest	$(0.23)	$(0.60)	$(1.14)	$(1.14)	$(1.14)	$(0.42)	$(1.14)	$(0.57)

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-DRC15	VV-CHBL1	VV-BDXM1	VV-PFGV	VV-WBURG	VV-KGC2	VV-MACAL2	VV-MVRW
Revenues	$-	$20,561	$2,517	$11,374	$8,098	$-	$-	$-
Cost of revenues	$-	$14,731	$1,678	$6,353	$5,235	$-	$-	$-
Gross Profit (Loss)	$-	$5,830	$839	$5,021	$2,863	$-	$-	$-

Operating Expenses:
General and administrative	$864	$484	$2,273	$932	$1,568	$1,796	$1,193	$1,762

Operating Income/(Loss)	$(864)	$5,346	$(1,434)	$4,089	$1,294	$(1,796)	$(1,193)	$(1,762)

Provision for Income Taxes	$-	$-	$-	$-	$-	$-	$-	$-

Net Income	$(864)	$5,346	$(1,434)	$4,089	$1,294	$(1,796)	$(1,193)	$(1,762)
Weighted number of Series membership interest	760	600	4000	1640	4600	1580	1050	3100
Basic and diluted loss per Series membership interest	$(1.14)	$8.91	$(0.36)	$2.49	$0.28	$(1.14)	$(1.14)	$(0.57)

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-DRCRC1	VV-CDVM	VV-MACAL3	VV-POM1	VV-BXEP21	VV-DRCH17	VV-MACFC	VV-BOW50
Revenues	$-	$-	$-	$-	$1,575	$-	$-	$-
Cost of revenues	$-	$-	$-	$-	$1,091	$-	$-	$-
Gross Profit (Loss)	$-	$-	$-	$-	$484	$-	$-	$-

Operating Expenses:
General and administrative	$1,137	$1,137	$1,477	$1,481	$2,614	$1,000	$750	$682

Operating Income/(Loss)	$(1,137)	$(1,137)	$(1,477)	$(1,481)	$(2,129)	$(1,000)	$(750)	$(682)

Provision for Income Taxes	$-	$-	$-	$-	$-	$-	$-	$-

Net Income	$(1,137)	$(1,137)	$(1,477)	$(1,481)	$(2,129)	$(1,000)	$(750)	$(682)
Weighted number of Series membership interest	1000	1000	1300	1100	4600	880	1320	600
Basic and diluted loss per Series membership interest	$(1.14)	$(1.14)	$(1.14)	$(1.35)	$(0.46)	$(1.14)	$(0.57)	$(1.14)

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-CCC1	VV-TLC1	VV-RTBC	VV-MARG1	VV-SAIC	VV-BDX2K	VV-DRCH14	VV-HAWV
Revenues	$-	$-	$-	$-	$3,310	$39,582	$-	$-
Cost of revenues	$-	$-	$-	$-	$1,836	$24,470	$-	$-
Gross Profit (Loss)	$-	$-	$-	$-	$1,474	$15,113	$-	$-

Operating Expenses:
General and administrative	$989	$898	$1,159	$1,114	$773	$2,000	$818	$602

Operating Income/(Loss)	$(989)	$(898)	$(1,159)	$(1,114)	$701	$13,112	$(818)	$(602)

Provision for Income Taxes	$-	$-	$-	$-	$-	$-	$-	$-

Net Income	$(989)	$(898)	$(1,159)	$(1,114)	$701	$13,112	$(818)	$(602)
Weighted number of Series membership interest	870	790	1020	980	680	1760	1440	1060
Basic and diluted loss per Series membership interest	$(1.14)	$(1.14)	$(1.14)	$(1.14)	$1.03	$7.45	$(0.57)	$(0.57)

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-MACAL4	VV-LAF19	VV-KGC3	VV-KGC4	VV-DP08	VV-DL19	VV-DRC09	VV-ITRC
Revenues	$-	$-	$-	$-	$-	$-	$-	$5,075
Cost of revenues	$-	$-	$-	$-	$-	$-	$-	$3,699
Gross Profit (Loss)	$-	$-	$-	$-	$-	$-	$-	$1,376

Operating Expenses:
General and administrative	$909	$523	$977	$727	$966	$716	$1,193	$830

Operating Income/(Loss)	$(909)	$(523)	$(977)	$(727)	$(966)	$(716)	$(1,193)	$546

Provision for Income Taxes	$-	$-	$-	$-	$-	$-	$-	$-

Net Income	$(909)	$(523)	$(977)	$(727)	$(966)	$(716)	$(1,193)	$546
Weighted number of Series membership interest	800	920	860	1280	1700	630	1050	1460
Basic and diluted loss per Series membership interest	$(1.14)	$(0.57)	$(1.14)	$(0.57)	$(0.57)	$(1.14)	$(1.14)	$0.37

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-BOW2	VV-KCSK	VV-YAM1	VV-LBV1	VV-SCC1	VV-GUGL1	VV-DRCH19	VV-BOMA
Revenues	$-	$-	$-	$-	$-	$2,148	$-	$-
Cost of revenues	$-	$-	$-	$-	$-	$1,697	$-	$-
Gross Profit (Loss)	$-	$-	$-	$-	$-	$451	$-	$-

Operating Expenses:
General and administrative	$636	$-	$443	$1,159	$677	$693	$2,205	$796

Operating Income/(Loss)	$(636)	$-	$(443)	$(1,159)	$(677)	$(243)	$(2,205)	$(796)

Provision for Income Taxes	$-	$-	$-	$-	$-	$-	$-	$-

Net Income	$(636)	$-	$(443)	$(1,159)	$(677)	$(243)	$(2,205)	$(796)
Weighted number of Series membership interest	1120	3150	780	1020	595	610	1940	700
Basic and diluted loss per Series membership interest	$(0.57)	$-	$(0.57)	$(1.14)	$(1.14)	$(0.40)	$(1.14)	$(1.14)

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-KGC5	VV-CHJC	VV-HIB1	VV-HBC1	VV-LAT1	VV-SPAN2	VV-KGC6	VV-SCC2
Revenues	$-	$1,566	$-	$-	$775	$6,328	$-	$-
Cost of revenues	$-	$1,147	$-	$-	$594	$4,544	$-	$-
Gross Profit (Loss)	$-	$419	$-	$-	$181	$1,784	$-	$-

Operating Expenses:
General and administrative	$602	$784	$739	$1,387	$932	$818	$739	$1,284

Operating Income/(Loss)	$(602)	$(365)	$(739)	$(1,387)	$(751)	$965	$(739)	$(1,284)

Provision for Income Taxes	$-	$-	$-	$-	$-	$-	$-	$-

Net Income	$(602)	$(365)	$(739)	$(1,387)	$(751)	$965	$(739)	$(1,284)
Weighted number of Series membership interest	530	690	650	1220	820	720	650	1130
Basic and diluted loss per Series membership interest	$(1.14)	$(0.53)	$(1.14)	$(1.14)	$(0.92)	$1.34	$(1.14)	$(1.14)

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-GCW1	VV-MACAL5	VV-HCC1	VV-CALC1	VV-MACAL6	VV-RBV1	VV-SUPR2	VV-AMW1
Revenues	$4,220	$-	$-	$-	$-	$8,421	$5,164	$-
Cost of revenues	$2,993	$-	$-	$-	$-	$4,958	$3,549	$-
Gross Profit (Loss)	$1,227	$-	$-	$-	$-	$3,463	$1,615	$-

Operating Expenses:
General and administrative	$597	$2,443	$1,341	$1,137	$1,284	$1,080	$563	$1,477

Operating Income/(Loss)	$630	$(2,443)	$(1,341)	$(1,137)	$(1,284)	$2,383	$1,052	$(1,477)

Provision for Income Taxes	$-	$-	$-	$-	$-	$-	$-	$-

Net Income	$630	$(2,443)	$(1,341)	$(1,137)	$(1,284)	$2,383	$1,052	$(1,477)
Weighted number of Series membership interest	525	2150	1180	1000	1130	950	495	1300
Basic and diluted loss per Series membership interest	$1.20	$(1.14)	$(1.14)	$(1.14)	$(1.14)	$2.51	$2.12	$(1.14)

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-JPNW	VV-KKCSK	VV-RUM1	VV-HPHH	VV-RB22	VV-CHAM2	VV-BURGS1	VV-CDP1
Revenues	$-	$-	$-	$-	$-	$-	$-	$2,915
Cost of revenues	$-	$-	$-	$-	$-	$-	$-	$2,075
Gross Profit (Loss)	$-	$-	$-	$-	$-	$-	$-	$839

Operating Expenses:
General and administrative	$568	$-	$932	$1,023	$636	$1,102	$15,835	$12,127

Operating Income/(Loss)	$(568)	$-	$(932)	$(1,023)	$(636)	$(1,102)	$(15,835)	$(11,288)

Provision for Income Taxes	$-	$-	$-	$-	$-	$-	$-

Net Income	$(568)	$-	$(932)	$(1,023)	$(636)	$(1,102)	$(15,835)	$(11,288)
Weighted number of Series membership interest	500	1250	820	900	560	970	1000	600
Basic and diluted loss per Series membership interest	$(1.14)	$-	$(1.14)	$(1.14)	$(1.14)	$(1.14)	$(15.83)	$(18.81)

VV MARKETS, LLC
CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY
For the calendar year ended December 31, 2024 (Audited)
And the period from January 1, 2024 to June 30, 2025 (Unaudited)
See accompanying Notes to these Financial Statements

	Membership Interest	Membership Distributions	Retained Earnings / (Deficit)	Total Members' Equity
Balance as of December 31, 2024	$8,937,500	($362,252)	($1,180,220)	$7,395,029
Series subscriptions	$0
Membership Distributions		$0
Net (loss)			($17,303)
Balance as of June 30, 2025	$8,937,500	($362,252)	($1,197,523)	$7,377,725

VV MARKETS, LLC
STATEMENT OF MEMBERS’ EQUITY (BY-SERIES)
For the calendar year ended December 31, 2024 (Audited) And the for the period from January 1, 2024 to June 30, 2025 (Unaudited)
See accompanying Notes to these Financial Statements

	VV-0001	VV-PNST	VV-STEML	VV-SUPR	VV-CHAM	VV-BDX	VV-MACAL	VV-SPAN	VV-BOWCK
Balance as of December 31, 2024	($685)	$40,407	$58,828	$49,465	$20,263	$55,391	$75,879	$ 67,308	$ 441
Subscriptions	$0	$0	$0	$0	$0	$0	$0	$ 0	$ 0
Membership Distributions	$0	$0	$0	$0	$0	$0	$0	$ 0	$ 0
Net income / (loss)	($126)	($126)	$273	($142)	$335	($149)	($149)	$ 427	($164)
Balance as of June 30, 2025	($811)	$40,281	$59,101	$49,323	$20,598	$55,242	$75,730	$ 67,735	$ 277

	VV-FUTUR	VV-DRC	VV-NAPA	VV-RHONE	VV-PTRS	VV-JPWY	VV-PDMT	VV-BOD10	VV-ROSE
Balance as of December 31, 2024	$ 100,885	$ 122,337	$ 118,915	$ 140,284	$ 26,056	$ 166,554	$ 137,971	$88,953	$36,773
Subscriptions	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$0	$0
Membership Distributions	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$0	$0
Net income / (loss)	($148)	($240)	($248)	($126)	($51)	($327)	($270)	($4,494)	($502)
Balance as of June 30, 2025	$ 100,737	$ 122,097	$ 118,667	$ 140,158	$ 26,005	$ 166,227	$ 137,701	$84,459	$36,271

	VV-GPS	VV-LAF10	VV-JYFT	VV-MR19	VV-BDMA	VV-DRCH	VV-MACAL50	VV-GERM	VV-LR15
Balance as of December 31, 2024	$ 107,277	$ 107,110	$ 20,119	$ 23,193	$ 40,529	$ 46,695	$ 102,648	$41,594	$55,819
Subscriptions	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$0	$0
Membership Distributions	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$0	$0
Net income / (loss)	($226)	($212)	$ 243	($49)	$ 1,111	($93)	($201)	($93)	($122)
Balance as of June 30, 2025	$ 107,051	$ 106,898	$ 20,362	$ 23,144	$ 41,640	$ 46,602	$ 102,447	$41,501	$55,697

VV MARKETS, LLC
STATEMENT OF MEMBERS’ EQUITY (BY-SERIES)
For the calendar year ended December 31, 2024 (Audited) And the for the period from January 1, 2024 to June 30, 2025 (Unaudited)
See accompanying Notes to these Financial Statements

	VV-JSCV	VV-SCRV	VV-CDCV	VV-CB100	VV-KGC1	VV-DRC15	VV-CHBL1	VV-BDXM1	VV-PFGV
Balance as of December 31, 2024	$ 53,018	$ 116,805	$ 33,165	$ 49,253	$ 66,446	$ 67,628	$ 27,915	$ 168,904	$ 73,832
Subscriptions	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Membership Distributions	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Net income / (loss)	($107)	($229)	($1)	($2,751)	($131)	($133)	($52)	$ 1,903	$ 1,183
Balance as of June 30, 2025	$ 52,911	$ 116,576	$ 33,164	$ 46,502	$ 66,315	$ 67,495	$ 27,863	$ 170,807	$ 75,015

	VV-WBURG	VV-KGC2	VV-MACAL2	VV-MVRW	VV-DRCRC1	VV-CDVM	VV-MACAL3	VV-POM1	VV-BXEP21
Balance as of December 31, 2024	$ 125,891	$ 133,636	$ 89,788	$ 127,051	$ 88,843	$ 84,848	$ 107,611	$ 85,613	$ 194,979
Subscriptions	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Membership Distributions	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Net income / (loss)	($241)	($276)	($184)	($271)	($175)	($175)	($227)	($192)	$ 2,355
Balance as of June 30, 2025	$ 125,650	$ 133,360	$ 89,604	$ 126,780	$ 88,668	$ 84,673	$ 107,384	$ 85,421	$ 197,334

	VV-DRCH17	VV-MACFC	VV-BOW50	VV-CCC1	VV-TLC1	VV-RTBC	VV-MARG1	VV-SAIC	VV-BDX2K
Balance as of December 31, 2024	$ 62,437	$ 54,422	$ 37,838	$ 72,773	$ 66,315	$ 84,753	$ 82,274	$ 53,773	$ 162,494
Subscriptions	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Membership Distributions	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Net income / (loss)	($154)	($115)	($105)	($152)	$ 1,023	($178)	($5,468)	$ 2,009	($10,702)
Balance as of June 30, 2025	$ 62,283	$ 54,307	$ 37,733	$ 72,621	$ 67,338	$ 84,575	$ 76,806	$ 55,782	$ 151,792

VV MARKETS, LLC
STATEMENT OF MEMBERS’ EQUITY (BY-SERIES)
For the calendar year ended December 31, 2024 (Audited) And the for the period from January 1, 2024 to June 30, 2025 (Unaudited)
See accompanying Notes to these Financial Statements

	VV-DRCH14	VV-HAWV	VV-MACAL4	VV-LAF19	VV-KGC3	VV-KGC4	VV-DP08	VV-DL19	VV-DRC09
Balance as of December 31, 2024	$64,106	$46,949	$56,667	$37,459	$78,485	$42,611	$72,475	$52,987	$91,072
Subscriptions	$0	$0	$0	$0	$0	$0	$0	$0	$0
Membership Distributions	$0	$0	$0	$0	$0	$0	$0	$0	$0
Net income / (loss)	($126)	($93)	($140)	($80)	($150)	($112)	($149)	($110)	($184)
Balance as of June 30, 2025	$63,980	$46,856	$56,527	$37,379	$78,335	$42,499	$72,326	$52,877	$90,888

	VV-BOW2	VV-KCSK	VV-YAM1	VV-LBV1	VV-SCC1	VV-GUGL1	VV-DRCH19	VV-BOMA	VV-KGC5
Balance as of December 31, 2024	$60,562	$39,488	$258,000	$29,674	$85,409	$52,506	$51,700	$166,899	$62,574
Subscriptions	$0	$0	$0	$0	$0	$0	$0	$0	$0
Membership Distributions	$0	$0	$0	$0	$0	$0	$0	$0	$0
Net income / (loss)	($128)	($98)	$0	($68)	$1,114	($104)	$503	($339)	($122)
Balance as of June 30, 2025	$60,434	$39,390	$258,000	$29,606	$86,523	$52,402	$52,203	$166,560	$62,452

	VV-CHJC	VV-HIB1	VV-HBC1	VV-LAT1	VV-SPAN2	VV-KGC6	VV-SCC2	VV-GCW1	VV-MACAL5
Balance as of December 31, 2024	$46,199	$60,034	$53,224	$104,807	$71,885	$63,353	$55,366	$96,723	$46,390
Subscriptions	$0	$0	$0	$0	$0	$0	$0	$0	$0
Membership Distributions	$0	$0	$0	$0	$0	$0	$0	$0	$0
Net income / (loss)	($93)	$145	($114)	($213)	$36	$1,589	($114)	($198)	($92)
Balance as of June 30, 2025	$46,106	$60,179	$53,110	$104,594	$71,921	$64,942	$55,252	$96,525	$46,298

	VV-HCC1	VV-CALC1	VV-MACAL6	VV-RBV1	VV-SUPR2	VV-AMW1	VV-JPNW	VV-KKCSK	VV-RUM1
Balance as of December 31, 2024	$174,907	$96,665	$87,457	$87,757	$83,966	$44,625	$107,859	$41,196	$100,000
Subscriptions	$0	$0	$0	$0	$0	$0	$0	$0	$0
Membership Distributions	$0	$0	$0	$0	$0	$0	$0	$0	$0
Net income / (loss)	($376)	($206)	($2,319)	($198)	$1,061	$617	($227)	($87)	$0
Balance as of June 30, 2025	$174,531	$96,459	$85,138	$87,559	$85,027	$45,242	$107,632	$41,109	$100,000

VV MARKETS, LLC
STATEMENT OF MEMBERS’ EQUITY (BY-SERIES)
For the calendar year ended December 31, 2024 (Audited) And the for the period from January 1, 2024 to June 30, 2025 (Unaudited)
See accompanying Notes to these Financial Statements

	VV-HPHH	VV-RB22	VV-CHAM2	VV-BURGS1	VV-CDP1
Balance as of December 31, 2024	$66,041	$71,007	$47,540	$82,214	$84,166
Subscriptions	$0	$0	$0	$0	$0
Membership Distributions	$0	$0	$0	$0	$0
Net income / (loss)	($143)	($157)	($98)	$60	($175)
Balance as of June 30, 2025	$65,898	$70,850	$47,442	$82,274	$83,991

VV MARKETS, LLC
CONSOLIDATED STATEMENT OF CASH FLOWS
For the period from January 1, 2024 to December 31, 2024 (Unaudited)
And the period from January 1, 2025 to June 30, 2025 (Unaudited)
See accompanying Notes to these Financial Statements

OPERATING ACTIVITIES	June 30, 2025 (Unaudited)	December 31, 2024 (Audited)
Net Income	-17,303.25	-84,653.81
Adjustments to reconcile Net Income to Net Cash provided by operations:	0.00	0.00
Net cash provided by operating activities	-$17,303.25	-$84,653.81
INVESTING ACTIVITIES
Collectible Assets	252,064.72	-23,192.50
Net cash provided by investing activities	$252,064.72	-$23,192.50
FINANCING ACTIVITIES
Membership Distributions/Dividends	2,531.59	-1,169.45
Membership Contributions	0.00	160,000.00
Net cash provided by financing activities	$2,531.59	$158,830.55
NET CASH INCREASE FOR PERIOD	$237,293.06	$50,984.24
Cash at beginning of period	$225,686.43	$174,702.19
CASH AT END OF PERIOD	$462,979.49	$225,686.43

VV MARKETS, LLC
STATEMENT OF CASH FLOWS (BY-SERIES)
For the six months ended June 30, 2025
See accompanying Notes to these Financial Statements

OPERATING ACTIVITIES	VV-0001	VV-PNST	VV-STEML	VV-SUPR	VV-CHAM	VV-BDX	VV-MACAL	VV-SPAN
Net Income	-126.30	-126.30	273.34	-141.94	334.91	-148.62	-148.61	427.06
Net cash provided by operating activities	-126.30	-126.30	273.34	-141.94	334.91	-148.62	-148.61	427.06
INVESTING ACTIVITIES
Collectible Assets			4,654.78		3,383.21			2,441.33
Net cash provided by investing activities			4,654.78		3,383.21			2,441.33
FINANCING ACTIVITIES
Membership Distributions/Dividends
Net cash provided by financing activities
Net cash increase for period	-126.30	-126.30	4,928.12	-141.94	3,718.12	-148.62	-148.61	2,868.39
Cash at beginning of period	-684.56	407.03	5,414.43	1,507.91	10,419.92	1,555.96	478.96	9,099.01
Cash at end of period	-810.86	280.73	10,342.55	1,365.97	14,138.04	1,407.34	330.35	11,967.40

OPERATING ACTIVITIES	VV-BOWCK	VV-FUTUR	VV-DRC	VV-NAPA	VV-RHONE	VV-PTRS	VV-JPWY	VV-PDMT
Net Income	-164.36	-148.45	-239.54	-248.28	-126.23	-50.71	-326.97	-270.09
Net cash provided by operating activities	-164.36	-148.45	-239.54	-248.28	-126.23	-50.71	-326.97	-270.09
INVESTING ACTIVITIES
Collectible Assets		360.02			1,617.32
Net cash provided by investing activities		360.02			1,617.32
FINANCING ACTIVITIES
Membership Distributions/Dividends
Net cash provided by financing activities
Net cash increase for period	-164.36	211.57	-239.54	-248.28	1,491.09	-50.71	-326.97	-270.09
Cash at beginning of period	440.63	631.11	771.98	4,488.41	5,533.36	163.40	1,053.72	871.42
Cash at end of period	276.27	842.68	532.44	4,240.13	7,024.45	112.69	726.75	601.33

VV MARKETS, LLC
STATEMENT OF CASH FLOWS (BY-SERIES)
For the six months ended June 30, 2025
See accompanying Notes to these Financial Statements

OPERATING ACTIVITIES	VV-BOD10	VV-ROSE	VV-GPS	VV-LAF10	VV-JYFT	VV-MR19	VV-BDMA	VV-DRCH
Net Income	-4,493.64	-502.26	-225.55	-211.57	242.99	-48.96	1,110.81	-92.67
Net cash provided by operating activities	-4,493.64	-502.26	-225.55	-211.57	242.99	-48.96	1,110.81	-92.67
INVESTING ACTIVITIES
Collectible Assets	12,386.13	5,140.34			466.66		3,132.76
Net cash provided by investing activities	12,386.13	5,140.34			466.66		3,132.76
FINANCING ACTIVITIES
Membership Distributions/Dividends
Net cash provided by financing activities
Net cash increase for period	7,892.49	4,638.08	-225.55	-211.57	709.65	-48.96	4,243.57	-92.67
Cash at beginning of period	2,155.84	1,003.66	726.90	681.81	119.32	157.77	12,248.36	298.65
Cash at end of period	10,048.33	5,641.74	501.35	470.24	828.97	108.81	16,491.93	205.98

OPERATING ACTIVITIES	VV-MACAL50	VV-GERM	VV-LR15	VV-JSCV	VV-SCRV	VV-CDCV	VV-CB100	VV-KGC1
Net Income	-201.08	-92.67	-122.39	-106.66	-229.05	-0.77	-2,751.09	-131.14
Net cash provided by operating activities	-201.08	-92.67	-122.39	-106.66	-229.05	-0.77	-2,751.09	-131.14
INVESTING ACTIVITIES
Collectible Assets						345.73	13,268.08
Net cash provided by investing activities						345.73	13,268.08
FINANCING ACTIVITIES
Membership Distributions/Dividends
Net cash provided by financing activities
Net cash increase for period	-201.08	-92.67	-122.39	-106.66	-229.05	344.96	10,516.99	-131.14
Cash at beginning of period	648.01	1,443.25	394.44	343.73	738.17	669.05	321.19	423.61
Cash at end of period	446.93	1,350.58	272.05	237.07	509.12	1,014.01	10,838.18	292.47

VV MARKETS, LLC
STATEMENT OF CASH FLOWS (BY-SERIES)
For the six months ended June 30, 2025
See accompanying Notes to these Financial Statements

OPERATING ACTIVITIES	VV-DRC15	VV-CHBL1	VV-BDXM1	VV-PFGV	VV-WBURG	VV-KGC2	VV-MACAL2	VV-MVRW
Net Income	-132.88	-52.45	1,902.81	1,182.88	-241.29	-276.26	-183.59	-271.01
Net cash provided by operating activities	-132.88	-52.45	1,902.81	1,182.88	-241.29	-276.26	-183.59	-271.01
INVESTING ACTIVITIES
Collectible Assets			6,786.87	10,061.76
Net cash provided by investing activities			6,786.87	10,061.76
FINANCING ACTIVITIES
Membership Distributions/Dividends
Net cash provided by financing activities
Net cash increase for period	-132.88	-52.45	8,689.68	11,244.64	-241.29	-276.26	-183.59	-271.01
Cash at beginning of period	428.26	21,673.36	3,644.12	11,835.19	8,875.45	890.32	591.66	873.40
Cash at end of period	295.38	21,620.91	12,333.80	23,079.83	8,634.16	614.06	408.07	602.39

OPERATING ACTIVITIES	VV-DRCRC1	VV-CDVM	VV-MACAL3	VV-POM1	VV-BXEP21	VV-DRCH17	VV-MACFC	VV-BOW50
Net Income	-174.85	-174.85	-227.30	-192.33	2,355.33	-153.87	-115.40	-104.91
Net cash provided by operating activities	-174.85	-174.85	-227.30	-192.33	2,355.33	-153.87	-115.40	-104.91
INVESTING ACTIVITIES
Collectible Assets					12,708.16
Net cash provided by investing activities					12,708.16
FINANCING ACTIVITIES
Membership Distributions/Dividends				2,531.59
Net cash provided by financing activities				2,531.59
Net cash increase for period	-174.85	-174.85	-227.30	2,339.26	15,063.49	-153.87	-115.40	-104.91
Cash at beginning of period	563.50	563.50	732.53	3,248.26	2,871.31	1,793.64	371.91	338.08
Cash at end of period	388.65	388.65	505.23	5,587.52	17,934.80	1,639.77	256.51	233.17

VV MARKETS, LLC
STATEMENT OF CASH FLOWS (BY-SERIES)
For the six months ended June 30, 2025
See accompanying Notes to these Financial Statements

OPERATING ACTIVITIES	VV-CCC1	VV-TLC1	VV-RTBC	VV-MARG1	VV-SAIC	VV-BDX2K	VV-DRCH14	VV-HAWV
Net Income	-152.12	1,023.29	-178.34	-5,468.01	2,009.39	-10,702.14	-125.89	-92.67
Net cash provided by operating activities	-152.12	1,023.29	-178.34	-5,468.01	2,009.39	-10,702.14	-125.89	-92.67
INVESTING ACTIVITIES
Collectible Assets		3,455.94		25,585.18	5,620.12	51,999.65
Net cash provided by investing activities		3,455.94		25,585.18	5,620.12	51,999.65
FINANCING ACTIVITIES
Membership Distributions/Dividends
Net cash provided by financing activities
Net cash increase for period	-152.12	4,479.23	-178.34	20,117.17	7,629.51	41,297.51	-125.89	-92.67
Cash at beginning of period	490.22	445.16	574.77	552.22	3,692.76	40,574.09	405.70	298.65
Cash at end of period	338.10	4,924.39	396.43	20,669.39	11,322.27	81,871.60	279.81	205.98

OPERATING ACTIVITIES	VV-MACAL4	VV-LAF19	VV-KGC3	VV-KGC4	VV-DP08	VV-DL19	VV-DRC09	VV-ITRC
Net Income	-139.88	-80.43	-150.37	-111.90	-148.62	-110.15	-183.59	-127.64
Net cash provided by operating activities	-139.88	-80.43	-150.37	-111.90	-148.62	-110.15	-183.59	-127.64
INVESTING ACTIVITIES
Collectible Assets
Net cash provided by investing activities
FINANCING ACTIVITIES
Membership Distributions/Dividends
Net cash provided by financing activities
Net cash increase for period	-139.88	-80.43	-150.37	-111.90	-148.62	-110.15	-183.59	-127.64
Cash at beginning of period	450.80	259.21	484.59	360.63	478.96	354.99	591.66	5,486.35
Cash at end of period	310.92	178.78	334.22	248.73	330.34	244.84	408.07	5,358.71

VV MARKETS, LLC
STATEMENT OF CASH FLOWS (BY-SERIES)
For the six months ended June 30, 2025
See accompanying Notes to these Financial Statements

OPERATING ACTIVITIES	VV-BOW2	VV-KCSK	VV-YAM1	VV-LBV1	VV-SCC1	VV-GUGL1	VV-DRCH19	VV-BOMA
Net Income	-97.91	-68.19	1,114.24	-104.09	502.69	-339.21	-122.39	-92.67
Net cash provided by operating activities	-97.91	-68.19	1,114.24	-104.09	502.69	-339.21	-122.39	-92.67
INVESTING ACTIVITIES
Collectible Assets			7,730.58		2,545.31
Net cash provided by investing activities			7,730.58		2,545.31
FINANCING ACTIVITIES
Membership Distributions/Dividends
Net cash provided by financing activities
Net cash increase for period	-97.91	-68.19	8,844.82	-104.09	3,048.00	-339.21	-122.39	-92.67
Cash at beginning of period	315.56	219.76	574.77	334.45	2,491.31	1,093.18	394.44	298.65
Cash at end of period	217.65	151.57	9,419.59	230.36	5,539.31	753.97	272.05	205.98

OPERATING ACTIVITIES	VV-KGC5	VV-CHJC	VV-HIB1	VV-HBC1	VV-LAT1	VV-SPAN2	VV-KGC6	VV-SCC2
Net Income	145.31	-113.65	-213.31	36.45	1,588.93	-113.65	-197.58	-91.85
Net cash provided by operating activities	145.31	-113.65	-213.31	36.45	1,588.93	-113.65	-197.58	-91.85
INVESTING ACTIVITIES
Collectible Assets	5,849.81			593.60	5,542.78
Net cash provided by investing activities	5,849.81			593.60	5,542.78
FINANCING ACTIVITIES
Membership Distributions/Dividends
Net cash provided by financing activities
Net cash increase for period	5,995.12	-113.65	-213.31	630.05	7,131.71	-113.65	-197.58	-91.85
Cash at beginning of period	1,954.45	366.27	687.45	1,247.09	6,733.75	366.27	636.75	4,514.49
Cash at end of period	7,949.57	252.62	474.14	1,877.14	13,865.46	252.62	439.17	4,422.64

VV MARKETS, LLC
STATEMENT OF CASH FLOWS (BY-SERIES)
For the six months ended June 30, 2025
See accompanying Notes to these Financial Statements

OPERATING ACTIVITIES	VV-GCW1	VV-MACAL5	VV-HCC1	VV-CALC1	VV-MACAL6	VV-RBV1	VV-SUPR2	VV-AMW1
Net Income	-375.82	-206.32	-2,318.59	-197.58	1,061.22	617.04	-227.30	-87.42
Net cash provided by operating activities	-375.82	-206.32	-2,318.59	-197.58	1,061.22	617.04	-227.30	-87.42
INVESTING ACTIVITIES
Collectible Assets			22,021.39		20,221.34	1,762.57
Net cash provided by investing activities			22,021.39		20,221.34	1,762.57
FINANCING ACTIVITIES
Membership Distributions/Dividends
Net cash provided by financing activities
Net cash increase for period	-375.82	-206.32	19,702.80	-197.58	21,282.56	2,379.61	-227.30	-87.42
Cash at beginning of period	1,211.18	664.91	563.50	636.75	8,956.09	5,441.92	732.53	281.74
Cash at end of period	835.36	458.59	20,266.30	439.17	30,238.65	7,821.53	505.23	194.32

OPERATING ACTIVITIES	VV-JPNW	VV-KKCSK	VV-RUM1	VV-HPHH	VV-RB22	VV-CHAM2	VV-BURGS1	VV-CDP1
Net Income		-143.38	-157.36	-97.91	59.68	-174.84	3,798.04
Net cash provided by operating activities	0.00	-143.38	-157.36	-97.91	59.68	-174.84	3,798.04
INVESTING ACTIVITIES
Collectible Assets					1,430.39		20,952.91
Net cash provided by investing activities					1,430.39		20,952.91
FINANCING ACTIVITIES
Membership Distributions/Dividends
Net cash provided by financing activities
Net cash increase for period	0.00	-143.38	-157.36	-97.91	1,490.07	-174.84	24,750.95	0.00
Cash at beginning of period	0.00	462.06	507.15	315.56	546.58	563.50	3,252.62	0.00
Cash at end of period	0.00	318.68	349.79	217.65	2,036.65	388.66	28,003.57	0.00

VV MARKETS, LLC
STATEMENT OF CASH FLOWS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-0001	VV-PNST	VV-STEML	VV-SUPR	VV-CHAM	VV-BDX	VV-MACAL	VV-SPAN
OPERATING ACTIVITIES
Net Income	$(3,575)	$(821)	$739	$(1,273)	$(1,799)	$(1,465)	$(966)	$1,045
Net cash provided by operating activities	$(3,575)	$(821)	$739	$(1,273)	$(1,799)	$(1,465)	$(966)	$1,045
INVESTING ACTIVITIES
Collectible Assets	$-	$-	$3,386	$-	$6,058	$-	$-	$5,820
Net cash provided by investing activities	$-	$-	$3,386	$-	$6,058	$-	$-	$5,820
FINANCING ACTIVITIES
Membership Contributions	$-	$-	$-	$-	$-	$-	$-	$-
Membership Distributions/Dividends	$-	$-	$-	$-	$-	$-	$-	$-
Net cash provided by financing activities	$-	$-	$-	$-	$-	$-	$-	$-
Net cash increase for period	$(3,575)	$(821)	$4,125	$(1,273)	$4,259	$(1,465)	$(966)	$6,865
Cash at beginning of period	$2,997	$1,228	$1,289	$1,380	$9,501	$1,445	$1,445	$1,428
Cash at end of period	$(578)	$407	$5,414	$107	$13,760	$(20)	$479	$8,293

VV MARKETS, LLC
STATEMENT OF CASH FLOWS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-BOWCK	VV-FUTUR	VV-DRC	VV-NAPA	VV-RHONE	VV-PTRS	VV-JPWY	VV-PDMT
OPERATING ACTIVITIES
Net Income	$(11,302)	$(1,273)	$(1,557)	$(1,614)	$1,983	$(330)	$(2,125)	$(1,756)
Net cash provided by operating activities	$(11,302)	$(1,273)	$(1,557)	$(1,614)	$1,983	$(330)	$(2,125)	$(1,756)
INVESTING ACTIVITIES
Collectible Assets	$-	$-	$-	$-	$949	$-	$-	$-
Net cash provided by investing activities	$-	$-	$-	$-	$949	$-	$-	$-
FINANCING ACTIVITIES
Membership Contributions	$-	$-	$-	$-	$-	$-	$-	$-
Membership Distributions/Dividends	$-	$-	$-	$-	$-	$-	$-	$-
Net cash provided by financing activities	$-	$-	$-	$-	$-	$-	$-	$-
Net cash increase for period	$(11,302)	$(1,273)	$(1,557)	$(1,614)	$2,932	$(330)	$(2,125)	$(1,756)
Cash at beginning of period	$11,743	$1,904	$2,329	$6,526	$2,601	$493	$3,179	$2,627
Cash at end of period	$441	$631	$772	$4,912	$5,533	$163	$1,054	$871

VV MARKETS, LLC
STATEMENT OF CASH FLOWS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-BOD10	VV-ROSE	VV-GPS	VV-LAF10	VV-JYFT	VV-MR19	VV-BDMA	VV-DRCH
OPERATING ACTIVITIES
Net Income	$(603)	$(246)	$(1,466)	$(1,375)	$(241)	$(318)	$2,403	$(602)
Net cash provided by operating activities	$(603)	$(246)	$(1,466)	$(1,375)	$(241)	$(318)	$2,403	$(602)
INVESTING ACTIVITIES
Collectible Assets	$1,067	$553	$-	$-	$-	$-	$9,115	$-
Net cash provided by investing activities	$1,067	$553	$-	$-	$-	$-	$9,115	$-
FINANCING ACTIVITIES
Membership Contributions	$-	$-	$-	$-	$-	$-	$-	$-
Membership Distributions/Dividends	$-	$-	$-	$-	$-	$-	$-	$-
Net cash provided by financing activities	$-	$-	$-	$-	$-	$-	$-	$-
Net cash increase for period	$464	$307	$(1,466)	$(1,375)	$(241)	$(318)	$11,517	$(602)
Cash at beginning of period	$1,692	$697	$2,193	$2,057	$360	$476	$731	$901
Cash at end of period	$2,156	$1,004	$727	$682	$119	$158	$12,248	$299

VV MARKETS, LLC
STATEMENT OF CASH FLOWS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-MACAL50	VV-GERM	VV-LR15	VV-JSCV	VV-SCRV	VV-CDCV	VV-CB100	VV-KGC1
OPERATING ACTIVITIES
Net Income	$(1,307)	$(602)	$(796)	$(693)	$(1,489)	$(323)	$(648)	$(852)
Net cash provided by operating activities	$(1,307)	$(602)	$(796)	$(693)	$(1,489)	$(323)	$(648)	$(852)
INVESTING ACTIVITIES
Collectible Assets	$-	$-	$-	$-	$-	$346	$-	$-
Net cash provided by investing activities	$-	$-	$-	$-	$-	$346	$-	$-
FINANCING ACTIVITIES
Membership Contributions	$-	$-	$-	$-	$-	$-	$-	$-
Membership Distributions/Dividends	$-	$-	$-	$-	$-	$-	$-	$-
Net cash provided by financing activities	$-	$-	$-	$-	$-	$-	$-	$-
Net cash increase for period	$(1,307)	$(602)	$(796)	$(693)	$(1,489)	$23	$(648)	$(852)
Cash at beginning of period	$1,955	$2,046	$1,190	$1,037	$2,227	$646	$969	$1,276
Cash at end of period	$648	$1,443	$394	$344	$738	$669	$321	$424

VV MARKETS, LLC
STATEMENT OF CASH FLOWS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-DRC15	VV-CHBL1	VV-BDXM1	VV-PFGV	VV-WBURG	VV-KGC2	VV-MACAL2	VV-MVRW
OPERATING ACTIVITIES
Net Income	$(864)	$5,346	$(1,434)	$4,089	$1,294	$(1,796)	$(1,193)	$(1,762)
Net cash provided by operating activities	$(864)	$5,346	$(1,434)	$4,089	$1,294	$(1,796)	$(1,193)	$(1,762)
INVESTING ACTIVITIES
Collectible Assets	$-	$14,731	$1,678	$6,353	$5,235	$-	$-	$-
Net cash provided by investing activities	$-	$14,731	$1,678	$6,353	$5,235	$-	$-	$-
FINANCING ACTIVITIES
Membership Contributions	$-	$-	$-	$-	$-	$-	$-	$-
Membership Distributions/Dividends	$-	$-	$-	$-	$-	$-	$-	$-
Net cash provided by financing activities	$-	$-	$-	$-	$-	$-	$-	$-
Net cash increase for period	$(864)	$20,077	$244	$10,442	$6,529	$(1,796)	$(1,193)	$(1,762)
Cash at beginning of period	$1,292	$510	$3,400	$1,393	$2,346	$2,686	$1,785	$2,635
Cash at end of period	$428	$20,587	$3,644	$11,835	$8,875	$890	$592	$873

VV MARKETS, LLC
STATEMENT OF CASH FLOWS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-DRCRC1	VV-CDVM	VV-MACAL3	VV-POM1	VV-BXEP21	VV-DRCH17	VV-MACFC	VV-BOW50
OPERATING ACTIVITIES
Net Income	$(1,137)	$(1,137)	$(1,477)	$(1,481)	$(2,129)	$(1,000)	$(750)	$(682)
Net cash provided by operating activities	$(1,137)	$(1,137)	$(1,477)	$(1,481)	$(2,129)	$(1,000)	$(750)	$(682)
INVESTING ACTIVITIES
Collectible Assets	$-	$-	$-	$-	$1,091	$-	$-	$-
Net cash provided by investing activities	$-	$-	$-	$-	$1,091	$-	$-	$-
FINANCING ACTIVITIES
Membership Contributions	$-	$-	$-	$-	$-	$-	$-	$-
Membership Distributions/Dividends	$-	$-	$-	$(1,169)	$-	$-	$-	$-
Net cash provided by financing activities	$-	$-	$-	$(1,169)	$-	$-	$-	$-
Net cash increase for period	$(1,137)	$(1,137)	$(1,477)	$(2,651)	$(1,039)	$(1,000)	$(750)	$(682)
Cash at beginning of period	$1,700	$1,700	$2,210	$1,870	$-	$-	$-	$-
Cash at end of period	$564	$564	$733	$(781)	$(1,039)	$(1,000)	$(750)	$(682)

VV MARKETS, LLC
STATEMENT OF CASH FLOWS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-CCC1	VV-TLC1	VV-RTBC	VV-MARG1	VV-SAIC	VV-BDX2K	VV-DRCH14	VV-HAWV
OPERATING ACTIVITIES
Net Income	$(989)	$(898)	$(1,159)	$(1,114)	$701	$13,112	$(818)	$(602)
Net cash provided by operating activities	$(989)	$(898)	$(1,159)	$(1,114)	$701	$13,112	$(818)	$(602)
INVESTING ACTIVITIES
Collectible Assets	$-	$-	$-	$-	$1,836	$24,470	$-	$-
Net cash provided by investing activities	$-	$-	$-	$-	$1,836	$24,470	$-	$-
FINANCING ACTIVITIES
Membership Contributions	$-	$-	$-	$-	$-	$-	$-	$-
Membership Distributions/Dividends	$-	$-	$-	$-	$-	$-	$-	$-
Net cash provided by financing activities	$-	$-	$-	$-	$-	$-	$-	$-
Net cash increase for period	$(989)	$(898)	$(1,159)	$(1,114)	$2,537	$37,582	$(818)	$(602)
Cash at beginning of period	$-	$-	$-	$-	$-	$-	$-	$-
Cash at end of period	$(989)	$(898)	$(1,159)	$(1,114)	$2,537	$37,582	$(818)	$(602)

VV MARKETS, LLC
STATEMENT OF CASH FLOWS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-MACAL4	VV-LAF19	VV-KGC3	VV-KGC4	VV-DP08	VV-DL19	VV-DRC09	VV-ITRC
OPERATING ACTIVITIES
Net Income	$(909)	$(523)	$(977)	$(727)	$(966)	$(716)	$(1,193)	$546
Net cash provided by operating activities	$(909)	$(523)	$(977)	$(727)	$(966)	$(716)	$(1,193)	$546
INVESTING ACTIVITIES
Collectible Assets	$-	$-	$-	$-	$-	$-	$-	$3,699
Net cash provided by investing activities	$-	$-	$-	$-	$-	$-	$-	$3,699
FINANCING ACTIVITIES
Membership Contributions	$-	$-	$-	$-	$-	$-	$-	$-
Membership Distributions/Dividends	$-	$-	$-	$-	$-	$-	$-	$-
Net cash provided by financing activities	$-	$-	$-	$-	$-	$-	$-	$-
Net cash increase for period	$(909)	$(523)	$(977)	$(727)	$(966)	$(716)	$(1,193)	$4,245
Cash at beginning of period	$-	$-	$-	$-	$-	$-	$-	$-
Cash at end of period	$(909)	$(523)	$(977)	$(727)	$(966)	$(716)	$(1,193)	$4,245

VV MARKETS, LLC
STATEMENT OF CASH FLOWS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-BOW2	VV-KCSK	VV-YAM1	VV-LBV1	VV-SCC1	VV-GUGL1	VV-DRCH19	VV-BOMA
OPERATING ACTIVITIES
Net Income	$(636)	$-	$(443)	$(1,159)	$(677)	$(243)	$(2,205)	$(796)
Net cash provided by operating activities	$(636)	$-	$(443)	$(1,159)	$(677)	$(243)	$(2,205)	$(796)
INVESTING ACTIVITIES
Collectible Assets	$-	$-	$-	$-	$-	$1,697	$-	$-
Net cash provided by investing activities	$-	$-	$-	$-	$-	$1,697	$-	$-
FINANCING ACTIVITIES
Membership Contributions	$-	$-	$-	$-	$-	$-	$-	$-
Membership Distributions/Dividends	$-	$-	$-	$-	$-	$-	$-	$-
Net cash provided by financing activities	$-	$-	$-	$-	$-	$-	$-	$-
Net cash increase for period	$(636)	$-	$(443)	$(1,159)	$(677)	$1,454	$(2,205)	$(796)
Cash at beginning of period	$-	$-	$-	$-	$-	$-	$-	$-
Cash at end of period	$(636)	$-	$(443)	$(1,159)	$(677)	$1,454	$(2,205)	$(796)

VV MARKETS, LLC
STATEMENT OF CASH FLOWS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-KGC5	VV-CHJC	VV-HIB1	VV-HBC1	VV-LAT1	VV-SPAN2	VV-KGC6	VV-SCC2
OPERATING ACTIVITIES
Net Income	$(602)	$(365)	$(739)	$(1,387)	$(751)	$965	$(739)	$(1,284)
Net cash provided by operating activities	$(602)	$(365)	$(739)	$(1,387)	$(751)	$965	$(739)	$(1,284)
INVESTING ACTIVITIES
Collectible Assets	$-	$1,147	$-	$-	$594	$4,544	$-	$-
Net cash provided by investing activities	$-	$1,147	$-	$-	$594	$4,544	$-	$-
FINANCING ACTIVITIES
Membership Contributions	$-	$-	$-	$-	$-	$-	$-	$-
Membership Distributions/Dividends	$-	$-	$-	$-	$-	$-	$-	$-
Net cash provided by financing activities	$-	$-	$-	$-	$-	$-	$-	$-
Net cash increase for period	$(602)	$781	$(739)	$(1,387)	$(157)	$5,510	$(739)	$(1,284)
Cash at beginning of period	$-	$-	$-	$-	$-	$-	$-	$-
Cash at end of period	$(602)	$781	$(739)	$(1,387)	$(157)	$5,510	$(739)	$(1,284)

VV MARKETS, LLC
STATEMENT OF CASH FLOWS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-GCW1	VV-MACAL5	VV-HCC1	VV-CALC1	VV-MACAL6	VV-RBV1	VV-SUPR2	VV-AMW1
OPERATING ACTIVITIES
Net Income	$630	$(2,443)	$(1,341)	$(1,137)	$(1,284)	$2,383	$1,052	$(1,477)
Net cash provided by operating activities	$630	$(2,443)	$(1,341)	$(1,137)	$(1,284)	$2,383	$1,052	$(1,477)
INVESTING ACTIVITIES
Collectible Assets	$2,993	$-	$-	$-	$-	$4,958	$3,549	$-
Net cash provided by investing activities	$2,993	$-	$-	$-	$-	$4,958	$3,549	$-
FINANCING ACTIVITIES
Membership Contributions	$-	$-	$-	$-	$-	$-	$-	$-
Membership Distributions/Dividends	$-	$-	$-	$-	$-	$-	$-	$-
Net cash provided by financing activities	$-	$-	$-	$-	$-	$-	$-	$-
Net cash increase for period	$3,622	$(2,443)	$(1,341)	$(1,137)	$(1,284)	$7,341	$4,601	$(1,477)
Cash at beginning of period	$-	$-	$-	$-	$-	$-	$-	$-
Cash at end of period	$3,622	$(2,443)	$(1,341)	$(1,137)	$(1,284)	$7,341	$4,601	$(1,477)

VV MARKETS, LLC
STATEMENT OF CASH FLOWS (BY-SERIES)
For the calendar year ended December 31, 2024
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV-JPNW	VV-KKCSK	VV-RUM1	VV-HPHH	VV-RB22	VV-CHAM2	VV-BURGS1	VV-CDP1
OPERATING ACTIVITIES
Net Income	$(568)	$-	$(932)	$(1,023)	$(636)	$(1,102)	$(15,835)	$(11,288)
Net cash provided by operating activities	$(568)	$-	$(932)	$(1,023)	$(636)	$(1,102)	$(15,835)
INVESTING ACTIVITIES
Collectible Assets	$-	$-	$-	$-	$-	$-	$(83,602)	$(45,460)
Net cash provided by investing activities	$-	$-	$-	$-	$-	$-	$(83,602)	$(45,460)
FINANCING ACTIVITIES
Membership Contributions	$-	$-	$-	$-	$-	$-	$100,000	$60,000
Membership Distributions/Dividends	$-	$-	$-	$-	$-	$-	$-	$-
Net cash provided by financing activities	$-	$-	$-	$-	$-	$-	$100,000	$60,000
Net cash increase for period	$(568)	$-	$(932)	$(1,023)	$(636)	$(1,102)	$564	$14,540
Cash at beginning of period	$-	$-	$-	$-	$-	$-	$-	$-
Cash at end of period	$(568)	$-	$(932)	$(1,023)	$(636)	$(1,102)	$564	$14,540

NOTE 1: NATURE OF OPERATIONS

VV Markets, LLC (the “Company”) is a Delaware series limited liability company formed on June 16th, 2020. VinVesto Inc. d/b/a Vint, is the sole owner of interests of the Company (other than interests issued in a particular series to other investors). The Company was formed to acquire and manage fine wines, spirits, and other wine related entities. The Company has created and it is expected that the Company will continue to create a number of separate series of interests (the “Series” or “Series of Interests”) and that each collection will be owned by a separate Series, and that the assets and liabilities of each Series will be separate in accordance with Delaware law. Investors acquire membership interests (the “Interests”) in each Series and will be entitled to share in the return of that particular Series, but will not be entitled to share in the return of any other Series.

The Company’s managing member is VinVesto, Inc. (the “Manager”). The Manager is a Delaware corporation formed on June 16th, 2020. The Manager is a technology and marketing company that operates the VinVesto platform ("Platform") and manages the Company and the assets owned by the Company in its roles as the Manager and manager of the assets of each Series (the “Asset Manager”).

The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

The Company has sold and does not intend to continue to sell Interests in a number of separate individual Series of the Company. Investors in any Series acquire a proportional share of income and liabilities as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of an offering related to that particular Series a collection of assets, (plus any cash reserves for future operating expenses). All voting rights, except as specified in the operating agreement or required by law remain with the Manager (e.g., determining the type and quantity of general maintenance and other expenses required, determining how to best commercialize the applicable Series assets, evaluating potential sale offers and the liquidation of a Series). The Manager manages the ongoing operations of each Series in accordance with the operating agreement of the Company, as amended and restated from time to time (the “Operating Agreement”). The Company and each Series shall have perpetual existence unless terminated pursuant to the Operating Agreement or law.

Operating Agreement

In accordance with the Operating Agreement each interest holder in a Series grants a power of attorney to the Manager. The Manager has the right to appoint officers of the Company and each Series.

After the closing of an offering, each Series is responsible for its own Operating expenses (as defined in Note 2(5)). Prior to the closing, Operating expenses are borne by the Manager and not reimbursed by the economic members. Should post-closing Operating expenses exceed revenues or cash reserves then the Manager may (a) pay such Operating expenses and not seek reimbursement, (b) loan the amount of the Operating expenses to the series and be entitled to reimbursement of such amount from future revenues generated by the series (“Operating expenses Reimbursement Obligation(s)”), on which the Manager may impose a reasonable rate of interest, and/or (c) cause additional Interests to be issued in order to cover such additional amounts, which Interests may be issued to existing or new investors, which may include the Manager or its affiliates.

Liquidity and Capital Resources

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company or any of the Series have not generated profits since inception. The Company has sustained a $17,303 loss for the six months ended June 30, 2025 and, has $7,377,725 of member’s equity as of June 30, 2025. The Company or any of the Series may lack liquidity to satisfy obligations as they come due. Future liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future offerings for the various Series of Interests. These conditions raise substantial doubt as to the Company's ability to continue as a going concern.

Revenues are generated at the Series level. During the six months ended June 30, 2025, the Company authorized zero (0) Series, for a total of ninety-eight (98) Series authorized as of June 30, 2025. For the six months ended June 30, 2024, twenty-eight (28) series – VV-STEML, VV-CHAM, VV-SPAN, VV-FUTUR, VV-RHONE, VV-BOD10, VV-ROSE, VV-JYFT, VV-BDMA, VV-CDCV, VV-CB100, VV-BDXM1, VV-PFGV, VV-BXEP21, VV-TLC1, VV-MARG1, VV-SAIC, VV-BDX2K, VV-LBV1, VV-GUGL1, VV-CHJC, VV-LAT1, VV-SPAN2, VV-CALC1, VV-RBV1, VV-SUPR2, VV-CHAM2, VV-CDP1 – generated revenues of $249,761.47 from the partial sale of underlying assets held by those Series.

Revenue generated during the six months ended June 30, 2025 by each Series that generated revenues during this period are set forth in the table below.

Series Name	Revenue (During the Six Months Ended June 30, 2025)
VV-STEML	$5,060.70
VV-CHAM	$3,864.48
VV-SPAN	$3,015.26
VV-FUTUR	$407.40
VV-RHONE	$1,758.61
VV-BOD10	$8,066.52
VV-ROSE	$4,709.77
VV-JYFT	$746.68
VV-BDMA	$4,318.75
VV-CDCV	$411.40
VV-CB100	$10,616.65
VV-BDXM1	$9,039.38
VV-PFGV	$11,388.02
VV-BXEP21	$15,465.64
VV-TLC1	$4,617.36
VV-MARG1	$20,288.52
VV-SAIC	$7,748.41
VV-BDX2K	$41,605.24
VV-LBV1	$9,023.16
VV-GUGL1	$3,154.66
VV-CHJC	$6,115.77
VV-LAT1	$773.43
VV-SPAN2	$7,257.60
VV-CALC1	$19,877.65
VV-RBV1	$21,448.67
VV-SUPR2	$2,466.21
VV-CHAM2	$1,659.67
VV-CDP1	$24,855.86

Revenues and expenses are received or incurred at the level of each series or within the Company’s Manager, Vinvesto, Inc. (the “Manager”).

Each Series will continue to incur Operating expenses including, but not limited to, storage, insurance, transportation and maintenance expenses, on an ongoing basis.

From inception through June 30, 2025, VinVesto, Inc. or an affiliate has borne all of the costs of the Company. The Company and each Series expect to continue to have access to ample capital financing from the Manager going forward. Until such time as the Series’ have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual

Series. In addition, parts of the proceeds of future offerings may be used to create reserves for future Operating expenses for individual Series at the sole discretion of the Manager.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates

The preparation of the balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Offering Expenses

Offering expenses relate to the offering for a specific Series and consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed offering and will generally be charged to members' equity upon the completion of the proposed offering. Offering expenses that are incurred prior to the closing of an offering for such Series, are being funded by the Manager. While the Manager is entitled to reimbursement of these offering expenses incurred on behalf of the Series, the Manager will generally elect not to be reimbursed through the proceeds of the offering related to the Series. Additionally, should the proposed offering prove to be unsuccessful, these costs, as well as additional expenses to be incurred, will be charged to the Manager.

Wine & Spirits Assets and Other Collectible Assets

The assets are recorded at cost. The cost of the assets includes the purchase price, including any deposits for the asset funded by the Manager and acquisition expenses, which include all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of the asset related to each series incurred prior to the closing, including brokerage and sales fees and commissions, appraisal fees, research fees, transfer taxes, third-party industry and due diligence experts, auction house fees and travel and lodging for inspection purposes.

The Company treats the assets as long-lived assets, and the assets are subject to an annual test for impairment and will not be depreciated or amortized. These long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge may be recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Acquisition expenses are typically paid for in advance by the Manager and are reimbursed by the Series from the proceeds of the offering. The Series also distributes the appropriate amounts for the brokerage fee and, if applicable, the sourcing fee, using cash from the offering.

To the extent that certain expenses are anticipated prior to the closing of an offering but are to be incurred after the closing (e.g., storage fees), additional cash from the proceeds of the offering will be retained on the Series balance sheet as reserves to cover such future anticipated expenses after the closing of the offering. Acquisition expenses are capitalized into the cost of the assets. Should a proposed offering prove to be unsuccessful, the Company will not reimburse the Manager, and these expenses will be accounted for as capital contributions, and the acquisition expenses expensed.

As of June 30, 2025, the Company's total investment in the Wine & Spirits Assets across all Series was $8,937,500 as detailed in the table below. There has been no increase to the total investment since December 31, 2024, $8,937,500.

Series Name	Underlying Assets	Minimum Offering Size
VV-0001	California Collection	$46,000
VV-PNST	Laurent Ponsot Collection	$46,000
VV-SUPR	Super Tuscan Collection	$71,500
VV-CHAM	Champagne Collection	$73,000
VV-STEML	St. Emillion Collection	$64,500
VV-MACAL	Macallan Fine & Rare Collection	$85,000
VV-BOWCK	Bowmore Cask Collection	$94,000
VV-FUTUR	Bordeaux 2020 Futures Collection	$112,400
VV-BDX	Bordeaux Classics Collection	$85,000
VV-SPAN	Spanish Collection	$84,000
VV-DRC	DRC Collection	$137,000
VV-NAPA	Napa 2018 Collection	$142,000
VV-RHONE	Domaines of Rhone Collection	$153,000
VV-PDMT	Piemonte Collection	$154,500
VV-JPWY	Karuizawa “36 Views of Mt. Fuji”	$187,000
VV-PTRS	Petrus Collection	$29,000
VV-ROSE	Rosé Champagne Collection	$41,000
VV-BOD10	2010 Decade Collection	$99,500
VV-WBURG	White Burgundy Collection	$138,000
VV-GERM	German Collection	$53,000
VV-LAF10	Lafite 10-Year Vertical Collection	$121,000
VV-MACAL50	Macallan 50 Year Old Collection	$115,000
VV-JYFT	Joy Fantastic Vint Primeur Collection	$24,000
VV-GPS	Glenfarclas Pagoda Series	$129,000
VV-BDMA	Brunello di Montalcino All-Stars Collection	$43,000
VV-CDCV	Comtes de Champagne Vertical Collection	$38,000
VV-DRCH	Domaine de la Romanée-Conti Horizontal Collection	$53,000
VV-MR19	Mouton Rothschild 2019 Collection	$28,000
VV-SCRV	Screaming Eagle ‘17, ‘18, ‘19 Collection	$131,000
VV-BDXM1	Bordeaux Superstars in Magnum Collection	$200,000
VV-CB100	Cheval Blanc 100-Point Collection	$57,000
VV-JSCV	Jacques Selosse Champagne Mini Vertical Collection	$61,000
VV-KGC1	Karuizawa Geisha Collection	$75,000
VV-LR15	Domaine Leroy 2015 Collection	$70,000
VV-PFGV	Penfolds Grange Vertical Collection	$82,000
VV-BDX2K	Bordeaux Millennium Collection	$176,000
VV-BXEP21	Bordeaux En Primeur 2021 Collection	$230,000
VV-CDVM	Vogue Musigny Vertical Collection	$100,000
VV-CHBL1	Domaine Raveneau Collection	$30,000
VV-DRC15	DRC 2015 Assortment Collection	$76,000
VV-DRCRC1	DRC Romanée-Conti 2018 Collection	$100,000
VV-KGC2	Karuizawa Sapphire Geisha Collection	$158,000
VV-MACAL2	The Macallan Red 71 Collection	$105,000
VV-MACAL3	The Macallan Red 78 Collection	$130,000

VV-MVRM	Midleton Silent Distillery Collection	$155,000
VV-POM1	Pomerol Rarities Collection	$110,000
VV-BOW50	Bowmore 50 Year Old Collection	$60,000
VV-CCC1	Cristal Champagne Collection	$87,000
VV-DL19	Domaine Leflaive 2019 Grand Cru Collection	$63,000
VV-DRCH17	Domaine de la Romanée-Conti 2017 Horizontal Collection	$88,000
VV-HAWV	Hundred Acre Vertical Collection	$53,000
VV-LAF19	Lafite Rothschild 2019 Collection	$46,000
VV-MACFC	Macallan Archival Folio Collection	$66,000
VV-MARG1	Château Margaux Vertical Collection	$98,000
VV-RTBC	2019 Rousseau “Trinity” Burgundy Collection	$102,000
VV-SAIC	South American Icons Collection	$68,000
VV-TLC1	Tuscan Legends Collection	$79,000
VV-BOW2	Bowmore Black and Gold Collection	$56,000
VV-DP08	2008 Dom Perignon Collection	$85,000
VV-DRC09	2009 DRC Romanée-Conti Collection	$105,000
VV-DRCH14	2014 DRC Assortment Case Collection	$72,000
VV-DRCH19	2019 DRC Assortment Collection	$194,000
VV-ITRC	Italian Rarities Collection	$73,000
VV-KCSK	Karuizawa Cask Collection	$315,000
VV-KGC3	Karuizawa Pearl Geisha Collection	$86,000
VV-KGC4	Karuizawa Golden Geisha Collection	$64,000
VV-MACAL4	The Macallan Exceptional Cask Collection	$80,000
VV-YAM1	The Yamazaki 25 YO Collection	$39,000
VV-BOMA	Bonnes Mares Collection	$70,000
VV-CHJC	Champagne Jewels Collection	$69,000
VV-GUGL1	Guigal 2019 La Las Collection	$61,000
VV-HBC1	Haut Brion & La Mission Collection	$122,000
VV-HIB1	Hibiki Kutani Collection	$65,000
VV-KGC5	Karuizawa Geisha Collection #5	$53,000
VV-LAT1	2015 Latour Collection	$82,000
VV-LBV1	Left Bank Bordeaux Values	$102,000
VV-RBV1	Right Bank Bordeaux Values	$95,000
VV-SCC1	Superlative Scotch Cask Collection	$59,500
VV-SPAN2	Vega Sicilia Unico Collection	$72,000
VV-KGC6	Karuizawa Geisha Collection #6	$65,000
VV-AMW1	American Whiskey Collection	$130,000
VV-BURGS1	2020 Burgundy Stars	$100,000
VV-CALC1	2019 California Cults Collection	$100,000
VV-CHAM2	Champagne Stars #2	$97,000
VV-GCW1	2020 Grand Cru Whites	$52,500
VV-HCC1	Hanyu Cask Collection	$118,000
VV-MACAL5	The Macallan Red Collection	$215,000
VV-MACAL6	Tales of The Macallan Collection	$113,000
VV-SCC2	Superlative Scottish Casks #2	$113,000
VV-SUPR2	2020 Super Tuscans	$49,500
VV-RB22	Right Bank 2022 En Primeur Collection	$56,000
VV-KKCSK	Kiyokawa Cask Collection	$125,000
VV-CDP1	Chateauneuf du Pape Champions Collection	$60,000
VV-RUM1	Rare Rum Cask Collection	$82,000
VV-HPHH	Highland Park Hogshead Collection	$90,000
VV-JPNW	Japanese Whisky Icons Collection	$50,000

Operating Expenses

Operating expenses related to a particular collection of assets are costs and expenses attributable the assets of a particular Series and include storage, insurance, transportation, annual audit and legal expenses and other specific expenses as detailed in the Manager’s allocation policy. Operating expenses are expensed as incurred.

Except as disclosed with respect to any future offering, expenses of this nature that are incurred prior to the closing of an offering of Series of Interests are funded by the Manager and are not reimbursed by the Company, Series or economic members. These are accounted for as capital contributions by the Manager for expenses related to the business of the Company or a Series.

Upon closing of an offering, a Series becomes responsible for these expenses and finances them either through revenues generated by a Series or available cash reserves at the Series. Should revenues or cash reserves not be sufficient to cover Operating expenses the Manager may (a) pay such Operating expenses and not seek reimbursement, (b) loan the amount of the Operating expenses to the Series at a reasonable rate of interest and be entitled to reimbursement of such amount from future revenues generated by the Series (“Operating expenses Reimbursement Obligation(s)”), and/or (c) cause additional Interests to be issued in order to cover such additional amounts.

Income Taxes

The Company intends that the master series and separate Series will elect and qualify to be taxed as a C-corporation under the Internal Revenue Code. The separate Series will comply with the accounting and disclosure requirement of ASC Topic 740, "Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

NOTE 3 - RELATED PARTY TRANSACTIONS

The Company, a Delaware series limited liability company, whose managing member is the Manager, will admit additional members to each of its series through the offerings for each series. By purchasing an Interest in a Series of Interests, the investor is admitted as a member of the Company and will be bound by the Company's Operating Agreement. Under the Operating Agreement, each investor grants a power of attorney to the Manager. The Operating Agreement provides that the Manager with the ability to appoint officers. Officers may also invest in assets for sale. The following table sets forth information with respect to the number of units or shares of each of our Series beneficially owned by our officers as of this filing.

Series Name	Owner	Number of Interests Owned	Cash Paid	Percentage of Series
Series VV-0001	Vinvesto, Inc.	42	1932	4.20%
Series VV-PNST	Vinvesto, Inc.	210	4830	10.50%
Series VV-PNST	Patrick Sanders	96	2208	4.80%
Series VV-SUPR	Vinvesto, Inc.	12	432	0.60%
Series VV-CHAM	Vinvesto, Inc.	44	2200	3.00%
Series VV-CHAM	Patrick Sanders	15	750	1.00%
Series VV-STEML	Vinvesto, Inc.	517	5170	8.00%
Series VV-MACAL	Vinvesto, Inc.	56	2800	3.30%
Series VV-MACAL	Patrick Sanders	20	1000	1.20%
Series VV-BOWCK	Vinvesto, Inc.	395	18565	19.80%
Series VV-BOWCK	Patrick Sanders	322	15134	16.10%
Series VV-FUTUR	Vinvesto, Inc.	154	10780	9.60%
Series VV-BDX	Vinvesto, Inc.	13	520	0.70%
Series VV-SPAN	Vinvesto, Inc.	275	16500	19.60%
Series VV-SPAN	Patrick Sanders	173	10380	12.40%

Series VV-DRC	Vinvesto, Inc.	202	5050	3.70%
Series VV-NAPA	Vinvesto, Inc.	296	14800	10.40%
Series VV-NAPA	Nicholas King	40	2000	1.40%
Series VV-RHONE	Vinvesto, Inc.	130	5200	3.40%
Series VV-PDMT	Vinvesto, Inc.	342	17100	11.10%
Series VV-JPWY	Vinvesto, Inc.	69	2346	1.30%
Series VV-PTRS	Vinvesto, Inc.	5	290	1.00%
Series VV-ROSE	Vinvesto, Inc.	34	1394	3.40%
Series VV-BOD10	Vinvesto, Inc.	171	8550	8.60%
Series VV-WBURG	Vinvesto, Inc.	142	4260	3.10%
Series VV-GERM	Vinvesto, Inc.	91	4823	9.10%
Series VV-LAF10	Vinvesto, Inc.	18	1800	1.50%
Series VV-MACAL50*	Vinvesto, Inc.	29	580	0.50%
Series VV-JYFT	Vinvesto, Inc.	34	1020	4.30%
Series VV-GPS	Vinvesto, Inc.	36	1548	1.20%
Series VV-BDMA	Vinvesto, Inc.	19	950	2.20%
Series VV-CDCV*	Vinvesto, Inc.	16	800	2.10%
Series VV-DRCH	Vinvesto, Inc.	3	300	0.60%
Series VV-MR19	Vinvesto, Inc.	5	500	1.80%
Series VV-SCRV	Vinvesto, Inc.	7	700	0.50%
Series VV-BDXM1	Vinvesto, Inc.	63	3150	1.60%
Series VV-CB100	Vinvesto, Inc.	3	300	0.50%
Series VV-JSCV	Vinvesto, Inc.	10	1000	1.60%
Series VV-KGC1	Vinvesto, Inc.	18	900	1.20%
Series VV-LR15	Vinvesto, Inc.	4	400	0.60%
Series VV-PFGV	Vinvesto, Inc.	9	0	0.50%
Series VV-BDX2K	Vinvesto, Inc.	21	2100	1.10%
Series VV-BXEP21	Vinvesto, Inc.	58	2900	1.30%
Series VV-CDVM	Vinvesto, Inc.	22	2200	2.20%
Series VV-CHBL1	Vinvesto, Inc.	3	150	0.50%
Series VV-DRC15	Vinvesto, Inc.	7	700	0.90%
Series VV-DRCRC1	Vinvesto, Inc.	5	500	0.50%
Series VV-KGC2	Vinvesto, Inc.	9	900	0.60%
Series VV-MACAL2	Vinvesto, Inc.	6	600	0.60%
Series VV-MACAL3	Vinvesto, Inc.	15	1500	120%
Series VV-MVRW	Vinvesto, Inc.	16	800	0.50%
Series VV-POM1	Vinvesto, Inc.	10	1000	0.60%
Series VV-BOW50	Vinvesto, Inc.	4	400	0.70%
Series VV-CCC1	Vinvesto, Inc.	5	500	0.60%
Series VV-DL19	Vinvesto, Inc.	15	1500	2.40%
Series VV-DRCH17	Vinvesto, Inc.	6	600	0.70%
Series VV-HAWV	Vinvesto, Inc.	8	400	0.80%
Series VV-LAF19	Vinvesto, Inc.	5	250	0.50%
Series VV-MACFC	Vinvesto, Inc.	11	550	0.80%
Series VV-MARG1	Vinvesto, Inc.	6	600	0.60%
Series VV-RTBC	Vinvesto, Inc.	11	1100	1.10%
Series VV-SAIC	Vinvesto, Inc.	4	400	0.60%
Series VV-TLC1	Vinvesto, Inc.	7	700	0.90%
Series VV-BOW2	Vinvesto, Inc.	6	300	1.10%
Series VV-DP08	Vinvesto, Inc.	13	650	0.80%
Series VV-DRC09	Vinvesto, Inc.	9	900	0.90%
Series VV-DRCH14	Vinvesto, Inc.	8	400	0.60%
Series VV-DRCH19	Vinvesto, Inc.	20	2000	1.00%
Series VV-ITRC	Vinvesto, Inc.	7	350	0.70%

Series VV-KCSK	Vinvesto, Inc.	16	1600	0.50%
Series VV-KGC3	Vinvesto, Inc.	11	1100	1.30%
Series VV-KGC4	Vinvesto, Inc.	9	450	0.70%
Series VV-MACAL4	Vinvesto, Inc.	5	500	0.60%
Series VV-YAM1	Vinvesto, Inc.	5	250	0.50%
Series VV-BOMA	Vinvesto, Inc.	6	600	0.90%
Series VV-CHJC	Vinvesto, Inc.	5	500	0.70%
Series VV-GUGL1	Vinvesto, Inc.	6	600	1.00%
Series VV-HBC1	Vinvesto, Inc.	15	1500	1.20%
Series VV-HIB1	Vinvesto, Inc.	4	400	0.60%
Series VV-KGC5	Vinvesto, Inc.	6	600	1.10%
Series VV-LAT1	Vinvesto, Inc.	5	500	0.60%
Series VV-LBV1	Vinvesto, Inc.	8	800	0.80%
Series VV-RBV1*	Vinvesto, Inc.	5	500	0.00%
Series VV-SCC1	Vinvesto, Inc.	5	500	0.80%
Series VV-SPAN2	Vinvesto, Inc.	7	700	0.90%
Series VV-KGC6	Vinvesto, Inc.	4	400	0.60%
Series VV-AMW1*	Vinvesto, Inc.	28	2800	2.20%
Series VV-BURGS1*	Vinvesto, Inc.	5	500	0.50%
Series VV-CALC1	Vinvesto, Inc.	6	600	0.60%
Series VV-CHAM2*	Vinvesto, Inc.	5	500	0.50%
Series VV-GCW1	Vinvesto, Inc.	8	800	1.50%
Series VV-HCC1	Vinvesto, Inc.	12	1200	1.00%
Series VV-MACAL5	Vinvesto, Inc.	11	1100	0.50%
Series VV-MACAL6*	Vinvesto, Inc.	9	900	0.80%
Series VV-PNTC1*	Vinvesto, Inc.	0	0	0.00%
Series VV-SCC2	Vinvesto, Inc.	9	900	0.80%
Series VV-SUPR2*	Vinvesto, Inc.	6	600	0.00%
Series VV-RB22	Vinvesto, Inc.	20	2000	3.60%
Series VV-KKCSK	Vinvesto, Inc.	7	700	0.60%
Series VV-PG18	Vinvesto, Inc.	0	0	0.00%
Series VV-CDP1	Vinvesto, Inc.	3	300	0.50%
Series VV-RUM1	Vinvesto, Inc.	15	1500	1.80%
Series VV-HPHH	Vinvesto, Inc.	10	1000	1.10%
Series VV-JPNW	Vinvesto, Inc.	3	300	0.60%

The Manager receives Sourcing Fees for each offering for Series of Interests in the Company that closes. During the six months ended June 30, 2025, the Manager did not receive Sourcing Fees. During the first six months of 2024, the Manager received $24,543.00 in Sourcing Fees for two (2) Series that were closed.

Sourcing Fees
	Six Month Period Ended June 30, 2025	Six Month Period Ended June 30, 2024
VV-0001	$0	$0
VV-PNST	$0	$0
VV-SUPR	$0	$0
VV-CHAM	$0	$0
VV-STEML	$0	$0
VV-MACAL	$0	$0
VV-BOWCK	$0	$0
VV-FUTUR	$0	$0
VV-BDX	$0	$0
VV-SPAN	$0	$0
VV-DRC	$0	$0

VV-NAPA	$0	$0
VV-RHONE	$0	$0
VV-PDMT	$0	$0
VV-JPWY	$0	$0
VV-PTRS	$0	$0
VV-ROSE	$0	$0
VV-BOD10	$0	$0
VV-WBURG	$0	$0
VV-GERM	$0	$0
VV-LAF10	$0	$0
VV-MACAL50	$0	$0
VV-JYFT	$0	$0
VV-GPS	$0	$0
VV-BDMA	$0	$0
VV-CDCV	$0	$0
VV-DRCH	$0	$0
VV-MR19	$0	$0
VV-SCRV	$0	$0
VV-BDXM1	$0	$0
VV-CB100	$0	$0
VV-JSCV	$0	$0
VV-KGC1	$0	$0
VV-LR15	$0	$0
VV-PFGV	$0	$0
VV-BDX2K	$0	$0
VV-BXEP21	$0	$0
VV-CDVM	$0	$0
VV-CHBL1	$0	$0
VV-DRC15	$0	$0
VV-DRCRC1	$0	$0
VV-KGC2	$0	$0
VV-MACAL2	$0	$0
VV-MACAL3	$0	$0
VV-MVRM	$0	$0
VV-POM1	$0	$0
VV-BOW50	$0	$0
VV-CCC1	$0	$0
VV-DL19	$0	$0
VV-DRCH17	$0	$0
VV-HAWV	$0	$0
VV-LAF19	$0	$0
VV-MACFC	$0	$0
VV-MARG1	$0	$0
VV-RTBC	$0	$0
VV-SAIC	$0	$0
VV-TLC1	$0	$0
VV-BOW2	$0	$0
VV-DP08	$0	$0
VV-DRC09	$0	$0
VV-DRCH14	$0	$0
VV-DRCH19	$0	$0
VV-ITRC	$0	$0
VV-KCSK	$0	$0
VV-KGC3	$0	$0
VV-KGC4	$0	$0
VV-MACAL4	$0	$0

VV-YAM1	$0	$0
VV-BOMA	$0	$0
VV-CHJC	$0	$0
VV-GUGL1	$0	$0
VV-HBC1	$0	$0
VV-HIB1	$0	$0
VV-KGC5	$0	$0
VV-LAT1	$0	$0
VV-LBV1	$0	$0
VV-RBV1	$0	$0
VV-SCC1	$0	$0
VV-SPAN2	$0	$0
VV-KGC6	$0	$0
VV-AMW1	$0	$0
VV-BURGS1	$0	$13,698
VV-CALC1	$0	$0
VV-CHAM2	$0	$0
VV-GCW1	$0	$0
VV-HCC1	$0	$0
VV-MACAL5	$0	$0
VV-MACAL6	$0	$0
VV-PNTC1	$0	$0
VV-SCC2	$0	$0
VV-SUPR2	$0	$0
VV-RB22	$0	$0
VV-KKCSK	$0	$0
VV-PG18	$0	$0
VV-CDP1	$0	$10,845
VV-RUM1	$0	$0
VV-HPHH	$0	$0
VV-JPNW	$0	$0

NOTE 4 - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY

The Company distinguishes expenses and costs between those related to the purchase of a particular collection of assets and Operating expenses related to the management of such collectible assets.

Fees and expenses related to the purchase of an underlying collection of assets include the offering expenses, Acquisition Expenses, Brokerage Fee and Sourcing Fee.

Within Operating expenses the Company distinguishes between Operating expenses incurred prior to the closing of an offering and those incurred after the close of an offering. Although these pre- and post- closing Operating expenses are similar in nature and consist of expenses such as storage, insurance, transportation and maintenance, pre-closing Operating expenses are borne by the Manager and are not expected to be reimbursed by the Company or the economic members. Post-closing Operating expenses are the responsibility of each Series of Interest and may be financed through (i) revenues generated by the Series or cash reserves at the Series and/or (ii) contributions made by the Manager, for which the Manager does not seek reimbursement or (iii) loans by the Manager, for which the Manager may charge a reasonable rate of interest or (iv) issuance of additional Interest in a Series. Allocation of revenues, expenses and costs will be made amongst the various Series in accordance with the Manager's allocation policy. The Manager's allocation policy requires items that are related to a specific Series to be charged to that specific Series. Items not related to a specific Series will be allocated pro rata based upon the value of the underlying collectible assets, as stated in the Manager’s allocation policy and as reasonably determined by the Manager. The Manager may amend its allocation policy in its sole discretion from time to time.

Revenue from the anticipated commercialization of the collections will be allocated amongst the Series whose underlying assets are part of the commercialization events, based on the value of the underlying assets. For the six month period ending June 30, 2025, the Series generated $249,761.47 in revenue. For the six month period ended June 30, 2024, the Series generated $71,715.91 in revenue.

Offering expenses, other than those related to the overall business of the Manager (as described in Note 2(4)) are funded by the Manager and, at the Manager’s election, are generally not reimbursed from the Series proceeds upon the closing of an offering. No offering expenses have been incurred by the Company during the six months ended June 30, 2025. For the six month period ended June 30, 2024 no offering expenses were incurred.

Acquisition expenses (cost of collectible assets) purchases are funded by the Manager and reimbursed from the Series proceeds upon the closing of an offering. The Manager had incurred $0 in acquisitions expenses at June 30, 2025. For the six month period ended June 30, 2024 acquisition expenses of $131,137 were incurred.

Other expenses are funded by the Manager and reimbursed from the Series. The Series reimbursed the Manager $15,000 for audit and tax expenses at June 30, 2025. For the six month period ended June 30, 2024 the Series reimbursed the Manager $63,738 for audit and tax expenses.

The Sourcing Fee is paid to the Manager from the Series proceeds upon the close of an offering. During the period from January 1, 2025 to June 30, 2025, the Manager received $0 in Sourcing Fees.

NOTE 5: MEMBERS’ EQUITY

The members of each Series have certain rights with respect to the Series to which they are subscribed. Each Series generally holds a single asset or a collection of assets. A Series member is entitled to their pro rata share of the net profits derived from the assets held in that series after deduction of expense allocations and direct expenses attributable to the assets, based on their percentage of the total outstanding Interests in that Series.

The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, are solely the debts, obligations and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation or liability.

Distributions Upon Liquidation

Upon the occurrence of a liquidation event relating to the Company as a whole or any Series, the Manager (or a liquidator selected by the Manager) is charged with winding up the affairs of the Series or the Company as a whole, as applicable, and liquidating its assets. Upon the liquidation of a Series or the Company as a whole, as applicable, the assets will be liquidated, and proceeds distributed as follows:

(i)first, to any third-party creditors;

(ii)second, to any creditors that are the Manager or its affiliates;

(iii)third, 100% to the Interest holder of the relevant Series, allocated pro rata based on the number of Interests held by each Interest holder (which may include the Manager, any of its affiliates and asset sellers and which distribution within a Series will be made consistent with any preferences which exist within such Series) until the Interest holders receive back 100% of their capital contribution.

NOTE 6: GOING CONCERN

The accompanying balance sheet has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has commenced planned principal operations and has not generated any revenues as of June 30, 2025.

The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The balance sheet does not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 7: SUBSEQUENT EVENTS

Management Evaluation

Management has evaluated all subsequent events through September 24, 2025, the date the financial statements were available to be issued. There are no additional material events requiring disclosure or adjustment to the financial statements.

ITEM 4. – EXHIBITS

Exhibit Index

The documents listed in this Exhibit Index are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit No.	Description
2.1	Certificate of Formation of VV Markets, LLC^
2.2	Limited Liability Company Agreement of VV Markets LLC^^
3.1	Series Designation for Series VV-0001 Interests^^
3.2	Series Designation for Series VV PNST Interests^^^
3.3	Series Designation for Series VV-SUPR Interests^^^
3.4	Series Designation for Series VV-STEML Interests^^^
3.5	Series Designation for Series VV-MACAL Interests***
3.6	Series Designation for Series VV-BOWCK Interests***
3.7	Series Designation for Series VV-FUTUR Interests***
3.8	Series Designation for Series VV-BDX Interests***
3.9	Series Designation for Series VV-SPAN Interests***
3.10	Series Designation for Series VV-DRC Interests*
3.11	Series Designation for Series VV-NAPA Interests*
3.12	Series Designation for Series VV-RHONE Interests*
3.13	Series Designation for Series VV-PDMT Interests*
3.14	Series Designation for Series VV-JPWY Interests*
3.15	Series Designation for Series VV-PTRS*
3.16	Series Designation for VV-ROSE++
3.17	Series Designation for VV-BOD10++
3.18	Series Designation for VV-WBURG++
3.19	Series Designation for VV-GERM+
3.20	Series Designation for VV-LAF10++
3.21	Series Designation for VV-MACAL50++
3.22	Series Designation for VV-JYFT++
3.23	Series Designation for VV-GPS++
3.24	Series Designation for VV-CHAM^^^
3.25	Series Designation for VV-BDMA +++
3.26	Series Designation for VV-CDCV +++
3.27	Series Designation for VV-DRCH +++
3.28	Series Designation for VV-MR19 +++
3.29	Series Designation for VV-SCRV +++
3.30	Series Designation for VV-BDXM1##
3.31	Series Designation for VV-CB100##
3.32	Series Designation for VV-JSCV##
3.33	Series Designation for VV-KGC1##
3.34	Series Designation for VV-LR15##
3.35	Series Designation for VV-PFGV##
3.36	Series Designation for VV-BDX2K#
3.37	Series Designation for VV-BXEP21#
3.38	Series Designation for VV-CDVM#

3.39	Series Designation for VV-CHBL1#
3.40	Series Designation for VV-DRC15#
3.41	Series Designation for VV-DRCRC1#
3.42	Series Designation for VV-KGC2#
3.43	Series Designation for VV-MACAL2#
3.44	Series Designation for VV-MACAL3#
3.45	Series Designation for VV-MVRW#
3.46	Series Designation for VV-POM1#
3.47	Series Designation for VV-BOW50@@
3.48	Series Designation for VV-CCC1@
3.49	Series Designation for VV-DL19@
3.50	Series Designation for VV-DRCH17@
3.51	Series Designation for VV-LAF19@
3.52	Series Designation for VV-MACFC@
3.53	Series Designation for VV-MARG1@
3.54	Series Designation for VV-RTBC@
3.55	Series Designation for VV-SAIC@
3.56	Series Designation for VV-TLC1@
3.57	Series Designation for VV-HAWV@
3.58	Series Designation for VV-BOW2†
3.59	Series Designation for VV-DP08†
3.60	Series Designation for VV-DRC09†
3.61	Series Designation for VV-DRCH14†
3.62	Series Designation for VV-DRCH19†
3.63	Series Designation for VV-ITRC†
3.64	Series Designation for VV-KCSK†
3.65	Series Designation for VV-KGC3†
3.66	Series Designation for VV-KGC4†
3.67	Series Designation for VV-MACAL4†
3.68	Series Designation for VV-YAM1†
3.69	Series Designation for VV-BOMA =
3.70	Series Designation for VV-CHJC =
3.71	Series Designation for VV-GUGL1 =
3.72	Series Designation for VV-HBC1 =
3.73	Series Designation for VV-HIB1 =
3.74	Series Designation for VV-KGC5 =
3.75	Series Designation for VV-LAT1 =
3.76	Series Designation for VV-LBV1 =
3.77	Series Designation for VV-RBV1 =
3.78	Series Designation for VV-SCC1 =
3.79	Series Designation for VV-SPAN2 =
3.80	Series Designation for VV-KGC6 =
3.81	Series Designation for VV-AMW1(=)
3.82	Series Designation for VV-BDXG (=)
3.83	Series Designation for VV-BURGS1 (=)
3.84	Series Designation for VV-CALC1 (=)
3.85	Series Designation for VV-CHAM2 (=)

3.86	Series Designation for VV-GCW1 (=)
3.87	Series Designation for VV-HCC1 (=)
3.88	Series Designation for VV-MACAL5 (=)
3.89	Series Designation for VV-MACAL6 (=)
3.90	Series Designation for VV-PNTC (=)
3.91	Series Designation for VV-SCC2 (=)
3.92	Series Designation for VV-SUPR2 (=)
3.93	Series Designation for VV-LB22>
3.94	Series Designation for VV-RB22>
3.95	Series Designation for VV-FG22>
3.96	Series Designation for VV-KKCSK !
3.97	Series Designation for VV-DOM13 !
3.98	Series Designation for VV-PG18 !
3.99	Series Designation for VV-CDP1 !
3.100	Series Designation for VV-IGMS !
3.101	Series Designation for VV-RUM1 !
3.102	Series Designation for VV-HPHH !
3.103	Series Designation for VV-JPNW !
4.1	Form of Subscription Agreement^^^
6.1	Management Services Agreement, dated July 1, 2020, between VV Markets, LLC and VinVesto, Inc. ^^
6.2	Purchase and Sale Agreement, dated September 1, 2020 between VinVesto, Inc. and VV Markets, LLC.^^
6.3	Software and Services License Agreement dated December 20, 2020 between VinVesto, Inc and North Capital Investment Technology Inc. ^^
6.4	Receipt^^
6.5	Receipt^^
6.6	Receipt^^
6.7	Storage Agreement dated January 19, 2021 between VV Markets, LLC and Domain DC Storage.^^
6.8	Form Purchase Option Agreement*
6.9	VV-MACAL Purchase Option Agreement***
6.10	VV-BOWCK Purchase Option Agreement***
6.11	VV-FUTUR Purchase Option Agreement***
6.12	VV-BDX Purchase Option Agreement***
6.13	VV-SPAN Purchase Option Agreement***
6.14	VV-DRC Purchase Agreement*
6.15	VV-NAPA Purchase Option Agreement*
6.16	VV-RHONE Purchase Option Agreement*
6.17	VV-PDMT Purchase Option Agreement*
6.18	VV-JPWY Purchase Option Agreement*
6.19	VV-PTRS Purchase Agreement*
6.20	VV-ROSE Purchase Agreement**
6.21	VV-BOD10 Purchase Agreement**
6.22	VV-WBURG Purchase Agreement**
6.23	VV-GERM Purchase Option Agreement**
6.24	VV-LAF10 Purchase Option Agreement**
6.25	VV-MACAL50 Purchase Option Agreement**
6.26	VV-JYFT Purchase Option Agreement**

6.27	VV-GPS Purchase Option Agreement**
6.28	VV-BDMA Purchase Agreement +++
6.29	VV-CDCV Purchase Agreement +++
6.30	VV-DRCH Purchase Agreement +++
6.31	VV-MR19 Purchase Agreement +++
6.32	VV-SCRV Purchase Agreement +++
6.33	VV-BDXM1 Purchase Agreement##
6.34	VV-CB100 Purchase Agreement##
6.35	VV-JSCV Purchase Agreement##
6.36	VV-KGC1 Purchase Agreement##
6.37	VV-LR15 Purchase Agreement##
6.38	VV-PFGV Purchase Agreement##
6.39	VV-BDX2K Purchase Agreement#
6.40	VV-BXEP21 Purchase Agreement#
6.41	VV-CDVM Purchase Agreement#
6.42	VV-CHBL1 Purchase Agreement#
6.43	VV-DRC15 Purchase Agreement#
6.44	VV-DRCRC1 Purchase Agreement#
6.45	VV-KGC2 Purchase Agreement#
6.46	VV-MACAL2 Purchase Agreement#
6.47	VV-MACAL3 Purchase Agreement#
6.48	VV-MVRW Purchase Agreement#
6.49	VV-POM1 Purchase Agreement#
6.50	VV-BOW50 Purchase Agreement@
6.51	VV-CCC1 Purchase Agreement@
6.52	VV-DL19 Purchase Agreement@
6.53	VV-DRCH17 Purchase Agreement@
6.54	VV-LAF19 Purchase Agreement@
6.55	VV-MACFC Purchase Agreement@
6.56	VV-MARG1 Purchase Agreement@
6.57	VV-RTBC Purchase Agreement@
6.58	VV-SAIC Purchase Agreement@
6.59	VV-TLC1 Purchase Agreement@
6.60	VV-HAWV Purchase Agreement@
6.61	VV-BOW2 Purchase Agreement†
6.62	VV-DP08 Purchase Agreement†
6.63	VV-DRC09 Purchase Agreement†
6.64	VV-DRCH14 Purchase Agreement†
6.65	VV-DRCH19 Purchase Agreement†
6.66	VV-ITRC Purchase Agreement†
6.67	VV-KCSK Purchase Agreement†
6.68	VV-KGC3 Purchase Agreement†
6.69	VV-KGC4 Purchase Agreement†
6.70	VV-MACAL4 Purchase Agreement†
6.71	VV-YAM1 Purchase Agreement†
6.72	VV-BOMA Purchase Agreement =
6.73	VV-CHJC Purchase Agreement =

6.74	VV-GUGL1 Purchase Agreement =
6.75	VV-HBC1 Purchase Agreement =/=
6.76	VV-HIB1 Purchase Agreement =
6.77	VV-KGC5 Purchase Agreement =
6.78	VV-LAT1 Purchase Agreement =/=
6.79	VV-LBV1 Purchase Agreement =
6.80	VV-RBV1 Purchase Agreement =/=
6.81	VV-SCC1 Purchase Agreement =
6.82	VV-SPAN2 Purchase Agreement =/=
6.83	VV-KGC6 Purchase Agreement =/=
6.84	VV-AMW1 Purchase Agreement=/=
6.85	VV-BDXG Purchase Agreement=/=
6.86	VV-BURGS1 Purchase Agreement=/=
6.87	VV-CALC1 Purchase Agreement=/=
6.88	VV-CHAM2 Purchase Agreement=/=
6.89	VV-GCW1 Purchase Agreement=/=
6.90	VV-HCC1 Purchase Agreement=/=
6.91	VV-MACAL5 Purchase Agreement=/=
6.75	VV-HBC1 Purchase Agreement =/=
6.93	VV-PNTC Purchase Agreement=/=
6.94	VV-SCC2 Purchase Agreement=/=
6.95	VV-SUPR2 Purchase Agreement=/=
6.96	VV-LBB22 Purchase Agreement>
6.97	VV-RBB22 Purchase Agreement>
6.98	VV-FG22 Purchase Agreement>
6.99	VV-KKCSK Purchase Agreement!
6.100	VV-DOM13 Purchase Agreement!
6.101	VV-PG18 Purchase Agreement!
6.102	VV-CDP1 Purchase Agreement%
6.103	VV-IGMS Purchase Agreement!
6.104	VV-RUM1 Purchase Agreement!
6.105	VV-HPHH Purchase Agreement!
6.106	VV-JPNW Purchase Agreement!
8.1	Escrow Agreement for Securities Offering, between North Capital Private Securities Corporation^^
99.1	Disaggregated information requested in Item 6 of Part 1 of this Form 1-A !

% Incorporated by reference to the Company’s Annual Report on Form 1-K filed with the SEC on April 26, 2024.

!Incorporated by reference to the Company’s offering statement on Form 1-A POS filed with the SEC on September 5, 2024

#Incorporated by reference to the Company’s offering statement on Form 1-A POS filed with the SEC on July 22, 2022

##Incorporated by reference to the Company’s offering statement on Form 1-A POS filed with the SEC on March 25, 2022

^Incorporated by reference to the Company’s offering statement on Form 1-A filed with the SEC on August 31, 2020

^^Incorporated by reference to the Company’s offering statement on Form 1-A/A filed with the SEC on March 25, 2021

^^^Incorporated by reference to the Company’s offering statement on Form 1-A POS filed with the SEC on May 6, 2021

*Incorporated by reference to the Company’s offering statement on Form 1-A POS filed with the SEC on October 12, 2021

**Incorporated by reference to the Company’s offering statement on Form 1-A POS filed with the SEC on February 11, 2022.

***Incorporated by reference to the Company’s offering statement on Form 1-A POS filed with the SEC on July 22, 2021.

+Incorporated by reference to the Company’s Current Report on Form 1-U filed with the SEC on April 19, 2022.

++Incorporated by reference to the Company’s Current Report on Form 1-U filed with the SEC on March 24, 2022.

+++Incorporated by reference to the Company’s offering statement on Form 1-A POS filed with the SEC on May 27, 2022.

@Incorporated by reference to the Company’s offering statement on Form 1-A POS filed with the SEC on May October 7, 2022.

@@Incorporated by reference to the Company’s offering statement on Form 1-A POS filed with the SEC on May November 25, 2022.

†Incorporated by reference to the Company’s offering statement on Form 1-A POS filed with the SEC on February 22, 2023.

=Incorporated by reference to the Company’s offering statement on Form 1-A POS filed with the SEC on May 1, 2023.

(=)Incorporated by reference to the Company’s offering statement on Form 1-A POS filed with the SEC on May 25, 2023.

=/=Incorporated by reference to the Company’s offering statement on Form 1-A POS filed with the SEC on July 14, 2023.

>Incorporated by reference to the Company’s offering statement on Form 1-A POS filed with the SEC on August 14, 2023.

>>Incorporated by reference to the Company’s offering statement on Form 1-A POS filed with the SEC on August 18, 2023.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on September 24, 2025.

VV MARKETS, LLC
By:	VINVESTO, Inc., its managing member

By:	/s/ NICK KING
Nick King Chief Executive Officer

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Nick King	Chief Executive Officer and Director of VinVesto, Inc.	September 24, 2025
Nick King	(principal executive officer and principal financial and accounting officer)

VinVesto, Inc.	Managing Member	September 24, 2025

By:	/s/ Nick King
Name: Nick King
Title: Chief Executive Officer